Exhibit 2.5

EXECUTION VERSION

SECURITIES PURCHASE AGREEMENT

by and among

KIRBY CORPORATION,

HIGMAN MARINE, INC.,

ALAMO BARGE LINES LLC,

16530 PENINSULA BLVD. LLC,

EMPTY BARGE LINES, INC.,

EMPTY BARGE LINES II, INC.,

EMPTY BARGE LINES III, INC.,

EBL MARINE I LLC,

EBL MARINE II LLC,

EBL MARINE III LLC,

LARGUS [U.S.], INC.,

THE PERSONS SET FORTH ON EXHIBIT A HERETO AS THE EQUITYHOLDERS OF THE CONSTITUENT COMPANIES AND OF LARGUS [U.S.], INC.,

and

JOHN T. MCMAHAN,

as the EQUITYHOLDERS’ REPRESENTATIVE

Dated: February 4, 2018

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4.20.	Insurance.	42
4.21.	No Brokers.	42
4.22.	Affiliate Agreements.	42
4.23.	Customers.	42
4.24.	Representations and Warranties Regarding Largus.	43
4.25.	Disclaimer.	46

ARTICLE V REPRESENTATIONS AND WARRANTIES OF BUYER		46

5.1.	Organization and Power.	46
5.2.	Authorization and Enforceability.	46
5.3.	No Violation.	47
5.4.	Governmental Authorizations and Consents.	47
5.5.	Litigation.	47
5.6.	Financing.	47
5.7.	Investment Purpose.	47
5.8.	No Brokers.	48
5.9.	No Inducement or Reliance; Independent Assessment.	48

ARTICLE VI COVENANTS		49

6.1.	Conduct of the Constituent Companies.	49
6.2.	Access to Information Prior to the Closing.	51
6.3.	Efforts; Regulatory Filings.	51
6.4.	Employee Matters.	53
6.5.	Indemnification of Directors, Managers and Officers.	55
6.6.	Preservation of Books and Records.	56
6.7.	Public Announcements.	56
6.8.	Commercially Reasonable Efforts.	57
6.9.	Exclusivity.	57
6.10.	Release by Equityholders.	57
6.11.	Tax Matters.	58
6.12.	RWI Policy.	64
6.13.	Certain Agreements.	64

ARTICLE VII CONDITIONS TO CLOSING		65

7.1.	Conditions to All Parties’ Obligations.	65
7.2.	Conditions to the Constituent Companies’, Largus’ and the Equityholders’ Obligations.	65
7.3.	Conditions to Buyer’s Obligations.	66

ARTICLE VIII TERMINATION		67

8.1.	Termination Prior to Closing.	67
8.2.	Effect of Termination.	68

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ARTICLE IX INDEMNIFICATION		68

9.1.	Survival.	68
9.2.	Indemnification of Buyer	69
9.3.	Indemnification of Equityholders	70
9.4.	Calculation of Losses.	70
9.5.	Notice.	71
9.6.	Defense of Claims.	72
9.7.	Indemnity Escrow	73
9.8.	Exclusive Remedy	73

ARTICLE X MISCELLANEOUS		73

10.1.	Equityholders’ Representative.	73
10.2.	Expenses.	75
10.3.	Notices.	75
10.4.	Governing Law.	77
10.5.	Entire Agreement.	77
10.6.	Severability.	77
10.7.	Amendment.	77
10.8.	Effect of Waiver or Consent.	78
10.9.	Parties in Interest; Limitation on Rights of Others.	78
10.10.	Assignability.	78
10.11.	Company Disclosure Schedule.	78
10.12.	Jurisdiction; Court Proceedings; Waiver of Jury Trial.	79
10.13.	No Other Duties.	79
10.14.	Reliance on Counsel and Other Advisors.	79
10.15.	Remedies.	80
10.16.	Specific Performance.	80
10.17.	Counterparts.	80
10.18.	Further Assurance.	80
10.19.	Legal Representation.	81

Exhibits and Schedules

Exhibit A	Equityholders
Exhibit B	Buy Side Representations and Warranties Insurance Declarations Page, Policy Form and Forms of No Claims Declarations

Schedules
Schedule 1.1(a) - Net Working Capital Calculation
Schedule 2.3(b)(vi) - Equipment Sales
Schedule 2.5(a) - Aggregate Cash Consideration Allocation
Buyer Disclosure Schedule
Constituent Company Disclosure Schedule

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SECURITIES PURCHASE AGREEMENT

SECURITIES PURCHASE AGREEMENT, dated as of February 4, 2018 (this “Agreement”), by and among (i) Kirby Corporation, a Nevada corporation (“Buyer”), (ii) Higman Marine, Inc., a Delaware corporation, Alamo Barge Lines LLC, a Delaware limited liability company, 16530 Peninsula Blvd. LLC, a Texas limited liability company, Empty Barge Lines, Inc., a Texas corporation, Empty Barge Lines II, Inc., a Texas corporation, Empty Barge Lines III, Inc., a Texas corporation, EBL Marine I LLC, a Texas limited liability company, EBL Marine II LLC, a Texas limited liability company, and EBL Marine III LLC, a Texas limited liability company (each a “Constituent Company” and collectively, the “Constituent Companies”), (iii) Largus [U.S.], Inc., a Delaware corporation (“Largus”), (iv) the Persons set forth on Exhibit A attached hereto under the column “Name of Equityholder” (each, an “Equityholder”, and collectively, the “Equityholders”), and (v) John T. McMahan, in his capacity as Equityholders’ Representative. Buyer, the Constituent Companies, Largus, the Equityholders, and the Equityholders’ Representative are sometimes referred to herein individually as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, Buyer desires to purchase from the Equityholders, and the Equityholders desire to sell to Buyer, all of the Equityholders’ right, title and interest in and to all of the (i) shares of common stock (the “Constituent Company Common Stock”) of each Constituent Company that is a corporation, (ii) limited liability company interests (the “Constituent Company LLC Interests”) of each Constituent Company that is a limited liability company and (iii) shares of common stock, par value $1.00 per share, of Largus (the “Largus Common Stock”), in each case, set forth opposite such Equityholder’s name under the heading “Acquired Equity Securities” on Exhibit A attached hereto (the Constituent Company Common Stock, the Constituent Company LLC Interests and the Largus Common Stock, collectively, the “Acquired Equity Securities”), upon the terms and subject to the conditions hereinafter set forth.

NOW THEREFORE, in consideration of the premises and the representations, warranties, covenants and agreements contained in this Agreement, intending to be legally bound hereby, and subject to the terms and conditions set forth herein, the Parties hereto agree as follows:

ARTICLE I
Definitions and Rules of Construction

1.1.         Definitions.

 As used in this Agreement, the following terms shall have the meanings set forth below:

“Accounting Arbitrator” has the meaning set forth in Section 2.4(d).

“Acquired Companies” means the Constituent Companies and their Subsidiaries, collectively.

“Acquired Equity Securities” has the meaning set forth in the Recitals.

“Acquisition Proposal” has the meaning set forth in Section 6.9(a).

“Adjustment Escrow Account” has the meaning set forth in Section 2.3(b)(ii).

“Adjustment Escrow Amount” means $1,000,000.

“Adjustment Escrow Release Amount” means (a) the amount then held in the Adjustment Escrow Account minus (b) the Net Negative Purchase Price Adjustment Amount (if any); provided, that if this calculation results in a negative number, the Adjustment Escrow Release Amount shall be deemed to be $0.

“Affiliate” means, (a) as to any Person, any other Person that, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person or (b) as to any Person that is a natural Person, any such Person’s spouse, parents, children and siblings, whether by blood, adoption or marriage, residing in such Person’s home or any trust or similar entity for the benefit of any of the foregoing Persons. For purposes of this definition, “control” of a Person means the power, directly or indirectly, either to (i) vote 10% or more of the securities having ordinary voting power for the election of directors or managers of such Person or (ii) direct or cause the direction of the management and policies of such Person, whether by contract or otherwise. Except as otherwise provided herein, the Constituent Companies and their Subsidiaries and Largus shall be deemed for purposes of this Agreement Affiliates of the Equityholders prior to the Closing and of Buyer from and after the Closing.

“Aggregate Cash Consideration” means $427,000,000.

“Aggregate Estimated Consideration” means (a) the sum of (i) the Aggregate Cash Consideration, plus (ii) the Estimated Closing Cash, plus (iii) the Closing Net Working Capital Adjustment Amount (if a positive number) minus (b) the sum of (i) the Estimated Closing Funded Indebtedness, plus (ii) the Estimated Closing Transaction Expenses, plus (iii) if the Closing Net Working Capital Adjustment Amount is a negative number, the absolute value of the Closing Net Working Capital Adjustment Amount, plus (iv) the Equityholders’ Representative Expense Amount.

“Agreement” has the meaning set forth in the Preamble.

“Allocation” has the meaning set forth in Section 6.11(c)(i).

“Allocation Statement” has the meaning set forth in Section 6.11(c)(i).

“Alternative RWI Policy” has the meaning set forth in Section 6.3(d).

“Ancillary Documents” means the documents, agreements, exhibits, schedules, statements or certificates being executed and delivered in connection with this Agreement and the Contemplated Transactions, including the Escrow Agreement.

“Antitrust Division” means the Antitrust Division of the United States Department of Justice.

“Antitrust Laws” means the Sherman Antitrust Act, as amended, the Clayton Antitrust Act, as amended, the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, the Federal Trade Commission Act, as amended, and all other applicable federal, state, or foreign statutes, rules, regulations, Orders, decrees, administrative and judicial doctrines, and all other applicable Laws that are designed or intended to prohibit, restrict or regulate (i) foreign investment or (ii) actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger and acquisition.

“Applicable Portion” means, with respect to any Equityholder, the percentage set forth opposite such Equityholder’s name under the heading “Applicable Portion” on Exhibit A attached hereto.

“Audited Financial Statements” has the meaning set forth in Section 4.6(a).

“Balance Sheet Date” has the meaning set forth in Section 4.6(a).

“Books and Records” has the meaning set forth in Section 6.6(a).

“Business Day” means any day other than a Saturday, Sunday or day on which banks are closed in New York, New York.

“Business Records” means all data and records of the respective businesses of the Constituent Companies and their Subsidiaries on whatever media and wherever located.
“Buyer” has the meaning set forth in the Preamble.

“Buyer Benefit Plan” has the meaning set forth in Section 6.4(b).

“Buyer Material Adverse Effect” means (i) a material adverse effect on the ability of Buyer to consummate the Contemplated Transactions and fulfill its obligations hereunder or (ii) any fact, event or circumstance that would be reasonably likely to prevent or delay in any material respect the consummation of the Contemplated Transactions.

“Buyer Party” or “Buyer Parties” has the meaning set forth in Section 9.2.

“Buyer Taxes” means any and all Taxes (a) imposed on any of the Acquired Companies for any Post-Closing Tax Period; (b) for a Straddle Period, other than those Taxes attributable to the portion of the Straddle Period ending on and including the Closing Date (as determined in accordance with Section 6.11(d)); (c) resulting from or attributable to a breach by Buyer or any of its Affiliates of any covenant set forth in Section 6.11; (d) resulting from or attributable to transactions occurring on the Closing Date after the Closing that are outside the ordinary course of business of the Acquired Companies, are not contemplated by this Agreement, and are the result of an action taken by Buyer or any Affiliate of Buyer; or (e) that are Transfer Taxes for which Buyer is responsible pursuant to Section 6.11(g); provided, however, that “Buyer Taxes” shall not include any Taxes or Losses that result from a breach of the representation made in Section 4.19(n).

“Cap” has the meaning set forth in Section 9.2.

“Cash” means the aggregate amount of cash and cash equivalents of the Constituent Companies and their Subsidiaries, in each case, determined in accordance with GAAP.

“Claim” has the meaning set forth in Section 9.5(a).

“Closing” has the meaning set forth in Section 2.1.

“Closing Cash” means the aggregate amount of Cash as of 11:59 P.M. on the date immediately prior to the Closing Date.

“Closing Date” has the meaning set forth in Section 2.1.

“Closing Date Net Working Capital” means (a) the sum of the total current assets of the Constituent Companies and their Subsidiaries on a consolidated basis as of 11:59 P.M. on the date immediately prior to the Closing Date minus (b) the sum of the total current liabilities of the Constituent Companies and their Subsidiaries on a consolidated basis as of 11:59 P.M. on the date immediately prior to the Closing Date, each as calculated in accordance with GAAP Consistently Applied and as such calculation is set forth in Schedule 1.1(a); provided, that for purposes of calculating the Closing Date Net Working Capital, current assets shall exclude Cash, current liabilities shall exclude any amounts associated with Transaction Expenses and Indebtedness, and current assets and current liabilities shall exclude all deferred Tax assets and reserves for deferred Tax liabilities established to reflect timing differences between book and Tax income.

“Closing Date Statement” has the meaning set forth in Section 2.3(a)(i).

“Closing Funded Indebtedness” means the aggregate amount of all Funded Indebtedness as of 11:59 P.M. on the date immediately prior to the Closing Date.

“Closing Net Working Capital Adjustment Amount” means the amount equal to (a) the Estimated Closing Date Net Working Capital as shown on the Closing Date Statement, minus (b) the Target Working Capital, expressed as (i) a positive number if the Estimated Closing Date Net Working Capital exceeds the Target Working Capital or (ii) a negative number if the Estimated Closing Date Net Working Capital is less than the Target Working Capital.

“Closing Transaction Expenses” means the aggregate amount of all Transaction Expenses to be paid at the Closing.

“Code” means the Internal Revenue Code of 1986, as amended.

“Combined Group” means any “affiliated group” (as defined in Section 1504(a) of the Code) that, at any time at or before the Closing Date, includes or has included any of the Acquired Companies or any predecessor of any of the Acquired Companies, or any other group of Persons that, at any time at or before the Closing Date, files or has filed Tax Returns on a combined, consolidated or unitary basis with any of the Acquired Companies or any predecessor to any of the Acquired Companies.

“Commercial Software” means commercially-available Software licensed pursuant to a standard license agreement.

“Confidentiality Agreement” means the Confidentiality Agreement, dated September 5, 2017, by and between Higman Marine, Inc. and Kirby Inland Marine, LP.

“Constituent Company” or “Constituent Companies” has the meaning set forth in the Preamble.

“Constituent Company Common Stock” has the meaning set forth in the Recitals.

“Constituent Company Disclosure Schedule” means the disclosure schedule, dated as of the date hereof, delivered by the Constituent Companies to Buyer in connection with the execution and delivery of this Agreement.

“Constituent Company Employees” has the meaning set forth in Section 6.4(a).

“Constituent Company Intellectual Property” means all Intellectual Property owned by the Constituent Companies or any of their Subsidiaries in connection with their respective businesses as currently conducted.

“Constituent Company IP Agreements” means all licenses of Intellectual Property to which the Constituent Companies or any of their Subsidiaries is a Party, other than (a) licenses concerning Commercial Software and (b) non-exclusive licenses to customers granted in the ordinary course of business.

“Constituent Company LLC Interests” has the meaning set forth in the Recitals.

“Constituent Company Material Adverse Effect” means any event, change, development, effect, condition, circumstance, matter, occurrence, or state of fact (“Effect”) that has had or is reasonably expected to have, individually or in the aggregate, a material adverse effect on (a) the business, assets, operations or financial condition of the Constituent Companies and their Subsidiaries taken as a whole or (b) the ability of the Constituent Companies or Equityholders to perform their respective obligations under this Agreement or to consummate the Contemplated Transactions; provided, that none of the following Effects, whether alone or in combination, shall be taken into account in determining whether there has been or may reasonably be expected to be a Constituent Company Material Adverse Effect: (i) any change or development in global or national economic, monetary or financial conditions, including changes or developments in prevailing interest rates, credit markets, securities markets, general economic or business conditions or currency exchange rates, or political or regulatory conditions, (ii) any act of God, natural disasters or calamities, war, armed hostilities or terrorism or any escalation or worsening thereof, (iii) any change or development in any of the industries in which the Constituent Companies or their Subsidiaries operate, (iv) any change in Law or applicable accounting regulations or principles or the interpretation or enforcement of either, (v) the negotiation, execution, delivery, performance, or public announcement of this Agreement and the Contemplated Transactions, including any termination of, reduction in or similar negative impact on relationships, contractual or otherwise, with any customers, suppliers, distributors, partners or employees of the Constituent Companies and their Subsidiaries, (vi) any change resulting from any action taken or failed to be taken by the Constituent Companies or its Affiliates at the request of Buyer, (vii) any action taken by the Constituent Companies, or which the Constituent Companies should cause to be taken by any of their Subsidiaries, in each case which is required or permitted by or resulting from or arising in connection with this Agreement, (viii) any existing Effect of which Buyer has knowledge as of the date hereof, or (ix) any failure of the Constituent Companies or any of their Subsidiaries to meet, with respect to any period or periods, any internal or industry analyst projections, forecasts, estimates of earnings or revenues, or business plans (it being understood that the facts and circumstances giving rise or contributing to any such failure may, unless otherwise excluded by another clause in this definition of “Constituent Company Material Adverse Effect,” be taken into account in determining whether a “Constituent Company Material Adverse Effect” has occurred or could be reasonably be expected to occur), so long as in the case of clauses (i), (iii) and (iv) such Effects do not materially and adversely affect the Constituent Companies and their Subsidiaries in a materially disproportionate manner relative to other participants in the industry in which the Constituent Companies and their Subsidiaries operate. For the avoidance of doubt, a Constituent Company Material Adverse Effect shall be measured only against past performance of the Constituent Companies and their Subsidiaries, and not against any forward looking statements, financial projections or forecasts of the Constituent Companies and their Subsidiaries.

“Constituent Company Personnel Contract” has the meaning set forth in Section 4.18(a).

“Constituent Company Real Property” means all real property or material interests in real property owned, leased or subleased by a Constituent Company or any of its Subsidiaries as of the date hereof.

“Constituent Company Related Person” has the meaning set forth in Section 4.22.

“Contemplated Transactions” means the transactions contemplated by this Agreement and the Ancillary Documents.

“Contract” means any written agreement, license, contract, arrangement, understanding, obligation or commitment to which a Party is bound, in each case, other than purchase orders.

“Covered Employees” has the meaning set forth in Section 6.1(a) of the Constituent Company Disclosure Schedule.

“D&O Indemnified Parties” has the meaning set forth in Section 6.5(a).

“Deductible” has the meaning set forth in Section 9.2.

“EBL Companies” means Empty Barge Lines, Inc., a Texas corporation; Empty Barge Lines II, Inc., a Texas corporation; Empty Barge Lines III, Inc., a Texas corporation; EBL Marine I LLC, a Texas limited liability company; EBL Marine II LLC, a Texas limited liability company; and EBL Marine III LLC, a Texas limited liability company.

“Employee Representative” has the meaning set forth in Section 4.17(c).

“Environmental Laws” means all applicable federal, state or local Laws governing Environmental Matters, including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act, as amended by the Superfund Amendments and Reauthorization Act, 42 U.S.C. Sec. 9601 et seq., the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act, 42 U.S.C. Sec. 6901 et seq., the Federal Water Pollution Control Act, as amended by the Clean Water Act, 33 U.S.C. Sec. 1251 et seq., the Clean Air Act, 42 U.S.C. Sec.7401 et seq., the Toxic Substances Control Act, 15 U.S.C. Sec. 2601 et seq., the Oil Pollution Act, 33 U.S.C. Sec. 2701 et seq., and any similar state or local statutes.

“Environmental Matters” means any matters arising out of or relating to pollution, protection of the environment or the use, generation, transport, treatment, storage, or disposal of any Hazardous Substance.

“Environmental Permits” has the meaning set forth in Section 4.13(b).

“Equity Securities” of any Person means any and all shares of capital stock, partnership interests, membership interests, other equity interests or options of such Person, and all securities exchangeable for or convertible or exercisable into, any of the foregoing.

“ERISA” means the Employee Retirement Income Security Act of 1974, as the same may be amended from time to time, as well as any rules and regulations promulgated thereunder and any corresponding provisions of subsequent superseding federal Laws relating to retirement matters, as from time to time in effect.

“ERISA Affiliate” means all employers (whether or not incorporated) that would be treated together with any Constituent Company or any of its Subsidiaries as a “single employer” within the meaning of Section 414 of the Code.

“Equityholder(s)” has the meaning set forth in the Preamble.

“Equityholder Material Adverse Effect” means a material adverse effect on the ability of an applicable Equityholder to consummate the Contemplated Transactions and to timely fulfill such Equityholder’s obligations hereunder.

“Equityholder Parties” has the meaning set forth in Section 9.3.

“Equityholders Cap” has the meaning set forth in Section 9.3.

“Equityholders Deductible” has the meaning set forth in Section 9.3.

“Equityholders’ Representative” has the meaning set forth in Section 10.1(a).

“Equityholders’ Representative Expense Amount” means $500,000.

“Equityholders’ Representative Expenses” has the meaning set forth in Section 10.1(e).

“Escrow Agent” means JPMorgan Chase Bank, N.A.

“Escrow Agreement” has the meaning set forth in Section 2.3(b)(ii).

“Estimated Closing Cash” has the meaning set forth in Section 2.3(a)(i).

“Estimated Closing Date Net Working Capital” has the meaning set forth in Section 2.3(a)(i).

“Estimated Closing Funded Indebtedness” has the meaning set forth in Section 2.3(a)(i).

“Estimated Closing Transaction Expenses” has the meaning set forth in Section 2.3(a)(i).

“Financing” means any offering of any debt or equity securities by Buyer or its Affiliates after the date hereof.

“Final Closing Cash” has the meaning set forth in Section 2.4(d).

“Final Closing Date Net Working Capital” has the meaning set forth in Section 2.4(d).

“Final Closing Funded Indebtedness” has the meaning set forth in Section 2.4(d).

“Final Closing Transaction Expenses” has the meaning set forth in Section 2.4(d).

“Final Purchase Price Adjustment Statement” has the meaning set forth in Section 2.4(d).

“Financial Statements” has the meaning set forth in Section 4.6(a).

“Fried Frank” has the meaning set forth in Section 10.19.

“FTC” means the United States Federal Trade Commission.

“Fundamental Representations” has the meaning set forth in Section 9.1.

“Funded Indebtedness” means the aggregate Indebtedness (other than Indebtedness included in sections (c) and (d) of the definition of Indebtedness) of the Constituent Companies and their Subsidiaries (including principal, interest, prepayment penalties or fees, premiums, breakage amounts or other amounts payable in connection with prepayment), that remains unpaid as of the close of business on the date immediately prior to the Closing Date, which would be required to be repaid in full in order to terminate all obligations under any such Indebtedness of the Constituent Companies and any of their Subsidiaries outstanding as of the close of business on the date immediately prior to the Closing Date.

“GAAP” means United States generally accepted accounting principles and practices in effect from time to time.

“GAAP Consistently Applied” has the meaning set forth in Section 2.4(b).

“Governmental Authority” means any nation or government, any supranational, foreign or domestic federal, state, county, municipal or other political instrumentality or subdivision thereof and any supranational, foreign or domestic entity or body exercising executive, legislative, judicial, regulatory, administrative or taxing functions of or pertaining to government, including any court.

“Governmental Consents” has the meaning set forth in Section 3.5.

“Hazardous Substances” means any material, substance or waste defined or regulated as hazardous or toxic under any Environmental Law, as applicable.

“Higman Marine, Inc. Combined Group” means any Combined Group of which Higman Marine, Inc. is or was the common parent.

“Indebtedness” means all indebtedness, principal, interest, premiums, penalties or other obligations of the Constituent Companies or any of their Subsidiaries (a) for borrowed money, (b) evidenced by bonds, debentures, notes or other similar instruments or debt securities, (c) for the deferred purchase price of property or services other than accounts payable in the ordinary course of business and consistent with past practice, (d) as lessee or lessees under leases that have been, in accordance with GAAP, recorded as capital leases, (e) reimbursement obligations under letters of credit or similar credit transactions, (f) obligations under any interest rate or currency swap or other hedging transaction, and (g) for Indebtedness of the type referred to in clauses (a) through (f) above guaranteed directly or indirectly in any manner by the Constituent Companies or any of their Subsidiaries; provided, that Indebtedness shall not include (i) accounts payable to trade creditors and accrued expenses to the extent included as a current liability in the calculation of the Closing Date Net Working Capital, (ii) the endorsement of negotiable instruments for collection in the ordinary course of business, (iii) indebtedness owing from any Constituent Companies to any of its wholly-owned Subsidiaries or from any of the Subsidiaries of a Constituent Company to such Constituent Companies, (iv) any obligations relating to the Pension Plan or (v) obligations under letters of credit or similar instruments to the extent undrawn.

“Indemnified Party” has the meaning set forth in Section 9.4(b).

“Indemnifying Parties” has the meaning set forth in Section 9.5(a).

“Indemnity Escrow Account” has the meaning set forth in Section 2.3(b)(iii).

“Indemnity Escrow Amount” means $3,000,000.

“Intellectual Property” means (a) patents and patent applications, (b) trademarks, service marks, trade names and trade dress, together with the goodwill connected with the use thereof and symbolized thereby, (c) copyrights, (d) registrations and applications for registration of any of the foregoing in (a)-(c), and (e) trade secrets.

“IRS” has the meaning set forth in Section 4.18(b).

“Joint Direction” means joint written instructions of Buyer and the Equityholders’ Representative instructing, as applicable, the Escrow Agent or Escrow Agent to make a payment out of the Adjustment Escrow Account or the Indemnity Escrow Account, respectively.

“Knowledge of Buyer” means the knowledge of any of the following personnel of Buyer after reasonable inquiry within the scope of their employment responsibilities: David W. Grzebinski; Amy D. Husted; Ronald A. Dragg; Mark R. Buese.

“Knowledge of the Constituent Companies” means the knowledge of any of the following personnel of the Constituent Companies after reasonable inquiry within the scope of their employment responsibilities: John T. McMahan; Mac McDaniel; George Thomas; Gretchen Carraway.

“Knowledge of Largus” means the knowledge of any of the following personnel of Largus after reasonable inquiry within the scope of their employment responsibilities: Erik Salen.

“Largus” has the meaning set forth in the Preamble.

“Largus Common Stock” has the meaning set forth in the Recitals.

“Largus Seller” means Largus AB, a private limited liability company incorporated in Sweden.

“Largus Taxes” means any and all Taxes (a) imposed on Largus for any Pre-Closing Tax Period and for the portion of any Straddle Period ending on and including the Closing Date (determined in accordance with Section 6.11(d)); (b) for which Largus is liable as a result of having been a member of an “affiliated group” (as defined in Section 1504(a) of the Code) on or prior to the Closing Date, including pursuant to Treasury Regulation Section 1.1502-6 or similar provisions of state, local or foreign Law; (c) resulting from or attributable to (i) a breach of any representation or warranty set forth in Section 4.24(h) (determined without regard to any “materiality” or “Knowledge” qualifiers or any scheduled items) or (ii) a breach by Largus, Seller or the Equityholders’ Representative of any covenant set forth in Section 6.11; (d) of any other Person for any Pre-Closing Tax Period for which Largus is or has been liable as a transferee or successor, by contract or otherwise; or (e) that are Transfer Taxes relating to Largus for which the Equityholders are responsible pursuant to Section 6.11(g).

“Laws” means all laws, Orders, statutes, codes, regulations, ordinances, orders, decrees, rules, or other requirements with similar effect of any Governmental Authority.

“Leased Real Property” has the meaning set forth in Section 4.9(a).

“Liability” means any material direct or indirect debts, obligations or liabilities of any nature, whether absolute, accrued, contingent, liquidated or otherwise, and whether due or to become due, asserted or unasserted that are required to be set forth on a balance sheet in accordance with GAAP.

“Lien” means any lien, security interest, pledge or other similar encumbrance.

“Litigation” has the meaning set forth in Section 4.16.

“Losses” has the meaning set forth in Section 9.2.

“Material Contracts” has the meaning set forth in Section 4.11(a).

“Net Negative Purchase Price Adjustment Amount” has the meaning set forth in Section 2.4(f).

“Net Positive Purchase Price Adjustment Amount” has the meaning set forth in Section 2.4(e).

“Objection Dispute” has the meaning set forth in Section 2.4(c).

“Orders” means all judgments, orders, writs, injunctions, decisions, rulings, decrees and awards of any Governmental Authority.

“Partnership” has the meaning set forth in Section 4.19(k).

“Partnership Constituent Companies” means Alamo Barge Lines LLC, a Delaware limited liability company, 16530 Peninsula Blvd. LLC, a Texas limited liability company, EBL Marine I LLC, a Texas limited liability company, EBL Marine II LLC, a Texas limited liability company, and EBL Marine III LLC, a Texas limited liability company.

“Party” or “Parties” has the meaning set forth in the Preamble.

“Payoff Letters” means letters from each Person to whom any Funded Indebtedness is owed by any of the Constituent Companies or any of their respective Subsidiaries (i) specifying the total amount of Indebtedness owed to such Person by the Constituent Companies or any of their respective Subsidiaries to be repaid at Closing, (ii) stating that payment of such amount will constitute the payment in full of all outstanding Indebtedness owed to such Person by the Constituent Companies or any of their respective Subsidiaries, (iii) providing for the termination, upon payment of the amount specified in such letter, of all obligations of the Constituent Companies and their respective Subsidiaries under any documents related to Indebtedness owed to such Person and (iv) providing for the automatic release, upon payment of the amount specified in such letter, of all Liens securing any such obligation of the Constituent Companies or any of their respective Subsidiaries to such Person and all guaranties supporting such Indebtedness of the Constituent Companies or any of their respective Subsidiaries to such Person.

“PBGC” has the meaning set forth in Section 4.18(b).

“Pension Plan” means the Higman Marine, Inc. Pension Plan.

“Permits” has the meaning set forth in Section 4.12(b).

“Permitted Business” means any business conducted by the Constituent Companies or any of their Subsidiaries on the date hereof and the ownership or operation of Vessels and any activities within the marine tank barge and logistics business or any other business which, in the good faith judgment of the Constituent Companies and their Subsidiaries, is reasonably related, ancillary, supplementary or complementary thereto, or a reasonable extension, development or expansion of any business in which the Constituent Companies and their Subsidiaries are engaged on the date hereof.

“Permitted Lien” means any (i) Lien in respect of Taxes not yet due and delinquent (or which may be paid without interest or penalties) or the validity or amount of which is being contested in good faith by appropriate proceedings disclosed in Section 4.19 of the Constituent Company Disclosure Schedule and with respect to which adequate reserves have been established in the Unaudited Financial Statements, (ii) mechanics’, carriers’, workmen’s, repairmen’s, landlords’, warehousemans’ or other like Liens arising or incurred in the ordinary course of business, (iii) with respect to leasehold interests, mortgages and other liens incurred, created, assumed or permitted to exist and arising by, through or under a landlord or owner of the Leased Real Property, (iv) zoning, entitlement, conservation restriction and other land use and environmental regulations promulgated by Governmental Authorities, (v) easements, conditions, covenants, restrictions, rights of way, or other similar encumbrances on Constituent Company Real Property, including those identified on title policies or preliminary title reports, (vi) matters that would be disclosed by an accurate survey or inspection of any Constituent Company Real Property, (vii) limitations on the rights of the Constituent Companies under any Material Contract that are expressly set forth in such contract, (viii) Liens granted to any lender at the Closing in connection with any financing by Buyer of the Contemplated Transactions, (ix) Liens that are released at or prior to the Closing, (x) Liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business, (xi) Liens involving restrictions on transfer of Equity Securities arising under the organizational documents of the issuer of such Equity Securities, including the Stockholders Agreement, or under federal or state securities Laws, (xii) Liens arising from Uniform Commercial Code financing statements filings or other applicable similar filings regarding operating leases and vessel charters entered into by the Constituent Companies or any of their Subsidiaries in the ordinary course of business, (xiii) Liens incurred in the ordinary course of business of the Constituent Companies or any of their Subsidiaries arising from Vessel chartering, drydocking, maintenance, repair, refurbishment or replacement, the furnishing of supplies and bunkers to Vessels and Related Business Assets in respect of Vessels, repairs and improvements to Vessels and Related Business Assets in respect of the Vessels, including ports, masters’, officers’ or crews’ wages and maritime Liens and any other Liens (other than Liens in respect of Indebtedness) incurred in the ordinary course of operations of a Vessel, (xiv) Liens for general average and salvage and (xv) any other Lien which would not reasonably be expected to materially detract from the value of, or materially impair the existing use of, the property or assets affected by the applicable Lien.

“Person” means any individual, person, entity, general partnership, limited partnership, limited liability partnership, limited liability company, corporation, joint venture, trust, business trust, cooperative, association, foreign trust or foreign business organization.

“Plan” or “Plans” has the meaning set forth in Section 4.18(a).

“Post-Closing Tax Period” means a Tax period or portion thereof beginning after the Closing Date, including the portion of any Straddle Period that begins on the day after the Closing Date.

“Pre-Closing Equityholder Tax Returns” shall have the meaning set forth in Section 6.11(e)(ii).

“Pre-Closing Tax Matter” shall have the meaning set forth in Section 6.11(k)(i).

“Pre-Closing Tax Period” means a Tax period or portion thereof ending on or before the Closing Date, including the portion of any Straddle Period that ends on the Closing Date.

“Property Tax” has the meaning set forth in Section 6.11(d)(ii).

“Purchase Price Adjustment Statement” has the meaning set forth in Section 2.4(a).

“Real Property Leases” has the meaning set forth in Section 4.9(a).

“Related Business Asset” means any assets used, established or maintained or used in a Permitted Business, including without limitation (i) any insurance policies and contracts from time to time in force with respect to a Vessel, (ii) the Equity Securities of any Constituent Company or any of their respective Subsidiaries owning a Vessel and related assets, (iii) any requisition compensation payable in respect of any compulsory acquisition of a Vessel, (iv) any earnings derived from the use or operation of a Vessel and/or any earnings account with respect to such earnings, (v) any charters, operating leases, contracts of affreightment, purchase options and related agreements entered and any security or guarantee in respect of the charterer’s or lessee’s obligations under such charter, lease, purchase option or agreement, (vi) any cash collateral account established with respect to a Vessel pursuant to the financing arrangement with respect thereto, (vii) any building, conversion or repair contracts relating to a Vessel and any security or guarantee in respect of the builder’s obligations under such contract, (viii) any security interest in, or agreement or assignment relating to, any of the foregoing or any mortgage in respect of a Vessel and any asset reasonably related, ancillary or complementary thereto, and (ix) storage tanks and terminals, salvage, port facilities and services, pipelines and loading and discharging facilities and drying and conditioning facilities and equipment related thereto (including any investment in real estate in respect of the foregoing).

“RWI Conditions to Effectiveness” has the meaning set forth in Section 7.1(b).

“RWI Costs” means the premium and other expenses charged by the RWI Insurer in connection with obtaining the RWI Policy including any fees or expenses incurred by the RWI Insurer that are required to be reimbursed by the Buyer, together, for the avoidance of doubt, with all brokerage, premium taxes and stamping fees charged to Buyer, but excluding underwriting fees. For purposes of Section 2.3(b)(v), RWI Costs shall be deemed to equal RWI Costs paid prior to the Closing plus the amount shown in an invoice from the RWI Insurer or broker showing all RWI Costs to be paid at or after the Closing.

“RWI Excluded Matter” means any matter falling within the scope of indemnification under Section 9.2 but which: (a) is outside the scope of the insuring agreement under the RWI Policy; (b) is excluded by the terms and conditions of the RWI Policy; or (c) results in Losses in excess of the available limits of the RWI Policy, but only to the extent of such excess Losses.

“RWI Insurer” means certain underwriters at Lloyd’s as stated on the declarations page attached to the RWI Policy, acting through CFC Underwriting Limited.

“RWI Parallel Claim” has the meaning set forth in Section 9.5(b).

“RWI Parallel Claim Excess Amount” has the meaning set forth in Section 9.5(b).

“RWI Policy” means a Buyer-Side Representations and Warranties Insurance Policy issued by the RWI Insurer to the Buyer in the form attached as Exhibit B, subject only to such ministerial revisions as are necessary to the finalization and effectiveness of the policy.

“S Corporation Constituent Companies” means Empty Barge Lines, Inc., a Texas corporation, Empty Barge Lines II, Inc., a Texas corporation, and Empty Barge Lines III, Inc., a Texas corporation.

“Section 2 of the Merchant Marine Act of 1916” means 46 U.S.C. Sec. 50501, as amended, together with the rules and regulations promulgated thereunder.

“Seller Taxes” means any and all Taxes (a) imposed on any of the Acquired Companies for any Pre-Closing Tax Period and for the portion of any Straddle Period ending on and including the Closing Date (determined in accordance with Section 6.11(d)); (b) for which any of the Acquired Companies is liable as a result of having been a member of a Combined Group on or prior to the Closing Date, including pursuant to Treasury Regulation Section 1.1502-6 or similar provisions of state, local or foreign Law; (c) resulting from or attributable to (i) a breach of any representation or warranty set forth in Section 4.19(k), (l), (m) or (n) (determined without regard to any “materiality” or “Knowledge” qualifiers or any scheduled items) or (ii) a breach by the Equityholders or the Equityholders’ Representative of any covenant set forth in Section 6.11; (d) of any other Person for any Pre-Closing Tax Period for which any of the Acquired Companies is or has been liable as a transferee or successor, by contract or otherwise; or (e) that are Transfer Taxes for which the Equityholders are responsible pursuant to Section 6.11(g).

“Securities Act” means the Securities Act of 1933, as amended.

“Software” means computer software and databases, together with, as applicable, object code, source code, firmware and embedded versions thereof and documentation related thereto.

“Specified Employees” has the meaning set forth in Section 6.13(b).

“Statement” has the meaning set forth in Section 6.11(e)(i).

“Stockholders Agreement” means that certain Stockholders Agreement of Lasco Energy Inc., dated as of December 17, 1986, by and among Largus Exploration, Inc., George H. Thomas and John T. McMahan.

“Straddle Period” means any Tax period beginning on or before and ending after the Closing Date.

“Subsidiary” means, with respect to any Person, any corporation or other organization, whether incorporated or unincorporated, (a) of which such Person or any other Subsidiary of such Person is a general partner (excluding partnerships, the general partnership interests of which held by such Person or any Subsidiary of such Person do not have a majority of the voting interests in such partnership), or (b) at least a majority of the Equity Securities of which having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such Person or by any one or more of their Subsidiaries, or by such Person and one or more of their Subsidiaries.

“Target Working Capital” means $4,000,000.

“Tax” or “Taxes” means (i) any and all federal, state, local and foreign taxes or similar assessments, governmental charges, duties, impositions and liabilities imposed by any Taxing Authority, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, environmental, recapture, employment, disability, occupancy, excise and property taxes or other tax of any kind whatsoever, whether disputed or not, together with all interest, penalties and additions imposed with respect thereto; (ii) any liability for the payment of any item described in clause (i) as a result of being a member of an affiliated, consolidated, combined or unitary group for any period, including pursuant to Treasury Regulations section 1.1502-6 or any analogous or similar state, local or foreign Law; (iii) any liability for the payment of any item described in clause (i) or (ii) as a result of any express or implied obligation to indemnify any other Person or as a result of any obligations under any agreements or arrangements with any other Person with respect to such item; or (iv) any successor liability for the payment of any item described in clause (i), (ii) or (iii) of any other Person, including by reason of being a party to any merger, consolidation, conversion or otherwise.

“Tax Representations” has the meaning set forth in Section 9.1.

“Tax Proceeding” means any audit, examination, contest, dispute, claim, adjustment, litigation or other proceeding with respect to Taxes.

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement filed or to be filed with a Taxing Authority relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Taxing Authority” means, with respect to any Tax, the Governmental Authority or political subdivision thereof that imposes such Tax, and the agency (if any) charged with the collection of such Tax for such Governmental Authority or subdivision, including the IRS.

“Treasury Regulations” means the income Tax regulations, including temporary regulations, promulgated under the Code.

“Termination Date” has the meaning set forth in Section 8.1(d).

“Top Customers” has the meaning set forth in Section 4.23.

“Transaction Expenses” means all out-of-pocket fees and expenses incurred by the Constituent Companies and their Subsidiaries in connection with the Contemplated Transactions, including, but not limited to, (a) the fees and expenses of investment bankers, legal counsel, accountants and other advisors, (b) all fees, costs and expenses incurred in connection with or by virtue of the negotiation, preparation and review of this Agreement (including the Exhibits and the Constituent Company Disclosure Schedule hereto) and all Ancillary Documents and (c) all transaction-related bonuses (but, for the avoidance of doubt, not regular performance bonuses), or change-in-control payments payable to employees or other service providers of the Constituent Companies and their Subsidiaries that become payable solely as a result of the Contemplated Transactions and are paid upon consummation of the Contemplated Transactions, including the employer portion of any payroll or employment Taxes due with respect to such bonuses or payments described in this clause (c). Transaction Expenses shall not include (i) any of the foregoing paid prior to the Closing, (ii) any liabilities included in Closing Date Net Working Capital and (iii) any Indebtedness.

“Transfer Taxes” has the meaning set forth in Section 6.11(g).

“U.S. Coastwise Trade” means the carriage or transport of merchandise and/or other materials and/or passengers in the coastwise trade of the United States of America within the meaning of Chapter 551 of Title 46 of the United States Code.

“Unaudited Financial Statements” has the meaning set forth in Section 4.6(a).

“Vessel” means a vessel owned, leased or operated by a Constituent Company or any of its Subsidiaries, including towboats, tugs and barges, and used or held for use in the conduct of the business as presently conducted or presently proposed to be conducted as of the date hereof.

“WARN” means the Workers Adjustment and Retraining Notification Act of 1988 or any similar state statute.

1.2.         Rules of Construction.

Unless the context otherwise requires:

(a)           a capitalized term has the meaning assigned to it;

(b)           an accounting term not otherwise defined has the meaning assigned to it in accordance with GAAP;

(c)           references in the singular or to “him,” “her,” “it,” “itself,” or other like references, and references in the plural or the feminine or masculine reference, as the case may be, shall also, when the context so requires, be deemed to include the plural or singular, or the masculine or feminine reference, as the case may be;

(d)           references to Articles, Sections, Schedules and Exhibits shall refer to articles, sections, schedules and exhibits of this Agreement, unless otherwise specified;

(e)           the headings in this Agreement are for convenience and identification only and are not intended to describe, interpret, define or limit the scope, extent or intent of this Agreement or any provision thereof;

(f)            this Agreement shall be construed without regard to any presumption or other rule requiring construction against the Party that drafted and caused this Agreement to be drafted;

(g)           all monetary figures shall be in United States dollars unless otherwise specified;

(h)           if any period expires on a day which is not a Business Day or any event or condition is required by the terms of this Agreement to occur or be fulfilled on a day which is not a Business Day, such period shall expire or such event or condition shall occur or be fulfilled, as the case may be, on the next succeeding Business Day;

(i)            references to “including” in this Agreement shall mean “including, without limitation,” whether or not so specified; and

(j)            the word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other theory extends and such phrase shall not mean “if.”

ARTICLE II
Purchase and Sale

2.1.         Closing.

Subject to the terms and conditions of this Agreement, the closing of the Contemplated Transactions (the “Closing”) shall take place remotely via email exchange of .pdf or otherwise scanned documents and signature pages, (i) at 10:00 a.m. Eastern Time on the earlier of (x) March 21, 2018, or (y) the seventh (7th) Business Day following the consummation of the Financing; provided, in each case, that the last of the conditions to the obligations of the Parties set forth in Article VII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions) shall have been satisfied or waived in accordance with this Agreement or, if at such time the conditions to the obligations of the Parties set forth in Article VII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions) shall not have been satisfied or waived in accordance with this Agreement, three (3) Business Days after the day on which the last of the conditions to the obligations of the Parties set forth in Article VII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions) shall have been satisfied or waived in accordance with this Agreement, or (ii) at such other date, place and time as Buyer, the Constituent Companies, Largus and the Equityholders’ Representative shall otherwise mutually agree. The date on which the Closing actually occurs in compliance with this Section 2.1 is the “Closing Date”.

2.2.         Purchase and Sale.

Subject to the terms and conditions set forth in this Agreement, at the Closing, Buyer shall purchase from the Equityholders, and the Equityholders shall sell, transfer and assign to Buyer, all of the Acquired Equity Securities.

2.3.         Payments and Deliveries at the Closing.

(a)          At least three (3) Business Days prior to the Closing Date, the Constituent Companies shall:

(i)          deliver to Buyer a written statement (the “Closing Date Statement”) setting forth in reasonable detail the Constituent Companies’ good faith estimate of (1) the Closing Date Net Working Capital (the “Estimated Closing Date Net Working Capital”), (2) the Closing Cash (the “Estimated Closing Cash”), (3) the Closing Funded Indebtedness (the “Estimated Closing Funded Indebtedness”), (4) the Closing Transaction Expenses (the “Estimated Closing Transaction Expenses”), and (5) the Equityholders’ Representative Expense Amount.

(ii)         notify Buyer in writing of the respective amounts and bank accounts to which each of the amounts payable pursuant to Section 2.3(b)(i) through Section 2.3(b)(vi) shall be paid. Any payments required to be made by Buyer pursuant to this Article II shall be made by wire transfer of immediately available funds unless otherwise designated by the payee thereof.

(b)          At the Closing, Buyer shall make the following payments:

(i)          to the account of each Person to whom any Funded Indebtedness is owed, on behalf of the Constituent Companies, an amount equal to the portion of the Funded Indebtedness owing to such Person in each case as set forth in pay-off letters provided to Buyer;

(ii)         to an account designated by the Escrow Agent, an amount equal to the Adjustment Escrow Amount, which amount shall be held by the Escrow Agent pursuant to an escrow agreement in a form to be mutually agreed by the Buyer and the Equityholders’ Representative (the “Escrow Agreement”) in a separate account (the “Adjustment Escrow Account”);

(iii)        to an account designated by the Escrow Agent, an amount equal to the Indemnity Escrow Amount, which amount shall be held by the Escrow Agent pursuant to the Escrow Agreement in a separate account (the “Indemnity Escrow Account”);

(iv)        to the account of each Person to whom Transaction Expenses are owed, an amount equal to the portion of the Estimated Closing Transaction Expenses owing to such Person;

(v)         to an account designated by the Equityholders’ Representative, the Equityholders’ Representative Expense Amount; and

(vi)        to the account of each Equityholder in consideration for such Equityholder’s Acquired Equity Securities, an amount equal to such Equityholder’s Applicable Portion of (a) the Aggregate Estimated Consideration minus (b) the sum of (w) the Adjustment Escrow Amount, (x) the Indemnity Escrow Amount, (y) one-half of the RWI Costs and (z) any amounts previously paid by Buyer or any third party, as applicable, to the Constituent Companies to purchase the equipment set forth on Schedule 2.3(b)(vi).

(c)          At or prior to the Closing, the Constituent Companies will deliver to Buyer:

(i)          a termination agreement, in the form as reasonably agreed between the Equityholders’ Representative and Buyer, terminating the Stockholders Agreement; and

(ii)         resignation letters, dated as of the Closing Date, of the officers and directors of the Constituent Companies, their Subsidiaries and Largus as requested by Buyer no later than five (5) Business Days prior to the Closing Date.

(d)          At or prior to Closing, each Equityholder will deliver or cause to be delivered to the Constituent Companies or Largus, as applicable, and the Constituent Companies, or Largus, as applicable, will deliver to Buyer:

(i)          in the case of holders of Constituent Company Common Stock or Largus Common Stock, the stock certificates representing the shares of Constituent Company Common Stock or Largus Common Stock, as applicable, duly endorsed for transfer or accompanied by a duly executed stock power in proper form for transfer, or alternatively, if any such stock certificate shall have been lost, stolen or destroyed, such Equityholder will deliver or cause to be delivered to the Constituent Companies or Largus, as applicable, and the Constituent Companies or Largus, as applicable, will deliver to Buyer, an affidavit of that fact by the Person claiming such stock certificate to be lost, stolen or destroyed in form and substance reasonably acceptable to the Constituent Companies or Largus, as applicable; and

(ii)         in the case of holders of Constituent Company LLC Interests, an assignment agreement duly executed in blank, or such other instruments or documentation reasonably evidencing the assignment and conveyance of all of such Equityholder’s membership interests in each respective limited liability company to Buyer, and resigning and withdrawing as a member of each such limited liability company.

(e)          At the Closing, each Equityholder (other than Largus Seller) will deliver or cause to be delivered to the Constituent Companies, and the Constituent Companies will deliver to Buyer, a statement, in a form reasonably satisfactory to Buyer, executed by such Equityholder pursuant to Section 1.1445-2(b)(2) of the Treasury Regulations certifying that such Equityholder is not a foreign person.

(f)           At the Closing, Largus will deliver to Buyer (i) a notice to the IRS conforming to the requirements of Treasury Regulation Section 1.897-2(h)(2), in a form reasonably satisfactory to Buyer, dated as of the Closing Date and executed by a duly authorized signatory of Largus, and (ii) a statement, in a form reasonably satisfactory to Buyer, dated as of the Closing Date, executed by a duly authorized signatory of Largus, certifying that the Largus Common Stock is not a U.S. real property interest, and conforming to the requirements of Treasury Regulation Sections 1.1445-2(c)(3) and 1.897-2(h).

2.4.         Purchase Price Adjustment.

(a)          Within forty-five (45) days after the Closing Date, Buyer shall prepare and deliver to the Equityholders’ Representative a written statement (the “Purchase Price Adjustment Statement”) setting forth Buyer’s good faith calculation of the Closing Date Net Working Capital, the Closing Cash, the Closing Funded Indebtedness and the Closing Transaction Expenses together with such schedules and data with respect to the determination thereof as may be appropriate to support the calculations set forth in the Purchase Price Adjustment Statement.

(b)          Following the delivery of the Purchase Price Adjustment Statement, Buyer shall provide the Equityholders’ Representative and its representatives with reasonable access to the Business Records and relevant personnel and properties of the Constituent Companies to verify the accuracy of such amounts, all to the extent deemed reasonably necessary by the Equityholders’ Representative. For the purposes of this Agreement, the Closing Date Net Working Capital shall be calculated in accordance with this Agreement (including the calculations set forth on Section 1.1(a) of the Constituent Company Disclosure Schedule) and with GAAP applied using the same accounting methods, policies, practices and procedures, with consistent classifications, judgments and estimation methodology, as were used in the preparation of the Financial Statements; provided, that if Section 1.1(a) of the Constituent Company Disclosure Schedule is inconsistent with GAAP, this Agreement and/or Section 1.1(a) of the Constituent Company Disclosure Schedule (as applicable) shall control (“GAAP Consistently Applied”).

(c)          If the Equityholders’ Representative disagrees with the calculation of any of the items set forth in the Purchase Price Adjustment Statement, the Equityholders’ Representative shall notify Buyer in writing of such disagreement (an “Objection Dispute”) within forty-five (45) days after receipt of the Purchase Price Adjustment Statement by the Equityholders’ Representative. Any Objection Dispute shall specify in reasonable detail the nature of any disagreement so asserted, and include all supporting schedules, analyses, working papers and other documentation. If the Equityholders’ Representative fails to deliver written notice of an Objection Dispute to Buyer within forty-five (45) days after delivery of the Purchase Price Adjustment Statement to the Equityholders’ Representative, the Purchase Price Adjustment Statement shall be deemed final and binding on Buyer, the Constituent Companies, the Equityholders’ Representative and the Equityholders for purposes of this Agreement.

 (d)         If the Equityholders’ Representative timely delivers a notice of an Objection Dispute pursuant to Section 2.4(c), Buyer and the Equityholders’ Representative shall negotiate in good faith to resolve any Objection Dispute and any resolution agreed to in writing by Buyer and the Equityholders’ Representative shall be final and binding upon the Parties. If Buyer and the Equityholders’ Representative are unable to resolve all Objection Disputes within twenty (20) days of delivery of written notice of such Objection Disputes by the Equityholders’ Representative to Buyer, then the disputed matters shall, at the request of either the Equityholders’ Representative or Buyer, be referred for final determination to an Accounting Arbitrator from an accounting firm of national standing, that has no material relationships with any of the Parties, jointly selected by Buyer and the Equityholders’ Representative (the “Accounting Arbitrator”) within fifteen (15) days thereafter. If Buyer and the Equityholders’ Representative are unable to agree upon an Accounting Arbitrator within such time period, then the Accounting Arbitrator shall be an accounting firm of national standing designated by the American Arbitration Association in New York, New York. The Accounting Arbitrator shall only consider those items and amounts set forth on the Purchase Price Adjustment Statement as to which Buyer and the Equityholders’ Representative have disagreed within the time periods and amounts and on the terms specified in Section 2.4(c) and this Section 2.4(d) and must resolve all unresolved Objection Disputes in accordance with the terms and provisions of this Agreement. The Accounting Arbitrator shall deliver to Buyer and the Equityholders’ Representative, as promptly as practicable and in any event within sixty (60) days after its appointment, a written report setting forth the resolution of any unresolved Objection Disputes determined in accordance with the terms herein. In resolving any disputed item, the Accounting Arbitrator shall be bound by the principles set forth in this Section 2.4. The Accounting Arbitrator resolution shall be based solely on presentations and supporting material provided by the Parties and not pursuant to any independent review, shall not assign a value to any item greater than the greatest value for such item claimed by either Buyer or the Equityholders’ Representative or less than the smallest value for such item claimed by either Buyer or the Equityholders’ Representative. Such report shall be final and binding upon all of the Parties to this Agreement. Upon the agreement of Buyer and the Equityholders’ Representative or the decision of the Accounting Arbitrator, or if the Equityholders’ Representative fails to deliver written notice of disagreement to Buyer within the forty-five (45) day period provided in Section 2.4(c), the Purchase Price Adjustment Statement, as adjusted (if necessary) pursuant to the terms of this Agreement, shall be deemed to be the final Purchase Price Adjustment Statement for purposes of this Section 2.4 (the “Final Purchase Price Adjustment Statement”) and shall be deemed to be final and binding on Buyer, the Constituent Companies, Largus, the Equityholders’ Representative and the Equityholders for purposes of this Agreement. The Closing Date Net Working Capital, the Closing Cash, the Closing Funded Indebtedness and the Closing Transaction Expenses, each as shown on the Final Purchase Price Adjustment Statement, shall be referred to as the “Final Closing Date Net Working Capital,” the “Final Closing Cash,” the “Final Closing Funded Indebtedness” and the “Final Closing Transaction Expenses” respectively. The fees, expenses and costs of the Accounting Arbitrator shall be borne by Buyer and the Equityholders’ Representative, respectively, in the proportion that the aggregate dollar amount of the disputed items submitted to the Accounting Arbitrator by such Party that are unsuccessfully disputed by such Party (as finally determined by the Accounting Arbitrator) bears to the aggregate dollar amount of disputed items submitted by Buyer and the Equityholders’ Representative.

(e)          If (i) (A) the sum of the Final Closing Date Net Working Capital, plus the Final Closing Cash, minus (B) the sum of the Final Closing Funded Indebtedness plus the Final Closing Transaction Expenses, exceeds (ii) (A) the sum of the Estimated Closing Date Net Working Capital, plus the Estimated Closing Cash, minus (B) the sum of the Estimated Closing Funded Indebtedness, plus the Estimated Closing Transaction Expenses by an amount greater than $500,000 (the sum of such excess plus $500,000, the “Net Positive Purchase Price Adjustment Amount”), then Buyer shall pay the Net Positive Purchase Price Adjustment Amount in cash in accordance with Section 2.4(g) to the account of each Equityholder as designated by the Equityholders’ Representative and by wire transfer of immediately available funds. In addition, the Equityholders will be entitled to receive the amount then held in the Adjustment Escrow Account and Buyer and the Equityholders’ Representative shall deliver a Joint Direction instructing to the Escrow Agent to make payment of such amount out of the Adjustment Escrow Account in accordance with Section 2.4(h) to the account of each Equityholder as designated by the Equityholders’ Representative and by wire transfer of immediately available funds.

(f)           If (i) (A) the sum of the Estimated Closing Date Net Working Capital, plus the Estimated Closing Cash, minus (B) the sum of the Estimated Closing Funded Indebtedness, plus the Estimated Closing Transaction Expenses, exceeds (ii) (A) the sum of the Final Closing Date Net Working Capital, plus the Final Closing Cash, minus (B) the sum of the Final Closing Funded Indebtedness, plus the Final Closing Transaction Expenses by an amount greater than $500,000 (such excess plus $500,000, the “Net Negative Purchase Price Adjustment Amount”), then Buyer shall be entitled to receive a payment in cash out of the Adjustment Escrow Account in an amount equal to the lesser of the Net Negative Purchase Price Adjustment Amount and the Adjustment Escrow Amount, and Buyer and the Equityholders’ Representative shall deliver a Joint Direction instructing the Escrow Agent to make a payment to Buyer in an amount equal to the lesser of the Net Negative Purchase Price Adjustment Amount and the Adjustment Escrow Amount. Recovery from the Adjustment Escrow Account shall be the sole and exclusive remedy with respect to any claims arising out of or relating to the Net Negative Purchase Price Adjustment Amount and neither Buyer nor the Constituent Companies, Largus or any of their respective Affiliates shall have any claim against any Equityholder in respect thereof. In addition, if the amount of the Adjustment Escrow Amount is greater than the Net Negative Purchase Price Adjustment Amount, then Buyer and the Equityholders’ Representative shall deliver a Joint Direction instructing the Escrow Agent to make an aggregate payment equal to the difference between the Adjustment Escrow Amount and the Net Negative Purchase Price Adjustment Amount for distribution in accordance with Section 2.4(h) to the account of each Equityholder as designated by the Equityholders’ Representative and by wire transfer of immediately available funds.

(g)          If it is determined pursuant to (i) Section 2.4(e) that the Net Positive Purchase Price Adjustment is $500,000 or less and (ii) Section 2.4(f) that the Net Negative Purchase Price Adjustment is $500,000 or less, then Buyer and the Equityholders’ Representative shall deliver a Joint Direction instructing the Escrow Agent to make an aggregate payment equal to the amount then held in the Adjustment Escrow Account for distribution in accordance with Section 2.4(h) to the account of each Equityholder as designated by the Equityholders’ Representative and by wire transfer of immediately available funds.

(h)          Within two (2) Business Days following determination of the Final Purchase Price Adjustment Statement, Buyer shall pay the Net Positive Purchase Price Adjustment Amount, if any, and/or Buyer and the Equityholders’ Representatives shall cause the Escrow Agent to promptly pay from the Adjustment Escrow Account pursuant to the last sentence of Section 2.4(e), Section 2.4(f) or Section 2.4(g), as applicable, to each Equityholder, an amount equal to the sum of (A) such Equityholder’s Applicable Portion of the Net Positive Purchase Price Adjustment Amount, if any, plus (B) such Equityholder’s Applicable Portion of the Adjustment Escrow Release Amount.

(i)           The Parties hereto agree to treat any payment made pursuant to this Section 2.4 as an adjustment to the purchase price for federal, state, local and foreign income Tax purposes.

2.5.         Purchase Price Allocation.

(a)          Set forth on Schedule 2.5(a) is the agreement of Buyer and the Equityholders of the allocation of the Aggregate Cash Consideration less the amounts referenced in clause (z) of Section 2.3(b)(vi) among the Equity Securities of each of the EBL Companies.

(b)          No less than ten (10) days prior to the Closing, Buyer will provide a schedule to the Equityholders’ Representative (i) allocating the Aggregate Cash Consideration (less the amounts referenced in clause (z) of Section 2.3(b)(vi) and less the amounts allocated among the EBL Companies as set forth on Schedule 2.5(a)) among the Equity Securities of each of the Constituent Companies.  Any dispute between Buyer and the Equityholders’ Representative regarding the allocation referenced in this Section 2.5(b) shall be referred to the Accounting Arbitrator for final resolution, such resolution to be reached no later than two (2) days prior to the Closing.

ARTICLE III
Representations and Warranties of the Equityholders

Each Equityholder (solely with respect to itself and not with respect to any other Equityholder) hereby represents and warrants to Buyer as follows:

3.1.         Organization and Power.

Each Equityholder that is not a natural person has been duly formed and is validly existing and in good standing under the Laws of its jurisdiction of formation and has the requisite power and authority to own or lease its properties and assets and to conduct its business as it is now being conducted. Each Equityholder who is a natural person has full legal capacity, rights and authority to perform his or her obligations under this Agreement and the Ancillary Documents to which such Equityholder is a Party and to consummate the Contemplated Transactions that are required to be performed by such Equityholder.

3.2.         Authorization and Enforceability.

The execution and delivery of this Agreement and the Ancillary Documents to which such Equityholder is a Party and the performance by the Equityholder of the Contemplated Transactions that are required to be performed by such Equityholder have been duly authorized by such Equityholder and, to the extent such Equityholder is not a natural Person, no other corporate proceedings on the part of such Equityholder are necessary to authorize the execution, delivery and performance of this Agreement and the Ancillary Documents to which such Equityholder is a Party or the consummation of the Contemplated Transactions that are required to be performed by such Equityholder. This Agreement and each of the Ancillary Documents to be executed and delivered at the Closing by such Equityholder will be, at the Closing, duly authorized, executed and delivered by such Equityholder and constitutes, or as of the Closing Date will constitute, a valid and legally binding agreement of such Equityholder, enforceable against such Equityholder, in accordance with its terms, subject to bankruptcy, insolvency, reorganization and other Laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

3.3.         Title.

Such Equityholder has good and valid title to the Acquired Equity Securities held by such Equityholder set forth on Exhibit A attached hereto, free and clear of any Liens, other than restrictions on transfer that may be imposed by generally applicable securities Laws, restrictions under the Stockholders Agreement and the agreements entered into by Buyer incident to this Agreement. Such Equityholder has the power and authority to sell, transfer, assign, convey and deliver such Acquired Equity Securities, and such delivery will convey to Buyer at the Closing good and valid title to such Acquired Equity Securities, free and clear of all Liens, other than restrictions on transfer that may be imposed by generally applicable securities Laws and the agreements entered into by Buyer incident to this Agreement.

3.4.         No Violation.

The execution and delivery by such Equityholder of this Agreement and the Ancillary Documents to which such Equityholder is a Party, consummation of the Contemplated Transactions that are required to be performed by such Equityholder and compliance with the terms of this Agreement and the Ancillary Documents to which such Equityholder is a Party will not (a) to the extent such Equityholder is not a natural Person, conflict with or violate any provision of the certificate or articles of incorporation, bylaws or other similar organizational documents of such Equityholder, (b) assuming that all consents, approvals and authorizations contemplated by Section 3.5 have been obtained, conflict with or violate in any material respect any applicable Law or Order, (c) violate or result in a breach of or constitute a default under, or require the consent of any third party under, or result in or permit the termination or amendment of any provision of, or result in or permit the acceleration of the maturity or cancellation of performance of any obligation under, or result in the creation or imposition of any Lien (other than any Permitted Lien) of any nature whatsoever upon any assets or property or give to others any interests or rights therein under, any material Contract to which such Equityholder is a Party or by which such Equityholder may be bound or (d) result in the creation of, or require the creation of, any material Lien upon any shares of Equity Securities of the Constituent Companies, except, in the case of clause (c), to the extent such violation, breach, default, required consent, termination, acceleration, material Lien or right would not, individually or in the aggregate, adversely affect the ability of such Equityholder to consummate the Contemplated Transactions and fulfill its obligations hereunder.

3.5.         Governmental Authorizations and Consents.

No consents, licenses, approvals or authorizations of, or registrations, declarations or filings with, any Governmental Authority (“Governmental Consents”) are required to be obtained or made by such Equityholder in connection with the execution, delivery and performance of this Agreement or any Ancillary Documents to which such Equityholder is, or is to be, a Party or the consummation by such Equityholder of the Contemplated Transactions that are required to be performed by such Equityholder, except for those for which the failure to obtain such Governmental Consents would not, individually or in the aggregate, be material to the Constituent Companies and their Subsidiaries taken as a whole.

3.6.         No Brokers.

Except as set forth in Section 4.21 of the Constituent Company Disclosure Schedule, such Equityholder has not employed or incurred any liability to any broker, finder or agent for any brokerage fees, finder’s fees, commissions or other amounts with respect to this Agreement, the Ancillary Documents or the Contemplated Transactions, in each case which would constitute a liability of the Constituent Companies.

3.7.       Disclaimer.

NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED IN THIS AGREEMENT, NEITHER THE CONSTITUENT COMPANIES, LARGUS THE EQUITYHOLDERS NOR ANY OF THEIR RESPECTIVE DIRECTORS, OFFICERS, AFFILIATES, REPRESENTATIVES OR ADVISORS HAS MADE, OR SHALL BE DEEMED TO HAVE MADE, TO BUYER OR ANY OTHER PERSON ANY REPRESENTATION OR WARRANTY OTHER THAN THOSE EXPRESSLY SET FORTH IN THIS ARTICLE III AND ARTICLE IV. WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, EXCEPT AS EXPRESSLY SET FORTH IN THIS ARTICLE III AND ARTICLE IV, NO REPRESENTATION OR WARRANTY HAS BEEN MADE OR IS BEING MADE, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY HEREIN TO BUYER OR ANY OTHER PERSON (I) IN RESPECT OF THE CONSTITUENT COMPANIES OR ANY SUBSIDIARY OR LARGUS OR ANY OF THEIR RESPECTIVE ASSETS, LIABILITIES OR OPERATIONS, INCLUDING AS TO MERCHANTABILITY, SUITABILITY OR FITNESS FOR A PARTICULAR PURPOSE, OR QUALITY, WITH RESPECT TO ANY TANGIBLE ASSETS OR AS TO THE CONDITION OR WORKMANSHIP THEREOF OR THE ABSENCE OF ANY DEFECTS THEREIN, WHETHER LATENT OR PATENT (OR ANY OTHER REPRESENTATION OR WARRANTY REFERRED TO IN SECTION 2-312 OF THE UNIFORM COMMERCIAL CODE OF ANY APPLICABLE JURISDICTION), (II) WITH RESPECT TO ANY PROJECTIONS, FORECASTS, BUSINESS PLANS, ESTIMATES OR BUDGETS DELIVERED TO OR MADE AVAILABLE TO BUYER OR ANY OTHER PERSON, OR (III) WITH RESPECT TO ANY OTHER INFORMATION OR DOCUMENTS MADE AVAILABLE AT ANY TIME TO BUYER OR ANY OTHER PERSON, AND ANY SUCH OTHER REPRESENTATIONS OR WARRANTIES ARE HEREBY EXPRESSLY DISCLAIMED. BUYER HEREBY ACKNOWLEDGES AND AGREES THAT, EXCEPT TO THE EXTENT SPECIFICALLY SET FORTH IN THIS ARTICLE III AND ARTICLE IV, BUYER IS ACQUIRING THE EQUITY SECURITIES ON AN “AS IS, WHERE IS” BASIS. THE DISCLOSURE OF ANY MATTER OR ITEM IN ANY SCHEDULE HERETO WILL NOT BE DEEMED TO CONSTITUTE AN ACKNOWLEDGMENT THAT ANY SUCH MATTER IS REQUIRED TO BE DISCLOSED.

ARTICLE IV
Representations and Warranties of the Constituent Companies and Largus

Except as set forth in the Constituent Company Disclosure Schedule, the Constituent Companies (with respect to the Constituent Companies only) and Largus (with respect to Largus only) hereby represent and warrant to Buyer as follows:

4.1.         Organization and Power.

(a)          Each Constituent Company and each of its Subsidiaries is a corporation or limited liability company duly incorporated or organized, validly existing and, where relevant, in good standing under the Laws of its respective jurisdiction of organization. Each Constituent Company has full power and authority to execute, deliver and perform this Agreement and the Ancillary Documents to which it is a Party and to consummate the Contemplated Transactions. Each Constituent Company and each of its Subsidiaries has all power and authority, and possesses all governmental licenses and permits necessary to enable it to own or lease and to operate its properties and assets and carry on its business as currently conducted, except such licenses and permits the absence of which would not, individually or in the aggregate, be material to the Constituent Companies and their Subsidiaries taken as a whole.

(b)         Each Constituent Company and each of its Subsidiaries is duly qualified to do business as a foreign corporation in each jurisdiction in which the nature of the business transacted by it or the character of the properties owned or leased by it require such qualification, except where the failure to be so qualified would not, individually or in aggregate, be material to the Constituent Companies and their Subsidiaries taken as a whole. True and complete copies of the certificate or articles of incorporation, bylaws, certificate of formation, limited liability company operating agreement or other organizational or governance documents of the Constituent Companies and their Subsidiaries, all as amended to date of this Agreement, have been previously made available to Buyer.

(c)          Each Constituent Company and its Subsidiaries is a “citizen of the United States” as such term is defined in the Section 2 of the Merchant Marine Act of 1916 and has been for as long as it has owned or operated any of the Vessels in U.S. Coastwise Trade.

4.2.         Authorization and Enforceability.

The execution and delivery of this Agreement and the Ancillary Documents to which any of the Constituent Companies is a Party and the performance by the Constituent Companies of the Contemplated Transactions that are required to be performed by the Constituent Companies have been duly authorized by the Constituent Companies and no other corporate or limited liability company proceedings on the part of the Constituent Companies are necessary to authorize the execution, delivery and performance of this Agreement and the Ancillary Documents to which any of the Constituent Companies is a Party or the consummation of the Contemplated Transactions that are required to be performed by the Constituent Companies. This Agreement and each of the Ancillary Documents to be executed and delivered at the Closing by the Constituent Companies will be, at the Closing, duly authorized, executed and delivered by the Constituent Companies and constitutes, or as of the Closing Date will constitute, a valid and legally binding agreement of the Constituent Companies enforceable against the Constituent Companies in accordance with its terms, subject to bankruptcy, insolvency, reorganization and other Laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

4.3.         Capitalization of the Constituent Companies and their Subsidiaries.

(a)          The Constituent Companies. Section 4.3(a)(i) of the Constituent Company Disclosure Schedule sets forth for each Constituent Company a true and correct list of its authorized Equity Securities, the number and type of its issued and outstanding Equity Securities and the current record and beneficial ownership of such Constituent Company’s Equity Securities. All issued and outstanding Constituent Company Equity Securities are duly authorized, have been validly issued and are fully paid and non-assessable, have not been issued in violation of any preemptive or similar rights and were issued in compliance with applicable securities Laws or exemptions therefrom. Except as set forth on Section 4.3(a)(i) of the Constituent Company Disclosure Schedule, at the close of business on the date hereof, no shares of capital stock or other Equity Securities of the Constituent Companies were issued, reserved for issuance or outstanding. No Constituent Company has any outstanding options or other securities convertible into or exchangeable or exercisable for any shares of its Equity Securities or any rights to subscribe for or to purchase, or any agreements providing for the issuance (contingent or otherwise) of any shares of its Equity Securities. Except as set forth in Section 4.3(a)(iii) of the Constituent Company Disclosure Schedule, none of the Constituent Companies are Parties to any right of first refusal, right of first offer, proxy, voting agreement, voting trust, registration rights agreement or stockholders agreement, whether or not a Constituent Company is a Party thereto, with respect to the sale or voting of any Equity Securities of the Constituent Companies, or any securities convertible into or exchangeable or exercisable for any Equity Securities of the Constituent Companies.

(b)          Subsidiaries. Section 4.3(b)(i) of the Constituent Company Disclosure Schedule sets forth a true, correct and complete list of all Subsidiaries of the Constituent Companies, listing for each Subsidiary its name, its jurisdiction of organization, its authorized Equity Securities and the ownership of all issued and outstanding Equity Securities. All the outstanding Equity Securities of each of the Constituent Companies’ Subsidiaries are validly issued, fully paid and nonassessable, have not been issued in violation of any preemptive or similar rights, and are owned, directly or indirectly, by the Constituent Companies. Except as set forth in Section 4.3(b)(i) of the Constituent Company Disclosure Schedule, there are no outstanding securities convertible into or exchangeable or exercisable for any Equity Securities of any of the Constituent Companies’ Subsidiaries or any rights to subscribe for or to purchase, or any agreements providing for the issuance (contingent or otherwise) of any Equity Securities of any of the Constituent Companies’ Subsidiaries. Except as set forth in Section 4.3(b)(iii) of the Constituent Company Disclosure Schedule, none of the Constituent Companies’ Subsidiaries are a Party to any right of first refusal, right of first offer, proxy, voting agreement, voting trust, registration rights agreement or stockholders agreement, whether or not a Subsidiary of any of the Constituent Companies is a Party thereto, with respect to the sale or voting of any Equity Securities of the Subsidiaries of the Constituent Companies or any securities convertible into or exchangeable or exercisable for any Equity Securities of the Subsidiaries of the Constituent Companies.

4.4.         No Violation.

The execution and delivery by the Constituent Companies of this Agreement and the Ancillary Documents to which any of the Constituent Companies is a Party, the consummation of the Contemplated Transactions by the Constituent Companies and compliance with the terms of this Agreement and the Ancillary Documents to which the Constituent Companies are a Party will not (a) conflict with or violate any provision of the certificate or articles of incorporation, bylaws or other similar organizational documents of the Constituent Companies or any of their Subsidiaries, (b) assuming that all consents, approvals and authorizations contemplated by Section 4.5 have been obtained, conflict with or violate in any material respect any Law or Order applicable to the Constituent Companies or to any of their Subsidiaries or by which their or any of their respective properties are bound or affected (c) except as disclosed on Section 4.4 of the Constituent Company Disclosure Schedule, violate or result in a breach of or constitute a default under, or require the consent of any third party under, or result in or permit the termination or amendment of any provision of, or result in or permit the acceleration of the maturity or cancellation of performance of any obligation under, or result in the creation or imposition of any Lien (other than any Permitted Lien) of any nature whatsoever upon any assets or property or give to others any interests or rights therein under, any Material Contract or (d) result in the creation of, or require the creation of, any material Lien upon any Equity Securities of the Constituent Companies.

4.5.        Governmental Authorizations and Consents.

No Governmental Consents are required to be obtained or made by the Constituent Companies in connection with the execution, delivery and performance of this Agreement or any Ancillary Documents to which any of the Constituent Companies is, or is to be, a Party or the consummation by the Constituent Companies of the Contemplated Transactions, except for those for which the failure to obtain such Governmental Consents would not, individually or in the aggregate, be material to the Constituent Companies and their Subsidiaries taken as a whole. All representations, warranties, statements or other communications, whether express or implied, made by any of the Constituent Companies to any Governmental Authority in connection with any Governmental Consents shall be true and correct, except for those for which the failure to true and correct would not, individually or in the aggregate, be material to the Constituent Companies and their Subsidiaries taken as a whole.

4.6.         Financial Statements.

(a)          Section 4.6(a) of the Constituent Company Disclosure Schedule sets forth the following financial statements (the “Financial Statements”): (i) the audited consolidated balance sheet of Higman Marine, Inc. and its Subsidiaries as of December 31, 2015 and December 31, 2016 and the related consolidated statements of income and cash flows for the years ending December 31, 2015 and December 31, 2016 (the “Audited Financial Statements”), (ii) the unaudited consolidated balance sheet of Higman Marine, Inc. and its Subsidiaries as of September 30, 2017 (the “Balance Sheet Date”), and the related unaudited consolidated statements of income and cash flows for the nine-month period ending on such date and (iii) the unaudited balance sheets of each of the EBL Companies, of 16530 Peninsula Blvd. LLC and of Alamo Barge Lines LLC, as of September 30, 2017 and the related income statements for the nine-month period ending on September 30, 2017 (the financial statements referenced in clauses (ii) and (iii), collectively, the “Unaudited Financial Statements”).

(b)         Except as set forth in Section 4.6(b) of the Constituent Company Disclosure Schedule, the Financial Statements have been prepared in accordance with GAAP applied on a basis consistent with prior periods and fairly present in all material respects the consolidated financial condition of the Constituent Companies and their Subsidiaries as of its respective date and the consolidated results of operations and stockholders’ equity, or cash flows, as the case may be, of the Constituent Companies and their Subsidiaries for the period covered thereby, subject, in the case of the Unaudited Financial Statements, to the absence of footnote disclosure and to end-of-period adjustments.

4.7.         No Undisclosed Liabilities.

(a)          As of the date hereof, there is no liability, commitment or obligation of the Constituent Companies of a nature required by GAAP to be reflected on a consolidated balance sheet of Higman Marine, Inc. and its Subsidiaries, or a balance sheet of the other Constituent Companies, as applicable, other than (i) liabilities, commitments or obligations reflected, accrued or reserved against in the Financial Statements, (ii) incurred since the Balance Sheet Date in the ordinary course of business consistent with past practice or (iii) as set forth in Section 4.7 of the Constituent Company Disclosure Schedule.

(b)          As of the Closing Date, the notice delivered pursuant to Section 2.3(a)(ii) will be complete and accurate.

4.8.         Absence of Certain Changes.

Except as set forth in Section 4.8 of the Constituent Company Disclosure Schedule or as reflected on the Financial Statements, since the Balance Sheet Date, (i) each of the Constituent Companies and their Subsidiaries has conducted its business in the ordinary course and in a manner consistent with past practice, and there has not been any material change in the businesses, operations or financial conditions of the Constituent Companies or any of their Subsidiaries and (ii) through the date hereof, neither the Constituent Companies nor any of their Subsidiaries has:

(a)          acquired, sold, leased, transferred, mortgaged or assigned any assets, tangible or intangible, for an amount that exceeds $500,000 in the aggregate or any business, other than acquisitions or sales of assets or services in the ordinary course of business consistent with past practice;

(b)           incurred, assumed, guaranteed or discharged any Indebtedness, in an amount that exceeds $500,000 in the aggregate, except in the ordinary course of business consistent with past practice which, for the avoidance of doubt, includes incurrence of Indebtedness in relation to (i) maintenance, repairs, refurbishments and replacements required to maintain the classification of any of the Vessels owned, leased or chartered to or by the Constituent Companies or any of their Subsidiaries; (ii) drydocking of any of the Vessels owned or leased by the Constituent Companies or any of their Subsidiaries for maintenance, repair, refurbishment or replacement purposes in the ordinary course of business; and (iii) any expenditures which will or may reasonably be expected to be recoverable from insurance on such Vessels;

(c)          taken any action other than in the ordinary course of business and consistent with past practice, to pay, discharge, settle or satisfy any material claim or material Liability;

(d)          agreed to incur capital expenditures in excess of $500,000 individually or in the aggregate;

(e)          modified its certificate of incorporation or bylaws or similar organizational documents;

(f)           issued, sold or otherwise permitted to become outstanding any Equity Securities, or split, combined, reclassified, repurchased or redeemed any of its Equity Securities;

(g)          entered into or amended any Material Contract or any other agreement which by its terms would require consent to the Contemplated Transactions by the other Party or Parties to such agreement (unless consent to the Contemplated Transactions is granted by the counterparty in writing at the time such agreement is entered into);

(h)          (iii)        entered into any Contract that purports to limit, curtail or restrict the kinds of businesses which the Constituent Companies may conduct, or the Persons with whom they can compete;

(i)           other than in the ordinary course of business consistent with past practice, entered into or adopted or materially amended or terminated any Constituent Company Personnel Contract with a base salary or severance amount, as applicable, of more than $250,000;

(j)           had any actual or overtly threatened employee strikes, work stoppages, slowdowns or lockouts;

(k)          except as otherwise required by Law, entered into, amended, adopted, modified, varied, altered, terminated or otherwise changed any of the Plans;

(l)           adopted a plan or agreement of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other material reorganization;

(m)         except as set forth on Section 4.8(m) of the Constituent Company Disclosure Schedule, acquired by merger or consolidation with, or by purchasing a substantial equity interest in or substantial portion of the assets of, any Person, corporation, limited liability company, partnership joint venture, association or other business organization or division thereof;

(n)          divested, sold or otherwise disposed of, or encumbered any asset of the Constituent Companies or their Subsidiaries (including Equity Securities of the Constituent Companies’ Subsidiaries), other than in the ordinary course of business consistent with past practice; provided that the sale or other disposition of any barge or towboat, except for scrapping of vessels, shall not be considered to be in the ordinary course of business;

(o)          incurred any material damage, destruction or casualty loss, or any material interruption in use, affecting any Vessel or other material asset of the Constituent Companies, whether or not covered by insurance;

(p)          materially increased the compensation of the Constituent Company Employees, other than as required by any Laws; or

(q)          authorized, agreed, resolved or committed to any of the foregoing.

4.9.         Real Property.

(a)          Section 4.9(a) of the Constituent Company Disclosure Schedule includes a true and correct list of all material real property leases, subleases, licenses or other occupancies in effect as of the date hereof to which any of the Constituent Companies or their Subsidiaries is a Party as lessee or lessor (the “Real Property Leases,” and the properties leased thereunder, the “Leased Real Property”). The leasehold interests relating to the Real Property Leases are free and clear of all Liens, other than Permitted Liens. No default by the Constituent Companies or their Subsidiaries, or, to the Knowledge of the Constituent Companies, the lessor, exists under any Real Property Leases, and each Real Property Lease is legal, valid and binding on, and enforceable against, the Constituent Companies or their Subsidiaries, as applicable, and, to the Knowledge of the Constituent Companies, on and against the lessor, in accordance with its terms, subject to bankruptcy, insolvency, reorganization and other Laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

(b)          Schedule 4.9(b) of the Constituent Company Disclosure Schedule sets forth a list of all real property owned by any Constituent Company or any of its Subsidiaries. Each Constituent Company or its Subsidiaries, as applicable, has good and valid fee title to, or, with respect to Leased Real Property, a valid leasehold interest in, all of the Constituent Company Real Property, subject to Permitted Liens.

4.10.       Intellectual Property.

(a)          Section 4.10(a) of the Constituent Company Disclosure Schedule sets forth a list as of the date hereof of all patents, patent applications, trademark registrations and applications, copyright registrations, and domain name registrations, in each case, owned by the Constituent Companies or any of their Subsidiaries. To the Knowledge of the Constituent Companies, each of the Constituent Company Intellectual Property identified on Schedule 4.10(a) of the Constituent Company Disclosure Schedule is subsisting and in good standing with the Governmental Authorities with which such Constituent Company Intellectual Property is registered or pending.

(b)         To the Knowledge of the Constituent Companies, the Constituent Companies and their Subsidiaries own or otherwise have sufficient right to use all material Intellectual Property used in connection with the business of the Constituent Companies and their Subsidiaries as currently conducted as of the date hereof.

(c)          To the Knowledge of the Constituent Companies, the operation of the business of the Constituent Companies and their Subsidiaries does not, as of the date hereof, infringe or misappropriate any Intellectual Property of third parties in any material respect. To the Knowledge of the Constituent Companies, no third party is infringing or misappropriating any Constituent Company Intellectual Property in any material respect. No proceeding alleging misappropriation or infringement of the Intellectual Property of any Person is pending or, to the Knowledge of the Constituent Companies, threatened against the Constituent Companies or any of their Subsidiaries.

(d)          Each Constituent Company has taken (and has caused its Subsidiaries to take) commercially reasonable precautions to protect the confidentiality of the material trade secrets owned by the Constituent Companies and their Subsidiaries and used in connection with operation of their business as currently conducted as of the date hereof.

4.11.       Contracts.

(a)          Material Contracts. Section 4.11(a) of the Constituent Company Disclosure Schedule is a true and complete list, as of the date hereof, of all of the following Contracts to which any of the Constituent Companies or their Subsidiaries is a Party or by which they are bound, in each case excluding any such Contract that is solely between or among the Constituent Companies and one or more of their Subsidiaries or between or among any such Constituent Companies or Subsidiaries (the “Material Contracts”):

(i)          Contracts evidencing Indebtedness in excess of $500,000;

(ii)         Contracts evidencing any obligations of the Constituent Companies or any of their Subsidiaries with respect to the issuance, sale, repurchase or redemption of any Equity Securities of the Constituent Companies or any of their Subsidiaries;

(iii)        all Real Property Leases;

(iv)        all Constituent Company Personnel Contracts that provide for annual base compensation in excess of $250,000 and all Contracts pursuant to which any D&O Indemnified Parties are indemnified;

(v)        all Constituent Company IP Agreements involving payments to or from the Constituent Companies or any of their Subsidiaries in excess of $250,000 per annum, in each case that are material to the operation of the business of the Constituent Companies and their Subsidiaries;

(vi)        leases of personal property, other than Vessels, under which the Constituent Companies or any of their Subsidiaries is the lessee and is obligated to make payments in excess of $500,000 per annum;

(vii)       Contracts relating to the acquisition or disposition of any capital stock, business or product line of any other Person entered into at any time during the last two (2) years;

(viii)      Contracts limiting the freedom of the Constituent Companies to engage in any line of business, acquire any entity or compete with any Person or in any market or geographical area;

(ix)        any labor or collective bargaining agreements;

(x)         any joint venture and limited partnership agreements;

(xi)        standby letters of credit;

(xii)       any Contract with the Top Customers that cannot be terminated without penalty on one hundred eighty (180) days or less notice; and

(xiii)      any Contract not of a type listed above (excluding purchase and spot transportation orders and Contracts involving purchase, sale, lease or charter of Vessels) involving reasonably anticipated payments to or from the Constituent Companies or any of their Subsidiaries in excess of $500,000 per annum and that does not expire or is not terminable without penalty within a one hundred eighty (180) day period.

(b)          Status of Material Contracts. A true and complete copy of each Material Contract has been made available to Buyer. Except as disclosed in Section 4.11(b) of the Constituent Company Disclosure Schedule, all Material Contracts are valid, binding and in full force and effect and enforceable by the Constituent Companies or their Subsidiaries in accordance with their respective terms, subject to bankruptcy, insolvency, reorganization and other Laws of general applicability relating to or affecting creditors’ rights and to general equity principles. With respect to each Material Contract, as of the date of this Agreement (i) neither the Constituent Companies nor any of their Subsidiaries are in default under or in breach of, or in receipt of any written claim of default under or breach of, or threatened termination or nonrenewal of, any Material Contract, (ii) to the Knowledge of the Constituent Companies no other Party to any Material Contract is in default under or in breach of any Material Contract and (iii) no event has occurred which, with or without the lapse of time or the giving of notice or both, would result in a default under or breach of any Material Contract by any Party, except, in the case of clauses (i), (ii) and (iii) above, for such defaults, breaches, termination or nonrenewal which would not, individually or in the aggregate, be material to the Constituent Companies and their Subsidiaries taken as a whole.

4.12.       Compliance with Laws.

(a)          Neither the Constituent Companies nor any of their Subsidiaries is, or since December 31, 2016 has been, in violation in any material respect of any Law that is applicable to it or the conduct or operation of its business or the ownership or use of any of its assets.

(b)          The Constituent Companies and their Subsidiaries hold all material certifications, licenses, permits, authorizations and approvals (“Permits”) which are required under applicable Law for the operation of the business of the Constituent Companies and their Subsidiaries as currently conducted as of the date hereof, except such Permits whose absence would not, individually or in the aggregate, be material to the Constituent Companies and their Subsidiaries taken as a whole. All such Permits are in full force and effect, and no suspension, revocation, cancellation or modification of any of them is, to the Knowledge of the Constituent Companies, threatened, except for any such suspension, revocation, cancellation or modification that would not, individually or in the aggregate, have a Constituent Company Material Adverse Effect.

4.13.       Environmental Matters.

(a)          Except as set forth in Section 4.13 of the Constituent Company Disclosure Schedule, the Constituent Companies and their Subsidiaries are in compliance, in all material respects, with all applicable Environmental Laws.

(b)          Except as set forth in Section 4.13 of the Constituent Company Disclosure Schedule, the Constituent Companies and their Subsidiaries have obtained all Governmental Consents required by applicable Environmental Laws (collectively referred to as “Environmental Permits”) and are in compliance, in all material respects, with the terms and conditions of such Environmental Permits.

(c)          Except as set forth in Section 4.13 of the Constituent Company Disclosure Schedule, neither the Constituent Companies nor any of their Subsidiaries have received notice of any pending Order or Litigation concerning liability, potential liability, noncompliance, alleged violation, or condition of the Constituent Companies or any of their Subsidiaries or Vessels under any Environmental Law, nor to the Knowledge of the Constituent Companies, is any such Order or Litigation threatened.

 (d)         Except as set forth in Section 4.13 of the Constituent Company Disclosure Schedule, the Constituent Companies and their applicable Subsidiaries maintain (i) valid Certificates of Financial Responsibility (Water Pollution) issued by the U.S. Coast Guard pursuant to the Oil Pollution Act for the Vessels (to the extent that such certificate may be required by applicable Laws), (ii) U.S. Coast Guard Vessel Response and Salvage and Marine Firefighting Plans pursuant to 33 C.F.R. Part 155, (iii) Shipboard Oil Pollution Emergency Plans and any other applicable governmental plan or approval pursuant to 33 C.F.R. Part 151, and (iv) such other similar certificates as are required in the present operation of any of the Vessels pursuant to applicable Laws.

(e)          Except as set forth on Section 4.13 of the Constituent Company Disclosure Schedule, to the Knowledge of the Constituent Companies, the Constituent Companies have not disposed of any Hazardous Substances at the Constituent Company Real Property in material violation of Environmental Law.

(f)           Except as set forth on Section 4.13 of the Constituent Company Disclosure Schedule, there are no Liens pursuant to any Environmental Law against any Constituent Company Real Property or Vessels (other than Permitted Liens).

(g)          Except as set forth on Section 4.13 of the Constituent Company Disclosure Schedule, neither the Constituent Companies nor their Subsidiaries have, either expressly or by operation of Law, assumed, retained or undertaken any surviving obligation to remediate a release of Hazardous Substances of any other Person.

(h)          Except as set forth on Section 4.13 of the Constituent Company Disclosure Schedule, neither the Constituent Companies nor their Subsidiaries have received notice or otherwise, to the Knowledge of the Constituent Companies, possesses information concerning material Liabilities of the Constituent Companies or their Subsidiaries, under Environmental Laws as a result of the transportation, storage or disposal of Hazardous Substances, other than any such Liabilities that have been fully resolved.

(i)           Except as set forth on Section 4.13 of the Constituent Company Disclosure Schedule, neither the Constituent Companies nor their Subsidiaries have received notice or otherwise, to the Knowledge of the Constituent Companies, possesses information concerning soil, groundwater or sediments contamination, or potential soil, groundwater or sediments contamination, with respect to properties or assets currently or, to the Knowledge of the Constituent Companies, formerly owned, leased or operated by the Constituent Companies or their Subsidiaries.

(j)           Except as set forth on Section 4.13 of the Constituent Company Disclosure Schedule, to the Knowledge of the Constituent Companies, there have been no releases of any Hazardous Substances into the environment, or transportation, storage or disposal of hazardous substances at any location, by the Constituent Companies or their Subsidiaries that could reasonably be expected to result in any material investigatory, remedial or corrective action obligation on the part of the Constituent Companies under Environmental Laws.

4.14.       Constituent Company Vessels.

(a)          Section 4.14(a) of the Constituent Company Disclosure Schedule contains an accurate and complete list of all of the Vessels as of February 4, 2018, including, with respect to each Vessel: (i) its name, (ii) its official number, (iii) its flag, and (iv) whether such Vessel is owned, leased or chartered.

(b)          Each of the Vessels listed in Section 4.14(a) of the Constituent Company Disclosure Schedule is (i) free and clear of all Liens, other than Permitted Liens, (ii) seaworthy, adequate and suitable for use by the Constituent Companies or their applicable Subsidiaries in their business as presently conducted as of the date hereof, (iii) has been reasonably maintained consistent with standards generally followed in the industry (giving due account to the age and length of use of same, ordinary wear and tear excepted), and (iv) is in compliance in all material respects with applicable Laws.

(c)          Each of the Vessels owned by the Constituent Companies or any of their Subsidiaries: (i) was built in the United States, (ii) is eligible for U.S. Coastwise Trade, (iii) is documented as a U.S. flag vessel and has a valid “Certificate of Documentation” with coastwise endorsements, and (iv) has never been (A) registered under the laws of a foreign country, (B) sold foreign in whole or in part, or (C) been rebuilt foreign (as defined in 46 C.F.R. Sec. 67.177).

4.15.       Condition and Sufficiency of Assets.

Except as set forth in Section 4.15 of the Constituent Company Disclosure Schedule, the material assets of the Constituent Companies, including any assets held under leases or licenses: (a) are, to the extent they are tangible assets other than Vessels, in all material respects (i) in good condition, working order and repair, ordinary wear and tear excepted, (ii) have been properly and regularly maintained, and (iii) are suitable for their current uses; and (b) constitute all material assets used or held for use by the Constituent Companies in the conduct of a Permitted Business. There are no material assets used by any of the Constituent Companies in a Permitted Business that are owned by any of the Equityholders or any of their Affiliates (other than another Constituent Company).

4.16.       Litigation.

Except as set forth in Section 4.15 of the Constituent Company Disclosure Schedule, as of the date hereof: (a) there are no claims, actions, suits, or proceedings (“Litigation”) pending or, to the Knowledge of the Constituent Companies, threatened, against the Constituent Companies or any of their Subsidiaries or their respective properties or business, at law or in equity before any Governmental Authority, other than Litigation for amounts in controversy that are less than $35,000; and (b) to the Knowledge of the Constituent Companies, other than in the course of Litigation referenced in the preceding clause (a), there is no Order to which the Constituent Companies or their Subsidiaries is subject.

4.17.       Labor Matters.

(a)          Section 4.17(a)(i) of the Constituent Company Disclosure Schedule contains a list of all persons who are employees, independent contractors or consultants of the Constituent Companies as of the date hereof, including any employee who is on a leave of absence of any nature, paid or unpaid, authorized or unauthorized (but not including any former employees, independent contractors, or consultants), and sets forth the name and title or position (including whether full or part time) of each such individual. Complete information with respect to each individual listed in Section 4.17(a)(i) of the Constituent Company Disclosure Schedule concerning the respective (i) hire or service start date; (ii) current compensation rate; and (iii) employment or service status (whether actively employed or on leave as of the date hereof) of such individual has been made available to Buyer. Except as set forth in Section 4.17(a)(ii) of the Constituent Company Disclosure Schedule, as of the date hereof all compensation, including wages, commissions and bonuses, to the extent payable to all employees, independent contractors or consultants of the Constituent Companies for services performed on or prior to the date hereof, have been paid in full or accrued in full, and there are no outstanding material agreements, understandings or commitments of the Constituent Companies with respect to any compensation, commissions or bonuses.

(b)          The Constituent Companies are in compliance with all Laws respecting employment, including WARN, wages and hours of work, meal and rest break laws, expense reimbursement laws, discrimination, harassment, retaliation, disability, civil rights, immigration, pay equity, terms and conditions of employment, worker classification (including the proper classification of workers as exempt vs. nonexempt and workers, and as independent contractors or consultants), the Fair Labor Standards Act and its state law equivalents, Title VII and its state law equivalents, all Laws governing leaves of absence including the Family Medical Leave Act and its state law equivalents, and occupational health and safety. The Constituent Companies have complied in all material respects with all recordkeeping Laws including but not limited to all accountings related to wages, sick pay, vacation accrual, and time records.

(c)          Neither the Constituent Companies nor any of their Subsidiaries (i) is, or at any time during the past six (6) years, has been, a Party to any collective bargaining agreements or other agreements with any labor organization or union, works council, or other employee organization (each, an “Employee Representative”) (and no such agreement is currently being requested by, or is under discussion by management with, any employee or others) and neither the Constituent Companies nor any Subsidiary is currently negotiating, or obligated to negotiate, any such agreement with any union, labor organization, employee or others; or (ii) is obligated by, or subject to, any order of the National Labor Relations Board or other labor board or administration, or any unfair labor practice decision.

(d)          The Constituent Companies are in compliance in all material respects with WARN, or any similar state or local law. In the past two years, (i) no Constituent Company has effectuated a “plant closing” (as defined under WARN) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of its business; (ii) there has not occurred a “mass layoff” (as defined under WARN) affecting any site of employment or facility of any Constituent Company; and (iii) the Constituent Companies have not been affected by any transaction or engaged in layoffs or employment terminations sufficient in number to trigger application of any similar state, local or foreign law or regulation. Except as set forth on Section 4.17(d) of the Constituent Company Disclosure Schedule, no Constituent Company has caused any of its employees to suffer an “employment loss” (as defined under WARN) during the last 90-day period prior to the date hereof.

4.18.       Employee Benefits.

(a)          Section 4.18(a) of the Constituent Company Disclosure Schedule lists all employee benefit plans (as defined in Section 3(3) of ERISA, whether or not subject to ERISA) and all bonus, stock option, stock purchase, other equity-based profit sharing, savings, disability, incentive, deferred compensation, retirement, severance, employment, retention, change in control or other employee benefit plans or programs, maintained or contributed to or required to be contributed to, by any Constituent Company for the benefit of, or relating to, any current or former employees, independent contractors and directors of any Constituent Company or any of its Subsidiaries or under which any Constituent Company has any Liability with respect to any such individual (individually, a “Plan,” collectively, the “Plans”). Each Plan that is an employment, change in control, retention or severance agreement between the Constituent Companies and an employee, director, or consultant of any Constituent Company is referred to herein as a “Constituent Company Personnel Contract.” No Plan is maintained, sponsored, contributed to, or required to be contributed for the benefit of employees outside of the United States.

(b)          With respect to each Plan, the Constituent Companies have provided to Buyer, as applicable, complete copies of: (i) all Plan documents (or a summary of the material terms of such Plan if no document exists), (ii) all funding documents in respect of any Plan which is required to be funded and all administrative arrangement documents, including, but not limited to, trust agreements, insurance contracts, custodial agreements and investment manager or advisory agreements, (iii) the latest favorable determination letter received from the Internal Revenue Service (“IRS”) regarding the qualification of each Plan covered by Section 401(a) of the Code, (iv) the most recently filed Form 5500, with schedules and financial statements attached, (v) the most recent actuarial report, (vi) the most recent nondiscrimination tests performed under the Code, and (vii) non-routine notices, letters or other correspondences received during the two (2) years prior to the date hereof from the IRS, Department of Labor, Pension Benefit Guaranty Corporation (“PBGC”) or other Governmental Authority relating to the Plan.

(c)          (i) each Plan has been maintained and administered in compliance in all material respects with all applicable Laws, Orders, statutes, regulations and rules issued by a Governmental Authority, (ii) each Plan has operated in compliance in all materials respects with its terms, and (iii) all benefits, contributions and premiums relating to each Plan have been paid without any material delay in accordance with the terms of such Plan and all applicable Laws, and all benefits accrued under any unfunded Plan have been paid, accrued or otherwise adequately reserved to the extent required by, and in accordance with, GAAP.

(d)          Each Plan intended to qualify under Section 401(a) of the Code is the subject of a favorable determination letter from the IRS to the effect that such Plan is qualified under Section 401(a) of the Code, and, to the Knowledge of the Constituent Companies, nothing has occurred that would reasonably be expected to adversely affect the qualification of such Plan.

(e)          Other than the Pension Plan, no Plan is subject to Title IV of ERISA or Part 3 of Title I of ERISA or Section 412 or 430 of the Code. Except as set forth on Schedule 4.18(e): (i) none of the Constituent Companies or any of their Subsidiaries has, at any time within the past six (6) years, incurred any Liability to the PBGC (other than for non-delinquent premiums) with respect to its obligations under the Pension Plan; (ii) no notice of intent to terminate the Pension Plan has been filed with the PBGC or distributed to participants therein and no amendment terminating the Pension Plan has been adopted; (iii) no proceedings to terminate the Pension Plan instituted by the PBGC are pending or, to the Knowledge of the Constituent Companies, are threatened, and no event or condition has occurred which would reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, the Pension Plan; (iv) the Pension Plan is not in “at risk” status, within the meaning of Section 430 of the Code or Section 303 of ERISA; (v) except for the execution and delivery of this Agreement and the Contemplated Transactions, no “reportable event” within the meaning of Section 4043 of ERISA (for which the thirty (30)-day notice requirement has not been waived by the PBGC) has occurred within the last six (6) years; (vi) no lien has arisen or would reasonably be expected to arise under ERISA or the Code on the assets of the Constituent Companies or their ERISA Affiliates in connection with the Pension Plan; (vii) there has been no cessation of operations at a facility subject to the provisions of Section 4062(e) of ERISA within the last six (6) years; and (viii) the Pension Plan has not failed to satisfy the minimum funding standards set forth in Sections 412 and 430 of the Code or Sections 302 and 303 of ERISA.

(f)           The Constituent Companies have provided Buyer with an actuarial report setting forth (a) the fair market value of the assets held in trust of the Pension Plan, and (b) the aggregate projected benefit obligations of the Pension Plan (determined using the actuarial assumptions that would be utilized upon termination of the Pension Plan), in each case as determined as of December 31, 2017.

(g)          Neither any of the Constituent Companies nor any of their ERISA Affiliates maintains, participates in, or contributes to, or has any obligation or Liability with respect to, any (i) “multiemployer plan” (as defined in Sections 3(37) and 4001(a) of ERISA), and (ii) “multiple employer plan” within the meaning of Section 413(c) of the Code, and (iii) “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA).

(h)          As of the date hereof, there is no pending or, to the Knowledge of the Constituent Companies, threatened material Litigation by or on behalf of any Plan, any employee or beneficiary covered under any Plan or any Governmental Authority involving any Plan, or otherwise involving any Plan (other than routine claims for benefits).

(i)           No Constituent Company has any commitment or obligation nor made any representations to any employee, officer, manager, independent contractor, or consultant, whether or not legally binding, to adopt, amend, modify, or terminate any Plan in connection with the Contemplated Transactions.

(j)           Other than as required under Section 601 et. seq. of ERISA or other applicable Law, no Plan provides post-termination or retiree health or life insurance benefits to any individual for any reason, and none of the Constituent Companies nor any of their ERISA Affiliates has any Liability to provide post-termination or retiree health or life insurance benefits to any individual.

(k)          Each Plan that is subject to Section 409A of the Code has been administered in all material respects in compliance with its terms and the operational and documentary requirements of Section 409A of the Code and all applicable regulatory guidance (including notices, rulings, and proposed and final regulations) thereunder. No Constituent Company has any obligation to gross up, indemnify, or otherwise reimburse any individual for any excise taxes, interest, or penalties incurred pursuant to Section 409A of the Code.

(l)           To the Knowledge of the Constituent Companies, each individual who is classified by a Constituent Company as an independent contractor, consultant, or advisor has been properly classified for purposes of participation and benefit accrual under each Plan.

(m)         Except as set forth on Section 4.18(m) of the Constituent Company Disclosure Schedules, neither the execution of this Agreement nor the consummation of the Contemplated Transactions will (either alone or in conjunction with the occurrence of any additional or subsequent events): (i) entitle any current or former officer, employee, independent contractor or consultant of any Constituent Company to receive any material severance pay or other payment; (ii) accelerate the time of payment, funding or vesting, or increase the amount of compensation due to any such individual; (iii) limit or restrict the right of a Constituent Company to merge, amend or terminate any Plan; (iv) increase the amount payable under or result in the increase of any other material obligation pursuant to any Plan; (v) result in the receipt by any “disqualified individual” (within the meaning of Section 280G(c) of the Code) of any amounts that would be considered “excess parachute payments” within the meaning of Section 280G(b) of the Code; or (vi) require a “gross-up,” indemnification, or other payment to any such “disqualified individual,” in whole or in part, for any excise Tax under Section 4999 of the Code.

4.19.       Taxes.

Except as set forth in Section 4.19 of the Constituent Company Disclosure Schedule:

(a)          All Tax Returns that are required to be filed on or before the date hereof for, by, on behalf of or with respect to each of the Acquired Companies have been timely filed (or caused to be filed) in accordance with applicable Law (taking into account any applicable extension of time to file) with the appropriate Taxing Authority on or before the date hereof, and all such Tax Returns are true, complete and correct in all respects. All Taxes due and owing under applicable Laws by each of the Acquired Companies (whether or not shown to be due and payable on any Tax Return) have been paid in full. None of the Acquired Companies and no Person on behalf of any of the Acquired Companies has requested any extension of time within which to file any Tax Return, which Tax Return has not been filed.

(b)          None of the Acquired Companies is under audit or examination by any Taxing Authority, or subject to any Tax Proceeding, no written notice of such an audit, examination or Tax Proceeding has been received by any of the Acquired Companies, no claims or assessments for or relating to Taxes have been made against any of the Acquired Companies, and, to the Knowledge of the Constituent Companies, no audits, investigations or claims or assessments for or relating to Taxes have been threatened against any of the Acquired Companies by any Taxing Authority.

(c)          Each of the Acquired Companies has withheld or collected and paid over to the appropriate Taxing Authority all Taxes required by applicable Law to be withheld or collected, including withholding of Taxes pursuant to Sections 1441 through 1464, 3401 through 3406, 6041 and 6049 of the Code and similar provisions under any state, local or foreign Law, and each of the Acquired Companies has properly received and maintained any and all certificates, forms and other documents required by applicable Law for any exemption from withholding and/or remitting any Taxes.

(d)          None of the Acquired Companies has agreed to any extension or waiver of the statute of limitations applicable to any Tax, or agreed to any extension of time with respect to a Tax assessment or deficiency, which period (after giving effect to such extension or waiver) has not yet expired.

(e)          Except for Permitted Liens, there are no Liens for unpaid Taxes on the assets of any of the Acquired Companies and no claim for unpaid Taxes has been made by any Taxing Authority that could give rise to any such Lien.

(f)           None of the Acquired Companies (i) is, or ever has been, a member of an “affiliated group” of corporations within the meaning of Section 1504 of the Code other than the Higman Marine, Inc. Combined Group or (ii) has any liability for Taxes of any Person (other than as a member of the Higman Marine, Inc. Combined Group) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign Law), or as a transferee or successor, by contract or otherwise.

(g)          None of the Acquired Companies is a party to, bound by nor has any obligation under any Tax allocation agreement, Tax sharing agreement, Tax indemnity obligation or similar arrangement with respect to Taxes, including any advance pricing agreement, closing agreement, compromise, ruling or other agreement with any Taxing Authority that relates to the assessment or collection of Taxes (other than pursuant to customary provisions in commercial agreements not primarily related to Taxes).

(h)          No claim has ever been made by any Taxing Authority in a jurisdiction where any of the Acquired Companies does not file Tax Returns that any of the Acquired Companies is or may be subject to taxation by that jurisdiction.

(i)           None of the Acquired Companies has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed by Section 355 of the Code.

(j)           None of the Acquired Companies has engaged in any “listed transaction,” as such term is defined in Treasury Regulations Section 1.6011-4(b)(2).

(k)          Each of the Partnership Constituent Companies is, and at all times since its formation or organization has been, classified as a partnership for U.S. federal Tax purposes under Treasury Regulations Sections 301.7701-2 and 301.7701-3 (and state, local, and foreign Tax purposes where applicable) (a “Partnership”), and no election has been filed, no action has been taken and no failure to act has occurred that would result in any of the Partnership Constituent Companies being classified as an entity that is not a Partnership for U.S. federal Tax purposes (and state, local, and foreign Tax purposes where applicable), excluding, for these purposes, the Contemplated Transactions.

(l)           Each of the S Corporation Constituent Companies has at all times since its formation or organization had in effect a valid election under Section 1362 of the Code to be treated as an “S corporation” within the meaning of Section 1361 of the Code and has also had in effect a valid, corresponding election for each state during the periods in which it has engaged or does engage in business in such state and was required or is required to file Tax Returns with respect to its income. None of the S Corporation Constituent Companies has made any filing, has taken or failed to take any action, nor has any event occurred, that would either alone or in combination with other events result in the revocation or termination of its “S corporation” status, excluding, for these purposes, the Contemplated Transactions. No Taxing Authority has challenged or is challenging the qualification of any of the S Corporation Constituent Companies as an “S corporation” for any federal, state or local Tax purpose.

(m)         None of the Acquired Companies will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any:

(i)          change in the method of accounting for a taxable period ending on or prior to the Closing Date;

(ii)         “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law) executed prior to the Closing;

(iii)        intercompany transaction or excess loss account described in the Treasury Regulations promulgated pursuant to Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law) undertaken prior to the Closing;

(iv)        installment sale or open transaction disposition made prior to the Closing; or

(v)        prepaid amount received prior to the Closing.

(n)          As of December 31, 2016, the Higman Marine, Inc. Combined Group had net operating loss carryforwards of $147,743,752 for U.S. federal income tax purposes.

(o)          Excluding the representation made in Section 4.19(n), no representation or warranty is made in this Agreement with respect to the amount, sufficiency or usability of any net operating loss, capital loss, Tax basis or other Tax attribute of any Acquired Company or the availability of any Tax position in any Post-Closing Tax Period.

4.20.       Insurance.

Section 4.20 of the Constituent Company Disclosure Schedule is a complete and accurate list of all primary, general liability, professional liability, product liability, fire, casualty, motor vehicle, workers’ compensation, excess and umbrella policies, hull and machinery, protection and indemnity, water pollution, bonds and other forms of insurance currently, or at any time after January 1, 2013, owned or held by or on behalf of, or providing insurance coverage for, the Constituent Companies or their assets, managers, officers, employees or agents. All such policies are in full force and effect and, to the Knowledge of the Constituent Companies, comprised of the types and in the amounts customarily carried by businesses of similar size in the same industry. No Constituent Company has received any written notice of default under any such policy or received written notice of any pending or threatened termination or cancellation, coverage limitation or reduction, or material premium increase with respect to any such policy. Except as set forth on Schedule 4.20, no letters of credit have been posted and no Cash has been restricted to support any reserves for insurance.

4.21.       No Brokers.

Except as set forth in Section 4.21 of the Constituent Company Disclosure Schedule, neither the Constituent Companies nor any of their Subsidiaries has employed or incurred any Liability to any broker, finder or agent for any brokerage fees, finder’s fees, commissions or other amounts with respect to this Agreement, the Ancillary Documents or the Contemplated Transactions.

4.22.       Affiliate Agreements.

Except as set forth in Section 4.22 of the Constituent Company Disclosure Schedule, neither the Constituent Companies nor any of their Subsidiaries is indebted to, or is a Party to any agreement with, any Equityholder, director or officer (or any of their Affiliates) of the Constituent Companies or their Subsidiaries (or in the case of any such Person who is an individual, any member of his or her immediate family) (each, a “Constituent Company Related Person”), other than the Constituent Company Personnel Contracts, or for reimbursable business expenses in the ordinary course of business or benefits under the Plans, nor is any Constituent Company Related Person indebted to, or a Party to any agreement with, the Constituent Companies or any of their Subsidiaries, other than for advances made to employees of the Constituent Companies or their Subsidiaries in the ordinary course of business to meet reimbursable business expenses reasonably anticipated to be incurred by such obligor.

4.23.       Customers.

Section 4.23 of the Constituent Company Disclosure Schedule lists the ten (10) largest customers (the “Top Customers”) of the Constituent Companies and their Subsidiaries (on a consolidated basis) for the twelve (12) month period ended December 31, 2016 and for the period from January 1, 2017 through November 30, 2017 in terms of aggregate total sales in dollars by the Constituent Companies and their Subsidiaries. There has been no materially adverse change in the relationship of the Constituent Companies with any Top Customer and there has been no material dispute with any Top Customer, in each case since November 30, 2016.

4.24.       Representations and Warranties Regarding Largus.

(a)          Organization and Power. Largus is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware. Largus has full power and authority to execute, deliver and perform this Agreement and the Ancillary Documents to which it is a Party and to consummate the Contemplated Transactions. True and complete copies of the certificate of incorporation and bylaws of Largus, all as amended to date of this Agreement, have been previously made available to Buyer.

(b)          Authorization and Enforceability. The execution and delivery of this Agreement and the Ancillary Documents to which Largus is a Party and the performance by Largus of the Contemplated Transactions that are required to be performed by Largus have been duly authorized by Largus and no other corporate proceedings on the part of Largus are necessary to authorize the execution, delivery and performance of this Agreement and the Ancillary Documents to which Largus is a Party or the consummation of the Contemplated Transactions that are required to be performed by Largus. This Agreement and each of the Ancillary Documents to be executed and delivered at the Closing by Largus will be, at the Closing, duly authorized, executed and delivered by Largus and constitutes, or as of the Closing Date will constitute, a valid and legally binding agreement of Largus enforceable against Largus in accordance with its terms, subject to bankruptcy, insolvency, reorganization and other Laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

(c)          Capitalization. Section 4.24(c) of the Constituent Company Disclosure Schedule sets forth a true and correct list of the authorized share capital of Largus, the number and type of its issued and outstanding Equity Securities and the current record and beneficial ownership of Largus’s Equity Securities. All issued and outstanding Equity Securities of Largus are duly authorized, have been validly issued and are fully paid and non-assessable, have not been issued in violation of any preemptive or similar rights and were issued in compliance with applicable securities Laws or exemptions therefrom. Except as set forth on Section 4.24(c) of the Constituent Company Disclosure Schedule, at the close of business on the date hereof, no shares of capital stock or other Equity Securities of Largus were issued, reserved for issuance or outstanding. Largus has no outstanding options or other securities convertible into or exchangeable or exercisable for any shares of its Equity Securities or any rights to subscribe for or to purchase, or any agreements providing for the issuance (contingent or otherwise) of any shares of its Equity Securities. Largus is not a Party to any right of first refusal, right of first offer, proxy, voting agreement, voting trust, registration rights agreement or stockholders agreement with respect to the sale or voting of any Equity Securities of Largus, or any securities convertible into or exchangeable or exercisable for any Equity Securities of Largus.

(d)          Holding Company; No Subsidiaries. Largus does not engage in, and has never engaged in, any business activities other than (i) its ownership of the Acquired Equity Securities, (ii) activities in connection with this Agreement and the Contemplated Transactions and (iii) engaging in transactions related to its capital stock, in each case including any activities related or incidental thereto. Without limiting the generality of the foregoing, Largus (A) has no, and has never had any, employees, (B) does not own, operate or lease, and has never owned, operated or leased, any real property or personal property and (C) has no Liabilities, except for Liabilities incurred in connection with (w) this Agreement, (x) the activities set forth in clauses (i), (ii) and (iii) of the first sentence of this Section 4.24(d), (y) Taxes or (z) obligations to indemnify officers and directors and other Liabilities, of a type and in amounts, typically incurred by holding companies that do not have and have never had any operations, in each case none of which matters set forth in this clause (C) are, individually or in the aggregate, material. Largus has no Subsidiaries, and owns no Equity Securities in any Person other than Equity Securities in the Constituent Companies as set forth in Section 4.24(c) of the Constituent Company Disclosure Schedule.

(e)          No Violation. The execution and delivery by Largus of this Agreement and the Ancillary Documents to which Largus is a Party, the consummation of the Contemplated Transactions by Largus and compliance with the terms of this Agreement and the Ancillary Documents to which Largus is a Party will not (i) conflict with or violate any provision of the certificate of incorporation and bylaws of Largus, (ii) conflict with or violate any Law or Order applicable to Largus or by which its properties are bound or affected, (iii) violate or result in a breach of or constitute a default under, or require the consent of any third party under, or result in or permit the termination or amendment of any provision of, or result in or permit the acceleration of the maturity or cancellation of performance of any obligation under, or result in the creation or imposition of any Lien (other than any Permitted Lien) of any nature whatsoever upon any assets or property or give to others any interests or rights therein under, any material Contract to which Largus is a Party or bound or (iv) result in the creation of, or require the creation of, any material Lien upon any Equity Securities of Largus.

(f)           Governmental Authorizations and Consents. No Governmental Consents are required to be obtained or made by Largus in connection with the execution, delivery and performance of this Agreement or any Ancillary Documents to which Largus is, or is to be, a Party or the consummation by Largus of the Contemplated Transactions, except for those Governmental Consents for which the failure to obtain such Governmental Consents would not, individually or in the aggregate, be material to Largus, or its ability to perform its obligations under this Agreement or to consummate the Contemplated Transactions.

(g)          Litigation. There is no Litigation pending or, to the Knowledge of Largus, threatened in writing, against Largus, at law or in equity before any Governmental Authority; and to the Knowledge of Largus there is no Order to which Largus is subject.

(h)          Tax Matters. All Tax Returns that are required to be filed on or before the date hereof for, by, on behalf of or with respect to Largus have been timely filed (or caused to be filed) in accordance with applicable Law (taking into account any applicable extension of time to file) with the appropriate Taxing Authority on or before the date hereof, and all such Tax Returns are true, complete and correct in all respects. All Taxes due and owing under applicable Laws by Largus (whether or not shown to be due and payable on any Tax Return) have been paid in full. Neither Largus nor any Person on behalf of Largus has requested any extension of time within which to file any Tax Return, which Tax Return has not been filed. Largus is not under audit or examination by any Taxing Authority, or subject to any Tax Proceeding, no written notice of such an audit, examination or Tax Proceeding has been received by Largus, no claims or assessments for or relating to Taxes have been made against Largus, and, to the Knowledge of Largus, no audits, investigations or claims or assessments for or relating to Taxes have been threatened against Largus by any Taxing Authority. Largus has withheld or collected and paid over to the appropriate Taxing Authority all Taxes required by applicable Law to be withheld or collected, including withholding of Taxes pursuant to Sections 1441 through 1464, 3401 through 3406, 6041 and 6049 of the Code and similar provisions under any state, local or foreign Law, and Largus has properly received and maintained any and all certificates, forms and other documents required by applicable Law for any exemption from withholding and/or remitting any Taxes. Largus has not agreed to any extension or waiver of the statute of limitations applicable to any Tax, or agreed to any extension of time with respect to a Tax assessment or deficiency, which period (after giving effect to such extension or waiver) has not yet expired. Except for Permitted Liens, there are no Liens for unpaid Taxes on the assets of Largus and no claim for unpaid Taxes has been made by any Taxing Authority that could give rise to any such Lien. Largus is not, and has never been, a member of an “affiliated group” of corporations within the meaning of Section 1504 of the Code and has no liability for Taxes of any Person under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign Law), or as a transferee or successor, by contract or otherwise. Largus is not a party to, is not bound by, and has no obligation under any Tax allocation agreement, Tax sharing agreement, Tax indemnity obligation or similar arrangement with respect to Taxes, including any advance pricing agreement, closing agreement, compromise, ruling or other agreement with any Taxing Authority that relates to the assessment or collection of Taxes (other than pursuant to customary provisions in commercial agreements not primarily related to Taxes). No claim has ever been made by any Taxing Authority in a jurisdiction where Largus does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. Largus has not distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed by Section 355 of the Code. Largus has not engaged in any “listed transaction,” as such term is defined in Treasury Regulations Section 1.6011-4(b)(2). Largus is, and at all times since its formation or organization has been, classified as a corporation for U.S. federal Tax purposes within the meaning of Treasury Regulations Section 301.7701-2(b)(1). Largus will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in the method of accounting for a taxable period ending on or prior to the Closing Date, (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law) executed prior to the Closing, (iii) intercompany transaction or excess loss account described in the Treasury Regulations promulgated pursuant to Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law) undertaken prior to the Closing, (iv) installment sale or open transaction disposition made prior to the Closing, or (v) prepaid amount received prior to the Closing.

(i)           No Brokers. Largus has not employed or incurred any Liability to any broker, finder or agent for any brokerage fees, finder’s fees, commissions or other amounts with respect to this Agreement, the Ancillary Documents or the Contemplated Transactions.

4.25.       Disclaimer.

NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED IN THIS AGREEMENT, NEITHER THE CONSTITUENT COMPANIES, THEIR SUBSIDIARIES, LARGUS, THE EQUITYHOLDERS NOR ANY OF THEIR RESPECTIVE DIRECTORS, OFFICERS, AFFILIATES, REPRESENTATIVES OR ADVISORS HAS MADE, OR SHALL BE DEEMED TO HAVE MADE, TO BUYER OR ANY OTHER PERSON ANY REPRESENTATION OR WARRANTY OTHER THAN THOSE EXPRESSLY SET FORTH IN ARTICLE III AND THIS ARTICLE IV. WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, EXCEPT AS EXPRESSLY SET FORTH IN ARTICLE III AND THIS ARTICLE IV, NO REPRESENTATION OR WARRANTY HAS BEEN MADE OR IS BEING MADE, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY HEREIN TO BUYER OR ANY OTHER PERSON (I) IN RESPECT OF THE CONSTITUENT COMPANIES OR ANY SUBSIDIARY OR LARGUS OR ANY OF THEIR RESPECTIVE ASSETS, LIABILITIES OR OPERATIONS, INCLUDING AS TO MERCHANTABILITY, SUITABILITY OR FITNESS FOR A PARTICULAR PURPOSE, OR QUALITY, WITH RESPECT TO ANY TANGIBLE ASSETS OR AS TO THE CONDITION OR WORKMANSHIP THEREOF OR THE ABSENCE OF ANY DEFECTS THEREIN, WHETHER LATENT OR PATENT (OR ANY OTHER REPRESENTATION OR WARRANTY REFERRED TO IN SECTION 2-312 OF THE UNIFORM COMMERCIAL CODE OF ANY APPLICABLE JURISDICTION), (II) WITH RESPECT TO ANY PROJECTIONS, FORECASTS, BUSINESS PLANS, ESTIMATES OR BUDGETS DELIVERED TO OR MADE AVAILABLE TO BUYER OR ANY OTHER PERSON, OR (III) WITH RESPECT TO ANY OTHER INFORMATION OR DOCUMENTS MADE AVAILABLE AT ANY TIME TO BUYER OR ANY OTHER PERSON, AND ANY SUCH OTHER REPRESENTATIONS OR WARRANTIES ARE HEREBY EXPRESSLY DISCLAIMED. BUYER HEREBY ACKNOWLEDGES AND AGREES THAT, EXCEPT TO THE EXTENT SPECIFICALLY SET FORTH IN ARTICLE III AND THIS ARTICLE IV, BUYER IS ACQUIRING THE ACQUIRED EQUITY SECURITIES ON AN “AS IS, WHERE IS” BASIS. THE DISCLOSURE OF ANY MATTER OR ITEM IN ANY SCHEDULE HERETO WILL NOT BE DEEMED TO CONSTITUTE AN ACKNOWLEDGMENT THAT ANY SUCH MATTER IS REQUIRED TO BE DISCLOSED.

ARTICLE V
Representations and Warranties of Buyer

Buyer hereby represents and warrants to the Constituent Companies and the Equityholders as follows:

5.1.         Organization and Power.

Buyer is a corporation duly formed, validly existing and in good standing under the Laws of Nevada and has full power and authority to execute and deliver this Agreement and the Ancillary Documents to which it is a party, to perform its obligations hereunder and thereunder and to consummate the Contemplated Transactions.

5.2.         Authorization and Enforceability.

The execution and delivery of this Agreement and the Ancillary Documents to which Buyer is a party and the performance by Buyer of the Contemplated Transactions have been duly authorized by Buyer, and no other entity proceedings on the part of Buyer (including, without limitation, any stockholder vote or approval) are necessary to authorize the execution, delivery and performance of this Agreement and the Ancillary Documents to which Buyer is a party or the consummation of the Contemplated Transactions. This Agreement is, and each of the Ancillary Documents to be executed and delivered at the Closing by Buyer will be at the Closing, duly authorized, executed and delivered by Buyer, and constitute, or as of the Closing Date will constitute, valid and legally binding agreements of Buyer enforceable in accordance with their terms, subject to bankruptcy, insolvency, reorganization and other Laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

5.3.         No Violation.

The execution and delivery by Buyer of this Agreement and the Ancillary Documents to which Buyer is a Party, consummation of the Contemplated Transactions and compliance with the terms of this Agreement and the Ancillary Documents to which Buyer is a Party will not (a) conflict with or violate any provision of the certificate of incorporation, bylaws or similar organizational documents of Buyer, or (b) assuming that all consents, approvals and authorizations contemplated by Section 5.4 have been obtained, conflict with or violate in any material respect any Law applicable to Buyer or by which their respective properties are bound or affected. Neither Buyer nor its Affiliates are subject to any Contract that would materially impair or delay Buyer’s ability to consummate the Contemplated Transactions.

5.4.         Governmental Authorizations and Consents.

No Governmental Consents are required to be obtained or made by Buyer in connection with the execution, delivery and performance, validity and enforceability of this Agreement or any Ancillary Documents to which it is, or is to be, a Party, or the consummation by Buyer of the Contemplated Transactions, except for those Governmental Consents listed in Section 4.5 of the Constituent Company Disclosure Schedule. All representations, warranties, statements or other communications, whether express or implied, made by Buyer to any Governmental Authority in connection with any Governmental Consents shall be true and correct.

5.5.         Litigation.

There is no Litigation pending or, to the Knowledge of Buyer, threatened against or involving Buyer which questions the validity of this Agreement or any of the Ancillary Documents to which it is a Party or seeks to prohibit, enjoin or otherwise challenge Buyer’s ability to consummate the Contemplated Transactions.

5.6.         Financing.

As of the date hereof, Buyer has, and as of the Closing, Buyer will have, sufficient and unrestricted cash on hand or otherwise readily available funds to pay all of its obligations hereunder, including all of the out-of-pocket costs of Buyer arising from the consummation of the Contemplated Transactions. In no event shall the receipt by, or the availability of any funds or financing to Buyer or any of its Affiliates or any other financing be a condition to Buyer’s obligation to consummate the Contemplated Transactions.

5.7.         Investment Purpose.

Buyer is acquiring the Constituent Companies solely for the purpose of investment and not with a view to, or for offer or sale in connection with, any distribution thereof other than in compliance with all applicable Laws, including United States federal securities Laws. Buyer agrees that no Equity Securities may be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of without registration under the Securities Act and any applicable state securities Laws, except pursuant to an exemption from such registration under the Securities Act and such Laws. Buyer is able to bear the economic risk of holding its investment in the Constituent Companies for an indefinite period (including total loss of its investment), and has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risk of its investment.

5.8.         No Brokers.

Neither Buyer nor or any of its representatives or Affiliates has employed or incurred any Liability to any broker, finder or agent for any brokerage fees, finder’s fees, commissions or other amounts with respect to this Agreement, the Ancillary Documents or the Contemplated Transactions, in each case which would constitute a liability of the Equityholders.

5.9.         No Inducement or Reliance; Independent Assessment.

(a)          Buyer has not been induced by and has not relied upon any representations, warranties or statements, whether express or implied, including any implied warranty of merchantability or of fitness for a particular purpose, made by the Constituent Companies, their Subsidiaries, Largus, or any of the Equityholders or their respective Affiliates, officers, directors, employees, agents or representatives that are not set forth in this Agreement and the Ancillary Documents, whether or not any such representations, warranties or statements were made in writing or orally. Buyer represents and warrants that neither the Constituent Companies, their Subsidiaries, Largus, the Equityholders nor any of their representatives or Affiliates has made any representation or warranty, express or implied, oral or written, including any implied warranty of merchantability or of fitness for a particular purpose, as to the accuracy or completeness of any information regarding the Constituent Companies or any of their Subsidiaries, Largus, any of the Equityholders or the Contemplated Transactions except for the representations and warranties of the Constituent Companies, Largus and the Equityholders expressly set forth in this Agreement and the Ancillary Documents (as modified by the Constituent Company Disclosure Schedule), and neither the Constituent Companies, nor Largus, nor any of the Equityholders, nor any of their respective Affiliates, officers, directors, employees, agents or representatives, will have or be subject to any liability to Buyer or any other Person resulting from the distribution to Buyer or its representatives, or the use by Buyer or its representatives, of any information, including publications, any confidential information memorandum or electronic data room information provided to Buyer or its representatives, or any other document or information in any form provided to Buyer or its representatives in connection with the Contemplated Transactions. Buyer acknowledges that it has inspected and conducted, to its satisfaction, its own independent review, investigation and analysis (financial and otherwise) of the Constituent Companies and/or any of their Subsidiaries and/or Largus and, in making the determination to proceed with the Contemplated Transactions, Buyer has relied on the results of its own independent review, investigation and analysis.

(b)          Except as expressly set forth in this Agreement and the Ancillary Documents, Buyer acknowledges that none of the Constituent Companies, their Subsidiaries, Largus, the Equityholders nor any of their respective representatives or Affiliates makes, will make or has made any representation or warranty, express or implied, including as to the prospects of the Constituent Companies or any of their Subsidiaries or Largus or any of their respective businesses or their profitability for Buyer, or with respect to any forecasts, projections or business plans made available to Buyer (or its Affiliates, officers, directors, employees, agents or representatives) in connection with Buyer’s review of the Constituent Companies, their Subsidiaries and Largus.

ARTICLE VI
Covenants

6.1.         Conduct of the Constituent Companies.

(a)          Except (i) to the extent required by any applicable Law or Material Contract, (ii) as otherwise expressly permitted by this Agreement, (iii) as set forth in Section 6.1(a)(iii) of the Constituent Company Disclosure Schedule, or (iv) as consented to in writing by Buyer (which consent shall not be unreasonably withheld, delayed or conditioned), during the period from the date hereof to the earlier of the Closing Date and the date this Agreement is validly terminated pursuant to Article VIII, (A) the Constituent Companies and Largus shall, and the Constituent Companies shall cause their Subsidiaries to, conduct their business and operations in the ordinary course, consistent with past practice, and to the extent consistent therewith (x) use commercially reasonable efforts to maintain their assets and properties and to preserve their current relationships with customers, employees, suppliers and others having business dealings with them such that their business will not be materially impaired, (y) maintain their books and records in the usual, regular and ordinary manner, on a basis consistent with past practice, and (z) use commercially reasonable efforts to preserve the goodwill and ongoing operations of their business and (B) the Constituent Companies and Largus shall not, and the Constituent Companies shall cause their Subsidiaries not to:

(i)          modify or amend any of the organizational documents of the Constituent Companies, any of their Subsidiaries or Largus;

(ii)         issue, or authorize the issuance of, any Equity Securities of the Constituent Companies, any of their Subsidiaries or Largus;

(iii)        enter into or amend any Material Contract or any other agreement which by its terms would require consent to the Contemplated Transactions by the other party or parties to such agreement (unless consent to the Contemplated Transactions is granted by the counterparty in writing at the time such agreement is entered into);

(iv)        enter into any Contract that purports to limit, curtail or restrict the kinds of businesses which they may conduct, or the Persons with whom they can compete, other than Contracts entered in the ordinary course of business;

(v)         acquire by merging or consolidating with, or by purchasing a substantial equity interest in or substantial portion of the assets of, any Person, corporation, limited liability company, partnership, joint venture, association or other business organization or division thereof;

(vi)        divest, sell or otherwise dispose of, or encumber any asset of the Constituent Companies, any of their Subsidiaries or Largus (including capital stock of the Constituent Companies’ Subsidiaries), other than (A) the sales of products or services in the ordinary course of business or licenses of Constituent Company Intellectual Property in connection therewith and (B) sales of assets of the Constituent Companies, any of their Subsidiaries or Largus not exceeding $500,000 in the aggregate;

(vii)       adopt a plan or agreement of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other material reorganization of the Constituent Companies, any of their Subsidiaries or Largus;

(viii)      other than in the ordinary course of business consistent with past practice, enter into or adopt or materially amend or terminate any Constituent Company Personnel Contract with a base salary or severance amount, as applicable, of more than $250,000, or any Plan, except (A) to the extent required by Law, (B) for amendments to any Plan that is a group health plan within the meaning of Section 5000(b)(1) of the Code, which are made in connection with the Constituent Companies’ annual review of any such plan in the ordinary course of business or (C) as expressly contemplated by this Agreement or the terms of any Plan;

(ix)         (A) materially increase the rate of compensation, commission, bonus, or other direct or indirect remuneration payable, or agree to pay, conditionally or otherwise, any bonus, incentive, retention, or change in control payment, to or in respect of any key employee, officer or director of the Constituent Companies, any of their Subsidiaries or Largus (excluding Covered Employees), except (1) with respect to any employee whose annual base compensation is less than $250,000 or pursuant to a broad-based increase in base salary or wages applicable to employees generally, in each case, in the ordinary course of business or (2) to the extent required by any Plan or Material Contract; or (B) increase the annual base salary of any Covered Employee;

(x)         change its material accounting policies or procedures except to the extent required to conform with GAAP;

(xi)        enter into any Material Contract, except for Material Contracts entered into in the ordinary course of business consistent with past practice;

(xii)       change its fiscal year;

(xiii)      make, change, or revoke any material Tax election, change any material Tax accounting method or practice or any Tax accounting period, settle, compromise, or agree to settle or compromise any material liability for Taxes, consent to any extension or waiver of the limitation period applicable to any material Tax, or any claim or assessment in respect of any material Tax, with any Taxing Authority, file any material Tax Return in a manner inconsistent with past practice, file any material amended Tax Return or material claim for refund of Taxes, or take or fail to take any action that would result in (A) any of the Partnership Constituent Companies being classified as an entity that is not a Partnership prior to the Closing or (B) revocation or termination prior to the Closing of the “S corporation” status of any of the S Corporation Constituent Companies; or

(xiv)      authorize, agree, resolve or consent to any of the foregoing.

(b)          Nothing contained in this Agreement shall give to Buyer, directly or indirectly, rights to control or direct the operations of the Constituent Companies, any of their Subsidiaries or Largus prior to the Closing. Prior to the Closing, the Constituent Companies and Largus shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision of its and their Subsidiaries’ operations.

(c)          Nothing contained in this Agreement shall prohibit the Constituent Companies or Largus, respectively, from declaring, setting aside or paying any cash dividends on, or making any other cash distributions in respect of, any outstanding Acquired Equity Securities prior to the Closing Date.

6.2.         Access to Information Prior to the Closing.

Subject to applicable Laws, during the period from the date hereof through the earlier of the Closing Date and the date this Agreement is validly terminated pursuant to Article VIII, the Constituent Companies, their Subsidiaries and Largus shall provide Buyer and its representatives reasonable access during regular business hours to all offices, facilities, assets, books and records of the Constituent Companies, their Subsidiaries and Largus as Buyer may reasonably request, including the right to inspect the Vessels and conduct or cause to be conducted surveys of the Vessels; provided, that (a) Buyer and its representatives shall take such action as is deemed necessary in the reasonable judgment of the Constituent Companies, their Subsidiaries or Largus to schedule such access and visits through a designated officer of the party providing access and in such a way as to avoid disrupting in any material respect the normal business of the party providing access, (b) neither the Constituent Companies nor their Subsidiaries nor Largus shall be required to take any action which would constitute a waiver of the attorney-client or other privilege or would compromise such party’s confidential information, (c) the Constituent Companies and their Subsidiaries and Largus need not supply Buyer with any information which, in the reasonable judgment of the Constituent Companies and Largus, the Constituent Companies, any of their Subsidiaries or Largus are under a contractual or legal obligation not to supply and (d) in no event shall Buyer be permitted to conduct any sampling of any environmental media, including soil, sediment, groundwater, surface water, indoor or outdoor air or building material. Prior to the Closing, Buyer shall not (and shall cause its Subsidiaries, representatives and Affiliates not to) use any information obtained pursuant to this Section 6.2 for any purpose unrelated to the Contemplated Transactions. For the avoidance of doubt, any information provided or made available in connection with such access pursuant to this Section 6.2 shall be deemed to be, and treated as, “Restricted Information” or “Confidential Information,” as applicable, in accordance with the terms and subject to the conditions of the Confidentiality Agreement.

6.3.         Efforts; Regulatory Filings.

(a)          Upon the terms and subject to the conditions set forth in this Agreement, each of the Parties shall use its commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other Parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Contemplated Transactions, including (i) the obtaining of all necessary Governmental Consents and all necessary consents, approvals or waivers from third parties and (ii) the execution and delivery of any additional instruments necessary to consummate the Contemplated Transactions and to fully carry out the purposes of this Agreement as soon as reasonably practicable. Without limiting the foregoing, none of the Parties shall take or agree to take any action that could reasonably be expected to result in any of the conditions set forth in Article VII not being satisfied or to prevent or materially delay consummation of the Contemplated Transactions.

(b)          Each of Buyer, the Constituent Companies and Largus shall (i) respond as promptly as practicable to any inquiries or requests received from the FTC, the Antitrust Division, any state attorney general or other Governmental Authority in connection with the Contemplated Transactions; (ii) not enter into any agreement with the FTC, the Antitrust Division or any other Governmental Authority which prohibits the consummation of the Contemplated Transactions, except with the prior written consent of the other Parties hereto, (iii) promptly notify the other Party of any material communication to that Party from the FTC, the Antitrust Division, any state attorney general or any other Governmental Authority in respect of any investigation, inquiry or other proceeding relating to the Contemplated Transactions and, subject to applicable Law, discuss with and permit the other Party (and its counsel) to review in advance, and consider in good faith the other Party’s reasonable comments in connection with any proposed written communication to any of the foregoing; (iv) not initiate, participate or agree to participate in any substantive meeting, telephone call, or discussion with any Governmental Authority concerning this Agreement or the Contemplated Transactions unless it consults with the other Party in advance and, to the extent permitted by such Governmental Authority, gives the other Party the opportunity to attend and participate thereat; and (vi) act in good faith and reasonably cooperate with the other Party in connection with resolving any investigation or other inquiry of any Governmental Authority with respect to this Agreement or the Contemplated Transactions.

(c)          Notwithstanding any other provision of this Section 6.3, Buyer shall not be required to proffer or consent to a governmental Order providing for the sale or other disposition, or the holding separate, of any assets, categories of assets or lines of business, of Buyer or its Affiliates (including the business and assets of the Constituent Companies). The Parties expressly acknowledge and agree that the entry by any Governmental Authority of an Order permitting the consummation of the Contemplated Transactions, but requiring any of the assets or lines of business of Buyer or any of its respective Affiliates to be held separately, sold or disposed of (including the business and assets of the Constituent Companies), shall be deemed a failure to satisfy the conditions specified in Section 7.1.

(d)          Buyer shall use its commercially reasonable efforts to take, or cause to be taken, all actions necessary to satisfy (or be waived by the RWI Insurer) by the Closing Date the RWI Conditions to Effectiveness other than conditions that, by their nature, cannot be satisfied until the Closing. Such actions shall include, as promptly as reasonably practical, furnishing the RWI Insurer (through the broker for the RWI Policy) with all such information as is reasonably requested by the RWI Insurer in connection with the RWI Insurer’s issuance of a final and fully effective RWI Policy in conjunction with the Closing. The Constituent Companies and the Equityholders shall, and shall cause their respective Subsidiaries to, provide all cooperation reasonably requested by Buyer in connection with the arrangement and obtaining of the RWI Policy. Such cooperation shall include provision to the Buyer of two complete copies of the electronic data room in a format and on media acceptable to the RWI Insurer so that Buyer can satisfy the RWI Conditions to Effectiveness related to the electronic data room and retain a copy of what was provided to the RWI Insurer. From the date of this Agreement until the earlier of either (a) the Closing or (b) the termination of this Agreement in accordance with terms hereof, Buyer shall keep the Company reasonably informed of the status of its efforts to arrange for and obtain issuance of the RWI Policy and provide to the Company copies of all executed definitive documents related to the RWI Policy. From and after the Closing, Equityholders and Equityholders’ Representative shall reasonably cooperate with Buyer to the extent necessary in connection with any claim made by Buyer under the RWI Policy. All RWI Costs will be paid one half by Buyer and one half by the Equityholders as provided in Section 2.3(b)(vi). If at any time it becomes reasonably likely that for any reason (other than as a result of failure of the Constituent Companies, Largus, or the Equityholders to perform their respective obligations hereunder) the RWI Conditions to Effectiveness would not be satisfied (or be waived by the RWI Insurer) by the Closing Date, Buyer shall use its commercially reasonable efforts to obtain, as promptly as practicable following the occurrence of such event or circumstance, a replacement representations and warranties insurance policy, including from alternate insurers (the “Alternative RWI Policy”), on terms and conditions that are substantially similar to those contained in the RWI Policy; provided, however, that such Alternative RWI Policy shall not be subject to any additional or modified conditions or other contingencies relating to the Constituent Companies, Largus or the Equityholders without the prior written consent of the Equityholders’ Representative, which consent shall not be unreasonably withheld or delayed. Buyer shall deliver to the Constituent Companies, Largus and the Equityholders’ Representative complete and correct copies of all amendments, supplements, other modifications, documents, binders or agreements pursuant to which any Alternative RWI Policy shall be issued to Buyer. (For purposes of this Agreement, as applicable, the term “RWI Policy” shall also be deemed to include any Alternative RWI Policy, the term “RWI Conditions to Effectiveness” shall also be deemed to include the corresponding conditions to the liability of the insurer under such Alternative RWI Policy and the term “RWI Costs” shall also be deemed to include the corresponding premiums, costs and expenses for such Alternative RWI Policy).

6.4.         Employee Matters.

(a)          For a period of at least twelve (12) months following the Closing Date, each individual (excluding Covered Employees and Specified Employees) who was an employee of the Constituent Companies immediately prior to, and who continues to be employed by the Constituent Companies after the Closing Date (collectively, the “Constituent Company Employees”) shall be entitled to receive: (i) an annual base salary or wage level, as applicable, that is substantially similar to or no less favorable than that provided to similarly situated employees of Buyer, (ii) bonus opportunities and other long term cash-based incentive compensation opportunities that are no less favorable in the aggregate than those provided to similarly situated employees of Buyer, and (iii) employee benefits (including severance benefit, but excluding equity-based compensation and defined benefits (whether pursuant to a qualified or non-qualified retirement plan), retiree medical benefits, and other retiree health and welfare arrangements) that are, in the aggregate, substantially similar to or no less favorable than those provided to similarly situated employees of Buyer. Nothing herein shall be deemed to be a guarantee of employment for any Constituent Company Employee, or to restrict the right of Buyer to terminate the employment of any such Constituent Company Employee following the Closing Date.

(b)          For purposes of participation of a Constituent Company Employee in a benefit plan of Buyer or its Affiliates (a “Buyer Benefit Plan”) on or following the Closing Date, Buyer shall, or shall cause its Affiliates to credit each Constituent Company Employee with all years of service for which such Constituent Company Employee was credited before the Closing Date under any comparable Plans for the purposes of eligibility to participate and service-based vesting; provided, however, that no such credit shall be provided for purpose of determining the amount or level of benefits or for purposes of vesting under any equity compensation plan of Buyer following the Closing Date; provided, further, that in no event shall any credit be given to the extent such credit would result in a duplication of benefits for the same period of service. In addition, and without limiting the generality of the foregoing, Buyer shall, or shall cause its Affiliates to, use commercially reasonable efforts to: (i) waive any limitation on health and welfare coverage of any Constituent Company Employee and his or her eligible dependents due to pre-existing conditions and/or waiting periods, active employment requirements, and requirements to show evidence of good health under the applicable health and welfare plan of Buyer or any of its Affiliates to the extent such Constituent Company Employee and his or her eligible dependents are covered under an analogous Plan, and such conditions, periods or requirements are satisfied or waived under such Plan, immediately prior to the Closing and (ii) credit each Constituent Company Employee and his or her eligible dependents with all deductible payments, co-payments and co-insurance paid by such employee and covered dependents under the applicable Plan prior to the Closing during the year in which the Closing occurs for the purpose of determining the extent to which any such employee and his or her dependents have satisfied their deductible and whether they have reached the out-of-pocket maximum requirements under any Buyer Benefit Plan for the applicable year.

(c)          Buyer shall, or shall cause its Affiliates to, credit each of the Constituent Company Employees with an amount of paid vacation and sick leave days following the Closing Date equal to the amount of vacation time and sick leave days each such Constituent Company Employee has accrued or earned but not yet used or otherwise received value in respect of as of the Closing Date under the applicable Constituent Company vacation and sick leave policies as in effect immediately prior to the Closing Date, and allow each such Constituent Company Employees to use such accrued vacation and sick leave days at such times as each would have been permitted pursuant to the aforementioned policies.

(d)          Buyer shall, and shall cause its Affiliates to, honor, in accordance with its terms, each Plan (which shall include any Severance Agreement entered into in accordance with Section 6.1(a)(viii) of the Constituent Company Disclosure Schedule) and all obligations thereunder including any rights or benefits arising as a result of the Contemplated Transactions (either alone or in combination with any other event, including termination of employment), and Buyer hereby agrees and acknowledges that the consummation of the Contemplated Transactions constitutes a “change of control” or a “change in control” or similar term, as the case may be, for all purposes under each Plan, as applicable.

(e)          Buyer and its Affiliates shall be solely responsible for any notices required to be given under, and to otherwise comply with, WARN or similar Laws or regulations of any jurisdiction relating to any plant closing or mass layoff (or similar triggering event) resulting from the Constituent Companies’ or Buyer’s actions with respect to the layoff or termination of employment of any Constituent Company Employees after the Closing Date.

(f)           Notwithstanding the foregoing, Buyer shall not be obligated to continue to employ any Constituent Company Employee for any specific period of time following the Closing Date, subject to applicable Law. Nothing in this Section 6.4 shall (i) be treated as an amendment of, or undertaking to amend, any employee benefit plan (including any Plan) or (ii) prohibit Buyer or any of its Affiliates from amending or terminating any employee benefit plan (including any Plan) following the Closing Date.

6.5.         Indemnification of Directors, Managers and Officers.

(a)          From and after the Closing Date, Buyer shall cause the Constituent Companies and Largus to fulfill and honor in all respects the obligations of the Constituent Companies and Largus to their current and former directors, managers and officers (and those of their Subsidiaries) pursuant to any indemnification provisions under (i) the certificate of incorporation, bylaws and other similar organizational documents of the Constituent Companies or Largus, as applicable, as in effect on the date of this Agreement and (ii) pursuant to any indemnity agreements between the Constituent Companies or Largus and any such Persons as in effect on the date of this Agreement and disclosed in Section 4.11(a) of the Constituent Company Disclosure Schedule (the Persons entitled to be indemnified pursuant to such provisions, and all other current and former directors, managers and officers of the Constituent Companies and Largus, being referred to collectively as the “D&O Indemnified Parties”). Subject to Section 6.5(d), from and after the Closing Date through the sixth (6th) anniversary of the Closing Date, Buyer shall cause the Constituent Companies and Largus to maintain the provisions with respect to indemnification and exculpation from liability as set forth in the certificate of incorporation, bylaws and other similar organizational documents of the Constituent Companies or Largus, as applicable, as of the date of this Agreement, which provisions shall not be amended, repealed or otherwise modified during such period in any manner that would adversely affect the rights thereunder of any D&O Indemnified Party.

(b)          Buyer and the Constituent Companies and Largus, jointly and severally agree to pay from time to time as warranted all expenses, including attorneys’ fees, that may be incurred by the D&O Indemnified Parties in enforcing the indemnity and other obligations provided for in this Section 6.5.

(c)          In the event that Buyer, the Constituent Companies, their respective Subsidiaries, Largus or any of their respective successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of Buyer and the Constituent Companies, their respective Subsidiaries, Largus or the transferee of such properties and assets shall expressly assume and be responsible for all of the obligations thereof set forth in this Section 6.5.

(d)          This Section 6.5 shall survive the Closing Date, is intended to benefit and may be enforced by the Constituent Companies, Largus and the D&O Indemnified Parties, and shall be binding on all successors and assigns of Buyer, the Constituent Companies and their respective Subsidiaries and Largus.

6.6.         Preservation of Books and Records.

For a period of six (6) years from the Closing Date or such longer time as may be required by Law:

(a)          Buyer shall not and shall cause its Affiliates not to dispose of or destroy any of the books and records of the Constituent Companies, Largus, and their respective Subsidiaries relating to periods prior to the Closing (the “Books and Records”) without first offering to turn over possession thereof to the Equityholders’ Representative by written notice to the Equityholders’ Representative at least sixty (60) days prior to the proposed date of such disposition or destruction.

(b)          Buyer shall, and shall cause its Affiliates to, (i) provide the Equityholders, the Equityholders’ Representative and their respective agents with electronic access to any portions of the Books and Records that are available in electronic format, (ii) allow the Equityholders, the Equityholders’ Representative and their respective agents access to all other Books and Records on reasonable notice and at reasonable times at Buyer’s principal place of business or at any location where any Books and Records are stored and permit the Equityholders, the Equityholders’ Representative and their respective agents, at their own expense, to make copies of such Books and Records, (iii) make available Buyer’s or its Affiliates’ personnel to assist in locating such Books and Records and (iv) make available Buyer’s or its Affiliates’ personnel whose assistance or participation is reasonably required by the Equityholders, the Equityholders’ Representative or any of their respective Affiliates or representatives in anticipation of, or preparation for, existing or future Litigation, Tax contest, audit, investigation or other matters in which the Equityholders’ Representative or any of their respective Affiliates are involved.

(c)          Subject to the limitations set forth in Section 6.6(b), Buyer shall and shall cause its Affiliates to, make available to any of the Equityholders and its Affiliates upon reasonable notice to such Equityholders and at reasonable times and upon written request (i) Buyer’s or its Affiliates’ personnel to assist such Equityholders in locating and obtaining any Books and Records, and (ii) any of Buyer’s or its Affiliates’ personnel whose assistance or participation is reasonably required by such Equityholders or any of their Affiliates in anticipation of, or preparation for, existing or future Litigation, Tax contest, audit, investigation or other matters in which such Equityholders or any of their Affiliates are involved, subject to such Equityholder reimbursing Buyer for reasonable out-of-pocket expenses incurred in performing the covenants contained in this Section 6.6.

6.7.         Public Announcements.

The initial press release regarding this Agreement and the Contemplated Transactions shall be made at such time and in such form as Buyer, the Equityholders’ Representative and the Constituent Companies agree, provided, that in the event that the Parties cannot agree, a Party shall be permitted to make any disclosure required by Law. Prior to the Closing, neither Buyer, the Equityholders’ Representative nor the Constituent Companies nor Largus (nor any of their respective Affiliates) will issue or make any subsequent press release or public statement with respect to this Agreement or the Contemplated Transactions without the prior consent of the other Party, except as may be required by Law.

6.8.         Commercially Reasonable Efforts.

Except as otherwise set forth in Section 6.3, subject to the terms and conditions set forth herein and to applicable legal requirements, each of the Parties shall cooperate and use their respective commercially reasonable efforts to take, or cause to be taken, all appropriate action, and do, or cause to be done, and assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Contemplated Transactions, including the satisfaction of the respective conditions set forth in Article VII.

6.9.         Exclusivity.

(a)          The Equityholders, the Equityholders’ Representative, the Constituent Companies and Largus will not, and will not permit any of their Affiliates or representatives to, directly or indirectly, (a) solicit, initiate, or encourage the submission of any proposal or offer from any Person relating to the acquisition of any interest in or any material portion of the assets of any of the Constituent Companies or Largus, whether by way of stock purchase, asset purchase, merger, reorganization, consolidation, share exchange or otherwise (an “Acquisition Proposal”), or (b) participate in any discussion or negotiation regarding, or furnish any information with respect to, assist or participate in, directly or indirectly, or facilitate in any other manner, any effort or attempt by any Person to do or seek to do any of the foregoing.

(b)          In addition to the other obligations under this Section 6.9, the Equityholders, the Equityholders’ Representative, the Constituent Companies and Largus shall promptly (and in any event within one (1) Business Day after receipt thereof by any such Person or its representatives), advise Buyer orally and in writing of any Acquisition Proposal, any request for information with respect to any Acquisition Proposal, or any inquiry with respect to or which could reasonably be expected to result in an Acquisition Proposal, the material terms and conditions of such request, Acquisition Proposal or inquiry, and the identity of the Person making the same.

(c)          The Equityholders, the Equityholders’ Representative, the Constituent Companies and Largus agree that the rights and remedies of non-compliance with this Section 6.9 shall include having such provision specifically enforced and it is acknowledged and agreed that any such breach or threatened breach shall cause irreparable injury to Buyer and that money damages would not provide an adequate remedy to Buyer.

6.10.       Release by Equityholders.

Effective upon the Closing, each Equityholder, for itself and its successors and assigns, hereby fully and unconditionally releases and forever discharges and holds harmless the Constituent Companies, Largus and their respective directors, officers, managers, employees, agents, Affiliates, successors and assigns from any and all claims, demands, losses, costs, expenses (including reasonable attorneys’ fees and expenses), obligations, Liabilities and/or damages of every kind and nature whatsoever, whether now existing, known or unknown, relating in any way, directly or indirectly, to the Constituent Companies, Largus this Agreement or the Contemplated Transactions, that such Equityholder in its capacity as such may now have or may hereafter claim to have against the Constituent Companies, Largus, or any such directors, officers, managers, employees, agents, Affiliates, successor or assigns; provided, however, that the foregoing release will not be effective with respect to (i) any obligations of Buyer to the Equityholders under this Agreement, including any efforts by the Equityholders to enforce their rights under this Agreement, and (ii) any rights of the Equityholders to indemnification or advancement thereof, compensation, expense reimbursement and any other rights or benefits pursuant to any existing agreements or arrangements for compensation and under any Plan and any of the Constituent Companies’ or Largus’ organizational documents including rights under organizational documents of the Constituent Companies, indemnity agreements or insurance policies entered into or pursuant to Section 6.2 herein other than (A) claims known as of the date of this Agreement for indemnification and expense reimbursement under the Constituent Companies’ organizational documents and (B) claims regarding disputes between or among the Equityholders and their Affiliates.

6.11.       Tax Matters.

(a)          Income Tax Treatment of the Purchase of the Partnership Constituent Companies. In accordance with Situation 2 of Rev. Rul. 99-6, 1999-1 C.B. 432, the Parties intend the purchase and sale of the Constituent Company LLC Interests of each of the Partnership Constituent Companies (other than Alamo Barge Lines LLC and 16530 Peninsula Blvd. LLC) contemplated in this Agreement to be treated, and agree to treat the purchase and sale of the Constituent Company LLC Interests of each of the Partnership Constituent Companies (other than Alamo Barge Lines LLC and 16530 Peninsula Blvd. LLC) contemplated in this Agreement, for U.S. federal income Tax purposes (and for all applicable foreign, state and local income Tax purposes to the extent permitted thereunder) in the following manner: (i) with respect to the Equityholders of each of the Partnership Constituent Companies (other than Alamo Barge Lines LLC and 16530 Peninsula Blvd. LLC), as if such Equityholders sold their respective partnership interests in such Partnership Constituent Company to Buyer, and (ii) with respect to Buyer, as if such Partnership Constituent Company distributed all of its assets (subject to the such Partnership Constituent Company’s liabilities) to such Equityholders in liquidation of their respective partnership interests in such Partnership Constituent Company, immediately followed by the purchase by Buyer from each of such Equityholders of the undivided interests in the assets of such Partnership Constituent Company deemed distributed to each of such Equityholders (subject to such Equityholder’s share of the such Partnership Constituent Company’s liabilities). After the Closing, as a result of the purchase and sale of the Constituent Company LLC Interests of each of the Partnership Constituent Companies (other than Alamo Barge Lines LLC and 16530 Peninsula Blvd. LLC) contemplated in this Agreement, each of the Partnership Constituent Companies (other than Alamo Barge Lines LLC and 16530 Peninsula Blvd. LLC) will be disregarded as an entity separate from Buyer for U.S. federal and applicable foreign, state and local income Tax purposes within the meaning of Treasury Regulation Section 301.7701-2(c)(2), and the Parties agree to prepare and file all Tax Returns in a manner consistent with the foregoing and further agree to not take any position inconsistent therewith.

(b)          [Intentionally Left Blank].

(c)           Allocation of the Purchase Price.

(i)           Within sixty (60) days following the date on which the Final Purchase Price Adjustment Statement is finally determined, Buyer shall prepare and provide to the Equityholders’ Representative a statement (each, an “Allocation Statement”) with respect to each of the Partnership Constituent Companies, allocating the portion of the Aggregate Cash Consideration allocated to the Equity Securities of such Partnership Constituent Company (including pursuant to Schedule 2.5(a)) and the assumed liabilities (together with other relevant amounts) of such Partnership Constituent Company (taking into account any adjustments thereof for Tax purposes pursuant to Section 2.4) among the assets of such Partnership Constituent Company in accordance with the Code and the Treasury Regulations thereunder (each such allocation, an “Allocation”).

(ii)          Buyer and the Equityholders’ Representative will act in good faith and reasonably cooperate with each other to agree on the Allocation set forth on each Allocation Statement in accordance with the requirements of the Code and the Treasury Regulations thereunder. If Buyer and the Equityholders’ Representative cannot agree on any such Allocation within thirty (30) days of the delivery of the Allocation Statement relating thereto to the Equityholders’ Representative, then any remaining disputed matters will be submitted to an independent accounting firm mutually agreed upon by Buyer and the Equityholders’ Representative for resolution. Promptly, but not later than fifteen (15) days after such matters are submitted to the independent accounting firm for resolution, such independent accounting firm will determine those matters in dispute and will render a written report as to the disputed matters and the resulting Allocation Statement, which report and resulting Allocation Statement shall be conclusive and binding on the Parties. Any Allocation determined by such independent accounting firm shall incorporate, reflect and be consistent with the requirements of the Code and the Treasury Regulations thereunder. The fees and expenses of the independent accounting firm in respect of such report shall be paid one-half by Buyer and one-half by the Equityholders.

(iii)         The Parties agree (A) to file, and to cause their respective Affiliates to file, all Tax Returns in a manner consistent with each Allocation agreed to by Buyer and the Equityholders’ Representative or, if applicable, determined pursuant to the dispute resolution procedures contained in Section 6.11(c)(ii) and not to take (and to cause their respective Affiliates not to take) any position inconsistent therewith in any Tax Return or any Tax Proceeding, unless required to do so by applicable Law or with prior written consent of the other Parties and (B) that each such Allocation shall be further revised, as necessary and in a manner consistent with such Allocation, to reflect any adjustment to the Aggregate Cash Consideration pursuant to Section 6.11(i) or otherwise that is such reflected in the Allocation.

(d)          Straddle Periods and Apportionment. Whenever it is necessary to determine the liability for Taxes of any of the Acquired Companies for a Straddle Period, the determination of such Taxes of such Acquired Company for the portion of the Straddle Period ending on, and the portion of the Straddle Period beginning the day after, the Closing Date shall be determined as follows:

(i)          In the case of any Tax of any of the Acquired Companies that is based on income, receipts, sales, revenue, production or similar items, or any other Taxes not described in Section 6.11(d)(ii), the amount of such Tax attributable to each of the Pre-Closing Tax Period and the Post-Closing Tax Period of such Straddle Period shall be determined based on an interim closing of the books as of the close of business on the Closing Date (and, for such purposes, the taxable period of each of the Partnership Constituent Companies will be deemed ended as the close of business on the Closing Date).

(ii)         In the case of any real property, personal property and ad valorem Taxes (“Property Tax”), the amount of such Property Tax attributable to each of the Pre-Closing Tax Period and the Post-Closing Tax Period of such Straddle Period shall be deemed to be the amount of such Property Tax for the entire Straddle Period, multiplied by a fraction, the numerator of which is the number of days in the relevant portion of such Straddle Period, and the denominator of which is the number of days in such Straddle Period.

(e)          Preparation of Tax Returns.

(i)          Except as otherwise provided in Section 6.11(e)(ii), and with respect to each Tax Return covering either a Straddle Period or a Pre-Closing Tax Period that is required to be filed for, by, on behalf of or with respect to any of the Acquired Companies after the Closing Date, Buyer shall prepare or cause to be prepared, at Buyer’s cost and expense, and in a manner consistent with past practice, applicable Law and this Agreement (including Schedule 2.5(a)), each such Tax Return and shall determine the portion of the Taxes shown as due on such Tax Return that is (A) allocable to a Pre-Closing Tax Period and the amount thereof, if any, for which the Equityholders are responsible under this Agreement (which amount, if any, shall be paid by the Equityholders to the Buyer prior to the due date (including any extensions thereof) for filing such Tax Return), and (B) allocable to a Post-Closing Tax Period, which determination shall be set forth in a written statement (“Statement”) prepared by Buyer. Buyer shall deliver completed drafts of each such Tax Return and the Statement related thereto (including related work papers) to the Equityholders’ Representative for his review and approval (such approval not to be unreasonably withheld, conditioned or delayed) at least thirty (30) calendar days prior to the due date (including any extensions thereof) for filing such Tax Return; provided, however, that notwithstanding the foregoing, Buyer shall not be required to make such delivery earlier than ten (10) calendar days following the close of the applicable taxable period covered by such Tax Return. Within five (5) calendar days of such delivery, the Equityholders’ Representative shall deliver to Buyer a written statement describing any objections to such Tax Return or the Statement. If Buyer and the Equityholders’ Representative are unable to resolve any such objection within the five (5) calendar day period after the delivery of such objections, such Tax Return shall be filed as prepared by Buyer, as adjusted to the extent necessary to reflect the resolution of any such objections mutually agreed to by Buyer and the Equityholders’ Representative. Any remaining objections with respect to such Tax Return or the Statement shall be submitted to an independent accounting firm mutually agreed upon by the Parties for resolution and such independent accounting firm will determine those matters in dispute and will render a written report as to the disputed matters, which report shall be conclusive and binding on the Parties. The fees and expenses of the independent accounting firm in respect of such report shall be paid one-half by Buyer and one-half by the Equityholders. If necessary to reflect such resolution, Buyer and the Equityholders’ Representative shall cause such Tax Return to be amended and filed with the appropriate Taxing Authority. With respect to each Tax Return described in this Section 6.11(e)(i) and in Section 6.11(e)(ii), Buyer and each Equityholder, as applicable, will join in the execution and filing of such Tax Return and other documentation as required by applicable Law.

(ii)         Notwithstanding anything herein to the contrary, including the foregoing provisions of Section 6.11(e)(i), after the Closing, the Equityholders’ Representative shall prepare or cause to be prepared, at the Equityholders’ cost and expense, and in a manner consistent with past practice, applicable Law and this Agreement (including Schedule 2.5(a)), all Tax Returns for income and franchise Taxes with respect to Largus and any of the Acquired Companies for all taxable periods ending on or before the Closing Date that are due after the Closing Date (including for those jurisdictions and Taxing Authorities that permit or require a short period Tax Return for income or franchise Taxes for the period ending on and including the Closing Date, and including such Tax Returns that reflect income, gain, loss, deduction, credit or any similar item to be reported on a Tax Return of any Equityholder for any taxable period ending on or before the Closing Date) (all such Tax Returns described in (A) or (B), “Pre-Closing Equityholder Tax Returns”). The Equityholders’ Representative shall provide Buyer with copies of completed drafts of each such Pre-Closing Equityholder Tax Return at least twenty-five (25) days prior to the due date (including extensions) for filing thereof, along with supporting workpapers, for Buyer’s review and comment. Within fifteen (15) days of such delivery, Buyer shall deliver to the Equityholders’ Representative a written statement describing any objections to such Pre-Closing Equityholder Tax Return. If the Equityholders’ Representative and Buyer are unable to resolve any such objection within the five (5) day period after the delivery of such objections, such Tax Return shall be filed as prepared by the Equityholders’ Representative, as adjusted to the extent necessary to reflect the resolution of any such objections mutually agreed to by the Equityholders’ Representative and Buyer and, if applicable, to conform such Tax Return in all respects with the applicable Allocation that has become final and binding pursuant to Section 6.11(c). Any remaining objections with respect to any such Pre-Closing Equityholder Tax Return that is a Higman Marine, Inc. Combined Group Tax Return or a Largus Tax Return shall be submitted to an independent accounting firm mutually agreed upon by the Parties for resolution and such independent accounting firm will determine those matters in dispute and will render a written report as to the disputed matters, which report shall be conclusive and binding on the Parties. The fees and expenses of the independent accounting firm in respect of such report shall be paid one-half by Buyer and one-half by the Equityholders. If necessary to reflect such resolution, Buyer and the Equityholders’ Representative shall cause any such Higman Marine, Inc. Combined Group Tax Return or Largus Tax Return to be amended and filed with the appropriate Taxing Authority.

(iii)        After the Closing, Buyer and its Affiliates shall not, with respect to any Acquired Company, (A) file, or cause to be filed, any restatement or amendment of, modification to or claim for refund relating to any Tax Return for any Pre-Closing Tax Period, (B) other than pursuant to a Tax Proceeding controlled by Buyer pursuant to Section 6.11(k), make or initiate any voluntary contact with any Taxing Authority with respect to any Pre-Closing Tax Period, (C) extend or waive, or cause to be extended or waived, any statute of limitations or other period for the assessment of any Tax or deficiency with respect to any Pre-Closing Tax Period, other than pursuant to a Tax Proceeding controlled by Buyer pursuant to Section 6.11(k), or (D) otherwise take any action with respect to a Pre-Closing Tax Period, other than pursuant to a Tax Proceeding controlled by Buyer pursuant to Section 6.11(k), that is reasonably likely to result in any Equityholder or any Acquired Company being liable for any Taxes, in each case, without the prior written consent of the Equityholders’ Representative, which consent may not be unreasonably withheld, conditioned or delayed.

(f)           Assistance and Cooperation. From and after the Closing Date, each of the Parties shall:

(i)          assist (and cause their respective Affiliates to assist), to the extent reasonably requested by another Party, in preparing any Tax Returns which such other Party is responsible for preparing and filing;

(ii)         cooperate as and to the extent reasonably requested by the other Party in preparing for any Tax Proceeding regarding Taxes of any of the Acquired Companies or Largus;

(iii)        make available to the other Parties and to any Taxing Authority, as reasonably requested, all relevant information, records, and documents relating to Taxes or Tax Returns of any of the Acquired Companies (including information necessary to file Tax Return extensions and make estimated Tax payments); and

(iv)        furnish the another Party, upon such other Party’s reasonable request, with copies of all correspondence received from any Taxing Authority in connection with any Tax Proceeding with respect to any Taxes imposed on any of the Acquired Companies with respect to any Pre-Closing Tax Period.

(g)         Transfer Taxes. The Parties do not anticipate that any transfer, sales, use, value added, excise, filing, recording, documentary, stamp or other similar Taxes will arise as a result of the consummation of the Contemplated Transactions (“Transfer Taxes”). Notwithstanding the foregoing, if any Transfer Taxes arise as a result of the consummation of the Contemplated Transactions, the payment of any and all such Transfer Taxes shall be borne equally by the Equityholders, on the one hand, and Buyer, on the other hand. The Parties agree to cooperate fully with each other to minimize any such liability for Transfer Taxes to the extent legally permissible, and the Parties shall cooperate in the preparation, execution and filing of all Tax Returns regarding any Transfer Taxes that become payable in connection with the Contemplated Transactions.

(h)          Termination of Tax Sharing Agreements. The Equityholders shall cause any and all Tax sharing or allocation agreements, intercompany agreements or other agreements or arrangements among any of the Acquired Companies and any other Person(s) relating to any Tax matters to be terminated with respect to each of the Acquired Companies as of the Closing Date, and from and after the Closing Date, the Acquired Companies shall not be bound thereby or have any liability thereunder for any taxable period (whether past, current or future taxable periods).

(i)           Tax Treatment of Indemnity Payments. The Parties agree to treat any indemnity payment made pursuant to this Agreement as an adjustment to the Aggregate Cash Consideration for federal, state, local and foreign income Tax purposes.

(j)           Withholding.

(i)          Buyer may deduct and withhold from any consideration deliverable pursuant to this Agreement to any Equityholder such amounts as are required to be deducted or withheld from such consideration under the Code or any provision of any Tax-related Law. To the extent such amounts are so deducted or withheld and timely remitted to the applicable Taxing Authority, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid. Buyer shall remit any such amounts to the applicable Taxing Authority in accordance with applicable Law.

(ii)         No later than ten (10) days prior to delivering any consideration described in this Section 6.11(j), Buyer shall notify the Equityholders’ Representative in writing if Buyer determines that any deduction or withholding is required under the Code or any Tax-related Law. Such written notice shall describe the basis for such deduction or withholding, and during such ten (10) day period Buyer shall provide the Equityholders’ Representative with the opportunity to provide such forms, certificates or other evidence required or necessary to, and shall cooperate with the Equityholders’ Representative to, eliminate or reduce any such deduction or withholding. Notwithstanding the foregoing, to the extent any deduction or withholding with respect to any consideration described in this Section 6.11(j) was not required prior to, and is required as a result of, an assignment by Buyer of any of its rights under this Agreement pursuant to Section 10.10, Buyer shall make (or cause to be made) such deduction or withholding and remit (or cause to be remitted) such deducted or withheld amounts to the relevant Taxing Authority, and pay to the relevant Equityholder(s) such additional amounts as necessary such that the relevant Equityholder(s) receives the same amount as it would have received had no such assignment been made (including with respect to any additional amounts payable pursuant to this sentence).

(k)          Audits.

(i)          After the Closing Date, the Equityholders’ Representative and Buyer shall each notify the other in writing within five (5) days of the commencement of any income Tax Proceeding with respect to any of the Acquired Companies for any Pre-Closing Tax Period (a “Pre-Closing Tax Matter”), provided that the failure of Buyer to give such notice within such time period will not affect the obligations of the Equityholders or the Equityholders’ Representative under this Agreement except to the extent that the Equityholders are materially prejudiced thereby. Such notice shall contain factual information describing any such Pre-Closing Tax Matter and shall include copies of any notice or other document received from any Taxing Authority with respect to such Pre-Closing Tax Matter.

(ii)         The Equityholders’ Representative shall, at the expense of the Equityholders, have the sole responsibility for, and the sole right to control the conduct of, any Pre-Closing Tax Matter relating to any of the Partnership Constituent Companies or any of the S Corporation Constituent Companies, including any disposition of any such Pre-Closing Tax Matter; provided, however, that Buyer, at its own expense, will have the right to review in advance and comment upon all material submissions made in the course of any such Pre-Closing Tax Matters. With respect to all other Tax Proceedings, Buyer shall have the sole responsibility for, and the sole right to control the conduct of, such Tax Proceeding, but, if the resolution of such Tax Proceeding is reasonably likely to affect the liabilities of any Equityholder (including under this Agreement), then the Equityholders’ Representative will have the right to review in advance and comment upon all material submissions made in the course of such Tax Proceeding, and the Equityholders’ Representative’s consent (not to be unreasonably withheld, conditioned or delayed) will be required for any settlement of such Tax Proceeding by Buyer.

(l)           Texas State Margin Tax Refunds. Upon receipt by Buyer or any of its Affiliates of any Texas margin tax refund described in Section 4.19 of the Constituent Company Disclosure Schedule, Buyer shall promptly pay over such refund to the Equityholders’ Representative, except to the extent such refund is included as a current asset in Closing Date Net Working Capital.

(m)         Survival; Exclusivity. Notwithstanding any provision of this Agreement to the contrary, each Party’s representations, warranties, covenants, agreements, rights and obligations with respect to any Tax or Tax matter covered by this Agreement shall survive the Closing and shall not terminate until sixty (60) days after the expiration of all statutes of limitations (including any and all extensions thereof) applicable to such Tax (or the assessment thereof) or Tax matter.

(n)          Conflict. In the event of a conflict between the provisions of this Section 6.11 and any other provision of this Agreement, the provisions of this Section 6.11 shall control.

6.12.       RWI Policy.

Buyer shall cause that at all times during the term of the RWI Policy such policy shall expressly provide that (a) the insurer has no subrogation rights, and will not pursue any claim against any Equityholder, its successor and assigns except for fraud; (b) the Equityholders shall be third party beneficiaries of the insurer’s promise to not pursue any claim against any Equityholder and its successor and assigns except for fraud; and (c) following the date of such RWI Policy, Buyer may not modify the limitations on subrogation against any Equityholder and its successors and assigns in the RWI Policy without such Equityholder’s express written consent.

6.13.       Certain Agreements.

(a)          At or prior to the Closing, the Equityholders and the Constituent Companies shall take all actions necessary to terminate the agreements set forth on Section 6.13 of the Constituent Companies Disclosure Schedule and all guarantees related thereto, so that such agreement and guarantee shall have no force and effect following the Closing.

(b)          At or prior to the Closing, the employees of the Constituent Companies set forth on Section 6.13(b) of the Constituent Companies Disclosure Schedule (the “Specified Employees”) shall have either retired or been terminated by the applicable Constituent Company and/or their applicable Subsidiaries.

ARTICLE VII
Conditions to Closing

7.1.         Conditions to All Parties’ Obligations.

The obligations of the Parties to consummate the Contemplated Transactions are subject to the fulfillment prior to or at the Closing of each of the following conditions (any or all of which may be waived by all of the Parties):

(a)          No Injunction. No Governmental Authority or federal or state court of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law, Order or other notice (whether temporary, preliminary or permanent), in any case which is in effect and which prevents or prohibits consummation of the Contemplated Transactions; provided, that each of the Parties shall have complied with its respective obligations under Section 6.3.

(b)          The conditions precedent to the RWI Insurer’s liability set forth as condition 7 of the RWI Policy to Buyer and/or its designee(s) shall have been fully satisfied (or expressly waived by the RWI Insurer) other than conditions that Buyer has the unilateral ability to satisfy (the Constituent Companies and the Equityholders having performed their respective obligations under Section 6.3(d)), such that the RWI Insurer has confirmed that it is prepared (subject to the satisfaction or waiver, at the Closing or post-Closing, as applicable, of conditions that by their nature cannot be satisfied until the Closing) to issue, or to recognize the full effectiveness of, the RWI Policy contemporaneously with the Closing (all of the foregoing being the “RWI Conditions to Effectiveness”). For the avoidance of doubt, items (b), (d) and (e) of the RWI Conditions to Effectiveness shall be deemed within the unilateral ability of Buyer to satisfy; item (a) of the RWI Conditions to Effectiveness shall be deemed satisfied provided that no waivers are requested or required in writing of Buyer, or any such waivers being approved in writing by the RWI Insurer; item (c) of the RWI Conditions to Effectiveness shall be deemed satisfied unless Buyer is unable to provide the “closing no claims declaration” in the form attached at Exhibit B because of an “interim breach” (as defined in the RWI Policy); and item (f) of the RWI Conditions to Effectiveness shall be deemed within the unilateral ability of Buyer to satisfy upon receipt by Buyer of the data room copies as provided therein and in Section 6.3(d).

7.2.         Conditions to the Constituent Companies’, Largus’ and the Equityholders’ Obligations.

The obligations of the Constituent Companies, Largus and the Equityholders to consummate the Contemplated Transactions are subject to the fulfillment at or prior to the Closing of each of the following conditions (any or all of which may be waived in whole or in part by the Equityholders’ Representative):

(a)          Buyer Representations and Warranties. The representations and warranties of Buyer made in Article V of this Agreement shall be true and correct as of the Closing Date (without giving effect to any “material”, or “materiality” qualification contained in such representations and warranties), as though made on such date (except for those representations and warranties which refer to facts existing at a specific date, which shall be true and correct as of such date) except where the failure of any such representations or warranties to be so true and correct would not have or reasonably be expected to have a Buyer Material Adverse Effect.

(b)          Performance. Buyer shall have performed and complied in all material respects with all agreements and covenants required by this Agreement to be so performed or complied with by Buyer at or prior to the Closing.

(c)          Officer’s Certificate. The Equityholders’ Representative shall have received an officer’s certificate signed by an authorized signatory of Buyer to the effect that the conditions set forth in Sections 7.2(a) and 7.2(b) have been satisfied.

(d)          Escrow Agreement. Buyer and the Escrow Agent shall have entered into the Escrow Agreement.

7.3.         Conditions to Buyer’s Obligations.

The obligations of Buyer to consummate the Contemplated Transactions are subject to the fulfillment at or prior to the Closing of each of the following conditions (any or all of which may be waived in whole or in part by Buyer):

(a)          Constituent Company and Largus Representations and Warranties. Other than the representations and warranties of the Constituent Companies and Largus in Section 4.1, Section 4.2, the first sentence of Section 4.3, Section 4.4 (clause (a)), Section 4.14(c), Section 4.21, Section 4.24(a), Section 4.24(b), Section 4.24(c), Section 4.24(d), Section 4.24(e) (clause (i)) and Section 4.24(i), the representations and warranties of the Constituent Companies and Largus made in Article IV of this Agreement shall be true and correct in all respects (without giving effect to any “material”, “materially” or “Constituent Company Material Adverse Effect” qualification contained therein), on and as of the date hereof and as of the Closing, as though made on such date (except for those representations and warranties which refer to facts existing at a specific date, which shall be true and correct as of such date) except where the failure of any such representations or warranties to be so true and correct would not, individually or in the aggregate, have (i) a Constituent Company Material Adverse Effect, in the case of representations and warranties made by the Constituent Companies, and (ii) a material adverse effect on Largus, in the case of representations and warranties made by Largus. The representations and warranties in Section 4.1, Section 4.2, the first sentence of Section 4.3, Section 4.4 (clause (a)), Section 4.14(c), Section 4.21, Section 4.24(a), Section 4.24(b), Section 4.24(c), Section 4.24(d), Section 4.24(e) (clause (i)) and Section 4.24(i) shall be true and correct in all respects on and as of the date hereof and as of the Closing Date as through made on such date except for: (i) those representations and warranties which refer to facts existing at a specific date, which shall be true and correct as of such date, (ii) breaches or inaccuracies of the representations and warranties of the Constituent Companies and Largus that are de minimis.

(b)          Equityholder Representations and Warranties. Other than the representations and warranties of the Equityholders in Section 3.1, Section 3.2, Section 3.3, Section 3.4 (clause (a)) and Section 3.6, the representations and warranties of each Equityholder made in Article III of this Agreement shall be true and correct in all respects (without giving effect to any “material”, “materially” or “Constituent Company Material Adverse Effect” qualification contained therein), on and as of the date hereof and as of the Closing Date, as though made on such date (except for those representations and warranties which refer to facts existing at a specific date, which shall be true and correct as of such date) except where the failure of any such representations or warranties to be so true and correct would not, individually or in the aggregate, have an Equityholder Material Adverse Effect. The representations and warranties of the Equityholders in Section 3.1, Section 3.2, Section 3.3, Section 3.4 (clause (a)), and Section 3.6 shall be true and correct in all respects on and as of the date hereof and as of the Closing Date as though made on such date (except for those representations and warranties which refer to facts existing at a specific date, which shall be true and correct as of such date) other than de minimis inaccuracies.

(c)          Performance of Covenants by the Constituent Companies and Largus. The Constituent Companies and Largus shall have performed and complied in all material respects with all agreements and covenants required by this Agreement to be so performed or complied with by the Constituent Companies and Largus at or prior to the Closing.

(d)          Performance of Covenants by each Equityholder. Each Equityholder shall have performed and complied in all material respects with all agreements and covenants required by this Agreement to be so performed or complied with by such Equityholder at or prior to the Closing.

(e)          No Material Adverse Effect. Since the date of this Agreement, no Equityholders Material Adverse Effect or Constituent Company Material Adverse Effect shall have occurred.

(f)           Officer’s Certificates. Buyer shall have received (i) an officer’s certificate signed by a senior officer of the Constituent Companies and of Largus to the effect that the conditions set forth in Sections 7.3(a) and 7.3(c) have been satisfied and (ii) a certificate signed by each Equityholder to the effect that the conditions set forth in Sections 7.3(b) and 7.3(d), to the extent applicable to such Equityholder, have been satisfied.

(g)          Escrow Agreement. The Equityholders’ Representative and the Escrow Agent shall have entered into the Escrow Agreement.

(h)          Payoff Letters. All Payoff Letters shall have been delivered to Buyer at or prior to Closing.

ARTICLE VIII
Termination

8.1.         Termination Prior to Closing.

This Agreement may be terminated prior to the Closing as follows:

(a)          By the mutual written consent of the Equityholders’ Representative, on the one hand and Buyer, on the other hand;

(b)          By Buyer at any time prior to the Closing, if (i) the Constituent Companies, Largus or the Equityholders are in breach of the representations, warranties or covenants made by the Constituent Companies, Largus or the Equityholders in this Agreement, (ii) such breach is not cured or capable of being cured by the earlier of the day prior to the Termination Date and thirty (30) days following written notice of such breach from Buyer (to the extent such breach is curable) and (iii) such breach, if not cured, would render the conditions set forth in Sections 7.1 or 7.3 incapable of being satisfied;

(c)          By the Equityholders’ Representative at any time prior to the Closing, if (i) Buyer is in breach of the representations, warranties or covenants made by it in this Agreement, (ii) such breach is not cured or capable of being cured by the earlier of the day prior to the Termination Date and thirty (30) days following written notice of such breach from the Equityholders’ Representative (to the extent such breach is curable) and (iii) such breach, if not cured, would render the conditions set forth in Sections 7.1 or 7.2 incapable of being satisfied;

(d)          By the Equityholders’ Representative, on the one hand, or Buyer, on the other hand, if the Closing shall not have occurred by August 4, 2018 (the “Termination Date”); provided, however, that (i) the Equityholders’ Representative shall not be entitled to terminate this Agreement pursuant to this Section 8.1(d) if the Constituent Companies, Largus or any Equityholder has breached this Agreement and such breach has resulted in the failure of a condition in Sections 7.1 or 7.3 to be satisfied and (ii) Buyer shall not be entitled to terminate this Agreement pursuant to this Section 8.1(d) if Buyer has breached this Agreement and such breach has resulted in the failure of a condition in Sections 7.1 or 7.2 to be satisfied; or

(e)          By the Equityholders’ Representative, on the one hand or Buyer, on the other hand, if (i) the Contemplated Transactions shall violate any Order that shall have become final and nonappealable or (ii) there shall be a Law which makes the Contemplated Transactions illegal or otherwise prohibited; provided, however, that the Party seeking termination pursuant to this clause (e) is not then in material breach of this Agreement.

8.2.         Effect of Termination.

 In the event of the termination of this Agreement pursuant to Section 8.1, written notice thereof shall be given by the terminating Party to the other Parties and all rights, obligations and remedies of the Parties under this Agreement will terminate, except that the rights, obligations and remedies of the Parties in this Section 8.2, Section 6.7, and Article IX hereof and in the Confidentiality Agreement will survive; provided, that nothing herein shall relieve a defaulting or breaching Party from any liability or damages arising out of its willful and material breach of any provision of this Agreement. In no event shall the Constituent Companies, Largus or any Equityholder have any liability to any Equityholder as a result of any termination of this Agreement, regardless of the reason for such termination.

ARTICLE IX
Indemnification

9.1.         Survival.

The representations and warranties of the parties contained in this Agreement (including the Schedules and Exhibits attached hereto and the certificates delivered pursuant hereto) will survive the Closing until 5:00 p.m. (Central time) on the day that is eighteen (18) months following the Closing Date, provided, however, that (i) the representations and warranties set forth in Section 3.1, Section 3.2, Section 3.3, Section 3.4 (clause (a)), Section 3.6, Section 4.1, Section 4.2, the first sentence of Section 4.3, Section 4.4 (clause (a)), Section 4.7(b), Section 4.14(c), Section 4.21, Section 4.24(a), Section 4.24(b), Section 4.24(c), Section 4.24(d), Section 4.24(e) (clause (i)) and Section 4.24(i) (collectively, the “Fundamental Representations”) shall survive the execution and delivery of this Agreement indefinitely, (ii) the representations and warranties set forth in Section 4.19 (Taxes) and Section 4.24(h) (Tax Matters) (the “Tax Representations”) and in Section 4.13 and Section 4.18 shall expire sixty (60) days after the expiration of the applicable statute of limitations, including all extensions and waivers thereof. Any representation or warranty the violation of which is made the basis of a claim for indemnification pursuant to Section 9.2 will survive with respect to such claim until such claim is finally resolved if Buyer notifies the Equityholders’ Representative of such claim in reasonable detail prior to the date on which such representation or warranty would otherwise expire hereunder. Without limiting the foregoing, no claim for indemnification pursuant to Section 9.2 based on the breach or alleged breach of a representation or warranty may be asserted after the time at which such representation or warranty expires hereunder. The covenants and agreements of Buyer and of the Constituent Companies, Largus and the Equityholders made in or pursuant to this Agreement to be performed after the Closing will survive the execution and delivery of this Agreement and the consummation of the Contemplated Transactions in accordance with their terms.

9.2.         Indemnification of Buyer

. Notwithstanding any investigation by Buyer or its representatives, the Equityholders, jointly and severally, will indemnify and hold Buyer, the Constituent Companies, Largus and their respective Affiliates, managers, directors, officers, employees and agents (each a “Buyer Party”, and collectively, the “Buyer Parties”) harmless from any and all Liabilities, obligations, claims, contingencies, damages, costs and expenses, including all court costs, costs of investigation, litigation expenses and reasonable attorneys’ fees (collectively, “Losses”), that any Buyer Party actually suffers or incurs as a result of or relating to:

(a)          the breach of any representation or warranty made by an Equityholder, Largus or any Constituent Company in this Agreement;

(b)          the breach of any covenant or agreement made by an Equityholder, Largus or any Constituent Company in this Agreement;

(c)          Seller Taxes; or

(d)          Largus Taxes;

provided, however, that (1) recovery from the Indemnity Escrow Account shall be the sole and exclusive remedy of the Buyer Parties, the Constituent Companies or their respective Affiliates with respect to any claims arising out of or relating to any Losses under Section 9.2(a), and no Equityholder nor its successors and assigns shall have any liability or obligation to any Buyer Party, Constituent Company or any of their respective Affiliates with respect to any such Losses other than by payments from the Indemnity Escrow Account, (2) the Buyer Parties will not be entitled to indemnification pursuant to Section 9.2(a) unless the aggregate amount of all Losses for which the Buyer Parties are entitled to indemnification pursuant to such Section exceeds $1,170,000 (the “Deductible”), in which case the Buyer Parties will be entitled to indemnification for all such Losses in excess of the Deductible, and (3) the maximum amount for which the Equityholders will be liable to the Buyer Parties under Section 9.2(a) shall be $3,000,000 (the “Cap”); provided, further, that the Deductible and the Cap shall not apply to claims for Losses in respect of breaches (or third party allegations of breach) by an Equityholder or a Constituent Company of the Tax Representations except that, with respect to such Losses, no Buyer Party shall be permitted to seek recovery from any Equityholder unless and until the funds in the Indemnity Escrow Account have been exhausted; provided, further, that in no event will any Buyer Party be entitled to recover or make a claim for any amounts in respect of, and in no event will such “Losses” be deemed to include, any Taxes that are due to the unavailability in any taxable period (or portion thereof) beginning after the Closing Date of any net operating loss, credit or other Tax attribute that arose in a Pre-Closing Tax Period other than as a result of a breach of the representation made in Section 4.19(n).

9.3.         Indemnification of Equityholders

. Buyer will indemnify and hold the Equityholders, their respective Affiliates and their respective managers, directors, officers, employees and agents (collectively, the “Equityholder Parties”) harmless from any and all Losses that any Equityholder Party actually suffers or incurs as a result of or relating to:

(a)          the breach of any representation or warranty made by Buyer in this Agreement;

(b)          the breach of any covenant or agreement made by Buyer in this Agreement; or

(c)          Buyer Taxes;

provided, however, that (1) the Equityholder Parties will not be entitled to indemnification pursuant to Section 9.3(a) unless the aggregate amount of all Losses for which the Equityholder Parties are entitled to indemnification pursuant to such Section exceeds $1,170,000 (the “Equityholders Deductible”), in which case the Equityholder Parties will be entitled to indemnification for all such Losses, and (2) the maximum amount for which Buyer will be liable to the Equityholder Parties under Section 9.3(a) shall be $3,000,000 (the “Equityholders Cap”).

9.4.         Calculation of Losses.

(a)          For purposes of determining the amount of any Losses subject to indemnification under this Article IX, and for purposes of determining whether a breach of representation, warranty, covenant or agreement has occurred, no effect shall be given to any qualifications or limitations regarding materiality, Equityholder Material Adverse Effect or Constituent Company Material Adverse Effect or words of similar effect.

(b)          In calculating any amount hereunder in respect of Losses, Losses shall be reduced by any amounts actually recovered by the applicable Buyer Parties or Equityholder Parties (the “Indemnified Party”) under applicable insurance policies, under any indemnification or similar agreements, or from any other Person alleged to be responsible for any Losses (other than an Affiliate of such Indemnified Party), or other rights of recovery with respect to such Losses, net of any deductible or any other reasonable and necessary out-of-pocket expense incurred by the Indemnified Party in obtaining such recovery. If an Indemnified Party or its Affiliates receives any such recovery after an indemnification payment by the Indemnifying Parties (defined herein) has been made, then such Indemnified Party or its Affiliates shall promptly reimburse the Indemnifying Parties for any payment made, but not in excess of the amount received by the Indemnified Party or its Affiliates.

(c)          Notwithstanding any other provision of this Agreement, in no event shall any Indemnified Party be entitled to indemnification pursuant to this Article IX, or to make a claim for breach of any other provision of this Agreement or to any other remedy at Law or in equity, to the extent any Losses were attributable to such Indemnified Party’s own gross negligence or willful misconduct. The Indemnified Party shall take commercially reasonable steps to mitigate any Loss upon and after becoming aware of any facts, matters, failures or circumstances that would reasonably be expected to result in any Losses that are indemnifiable hereunder; provided that neither Buyer nor any of the Constituent Companies shall be required to pursue any claims against any customer or employee of Buyer of any Constituent Companies. In the event the Indemnified Party shall fail to take, or cause to be taken, commercially reasonable steps (subject to the proviso in the immediately preceding sentence), then notwithstanding anything in this Agreement to the contrary, the Indemnifying Parties shall not be required to indemnify the Indemnified Party for that portion of the Loss that could reasonably have been avoided if the Indemnified Party had taken such commercially reasonable steps.

(d)          For the avoidance of doubt, with respect to Losses resulting from covenant breaches by Equityholders, no Equityholder shall be liable for covenant breaches by any other Equityholder.

(e)          Notwithstanding anything to the contrary in this Agreement, in no event shall an Indemnifying Party be liable for any special, punitive or exemplary damages, in each case of any kind or nature (in each case other than to the extent such damages are payable pursuant to a Third Party Claim).

(f)           With respect to any Losses incurred by the Buyer Parties under this Agreement, each Equityholder’s maximum liability shall be capped by 100% of the amount of pre-Tax cash actually paid to such Equityholder in respect of such Equityholder’s Equity Securities under this Agreement.

(g)          No Indemnified Party shall have any right to indemnification or recovery for Losses under Section 9.2 or Section 9.3 to the extent such Losses would duplicate any amount or item included in the calculation or determination of the Final Purchase Price Adjustment Statement.

9.5.         Notice.

(a)          Any Indemnified Party entitled to receive indemnification under this Article IX agrees to give prompt written notice to the party or parties required to provide such indemnification (the “Indemnifying Parties”) upon the occurrence of any indemnifiable Loss or the assertion of any claim or the commencement of any action or proceeding in respect of a Loss (each, a “Claim”), but the Indemnified Party’s failure to give such notice will not affect the obligations of the Indemnifying Party under this Article IX except to the extent that the Indemnifying Party is materially prejudiced thereby. Such written notice will include a reference to the event or events forming the basis of such Loss or Claim and the amount involved, unless such amount is uncertain or contingent, in which event the Indemnified Party will give a later written notice when the amount becomes fixed.

(b)          Unless the matter comprising a Claim for which any of the Buyer Parties is the Indemnified Party is entirely RWI Excluded Matter, the Buyer shall notify the RWI Insurer and the Buyer shall initiate the claims process as and when provided in the RWI Policy, and the Buyer’s notice under Section 9.5(a), or an update thereto, shall so advise the Indemnifying Party. Any Claim for which, in whole or in part, a claim is being pursued under the RWI Policy shall be deemed a “RWI Parallel Claim,” until such time it has been determined by adjudication or agreement between the Buyer and RWI Insurer, including a determination that it is RWI Excluded Matter. During such time as an RWI Parallel Claim exists, if the amount of Losses in controversy under such Claim exceed the amount then held in the Indemnity Escrow Account (such excess amount, the “RWI Parallel Claim Excess Amount”), and such RWI Parallel Claim Excess Amount is greater than the amount then held in the Indemnity Escrow Account, then the Claim shall be stayed for purposes of this Article IX, except for that portion of an RWI Parallel Claim falling within the retention under the RWI Policy to which Sections 9.2 and 9.7 shall apply notwithstanding the stay hereunder, such that the Indemnifying Party shall pay its share of amount within the retention notwithstanding the pendency of a claim under the RWI Policy for the RWI Parallel Claim. In addition, to the extent that any portion of a Claim under this Article IX constitutes RWI Excluded Matter, the stay hereunder shall be lifted if and to the extent that the exercise of indemnification rights and procedures under this Article IX will not materially prejudice pursuit of a recovery under the RWI Policy for the RWI Parallel Claim.

9.6.         Defense of Claims.

(a)          In the case of third-party claims (a “Third Party Claim”), the Indemnifying Party may elect to assume and control the defense of any such Claim, including the employment of counsel reasonably satisfactory to the Indemnified Party and the payment of expenses related thereto, if: (i) the Indemnifying Party conducts the defense of the Third Party Claim actively and diligently; (ii) the Indemnifying Party provides the Indemnified Party with evidence reasonably acceptable to the Indemnified Party that the Indemnifying Party will have adequate financial resources to defend against the claim and fulfill its indemnification obligations hereunder; (iii) the claim involves only money damages and does not seek an injunction or other equitable relief against the Indemnified Party; (iv) the Indemnified Party has not been advised by counsel that an actual or potential conflict exists between the Indemnified Party and the Indemnifying Party in connection with the defense of the claim; (v) the claim does not relate to or otherwise arise in connection with any criminal or regulatory enforcement matter or investigations or official inquiries regarding the same, and (vi) prior to assuming the defense of any such Third Party Claim, such Indemnifying Party must first have agreed in writing to the satisfaction of the Indemnified Party that the Third-Party Claim is subject to indemnification under this Article IX. Failure of the Indemnifying Party to notify the Indemnified Party of its election to defend any such claim or action by a third party within thirty (30) days after notice thereof shall have been given by the Indemnified Party, shall be deemed a waiver of any such election.

(b)          If the Indemnifying Party is conducting the defense of the Third Party Claim in accordance with Section 9.6(a), (i) the Indemnified Party may retain separate co-counsel at its sole cost and expense and participate in the defense of the Third Party Claim, (ii) the Indemnified Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim, nor take any voluntary action prejudicial to the determination of the Third Party Claim, without the prior written consent of the Indemnifying Party and (iii) the Indemnifying Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim unless written agreement is obtained releasing the Indemnified Party subject to the Third Party Claim from all liability thereunder. If the Indemnifying Party is not conducting the defense of the Third Party Claim, the Indemnified Party may defend against such claim or litigation in such manner as it deems appropriate, but the Indemnified Party will not consent to the entry of any settlement or enter into any settlement with respect to such Third Party Claim without the prior written consent of the Indemnifying Party, such consent not to be unreasonably withheld, conditioned or delayed.

9.7.          Indemnity Escrow

. Buyer shall be entitled to all or a portion of the Indemnity Escrow Amount to the extent of any obligations of the Equityholders, Largus or the Constituent Companies under this Article IX. To the extent funds are due to Buyer, Buyer and the Equityholders’ Representative shall deliver a Joint Direction to the Escrow Agent to release such funds to Buyer. In the event there is a dispute regarding the amount of funds to be released from the Adjustment Escrow Account or the Indemnity Escrow Account, only that portion of the funds in dispute shall be held back and not released until resolution of the dispute. If any funds remain in the Indemnity Escrow Account eighteen (18) months after the Closing Date, Buyer and the Equityholders’ Representative shall deliver a Joint Direction to the Escrow Agent to release all remaining funds as instructed by the Equityholders’ Representative, other than amounts in dispute under any indemnity Claim of Buyer then still unresolved (which amounts in dispute shall be released as instructed by the Equityholders’ Representative once all such Claims are resolved).

9.8.         Exclusive Remedy

. If the Closing shall occur, from and after the Closing, in the absence of fraud, the remedies provided in this Article IX shall be the sole and exclusive remedies of the Buyer Parties with respect to this Agreement and the Contemplated Transaction except as expressly provided in this Agreement; provided, however, that the foregoing shall not prevent or prohibit any party hereto from seeking specific performance, injunctive relief or any other equitable remedy.

ARTICLE X
Miscellaneous

10.1.       Equityholders’ Representative.

(a)          Each of the Equityholders hereby constitutes and irrevocably appoints, effective from and after the date hereof, John T. McMahan as such Equityholder’s agent and attorney-in-fact (in such capacity, the “Equityholders’ Representative”), with full power of substitution to act as Equityholders’ Representative on behalf of the Equityholders to the extent and in the manner set forth in this Agreement. In the event of the resignation of the Equityholders’ Representative, a successor Equityholders’ Representative reasonably satisfactory to Buyer shall thereafter be appointed by an instrument in writing signed by Buyer, each of the Equityholders and such successor Equityholders’ Representative.

(b)          The Equityholders’ Representative is hereby authorized and empowered to act for, and on behalf of, any or all of the Equityholders (with full power of substitution in the premises) in connection with (i) the purchase price adjustment set forth in Section 2.4, (ii) the termination of this Agreement as set forth in Section 8.1 and (iii) such other matters as are reasonably necessary for the consummation of the Contemplated Transactions including, without limitation, (A) to direct or receive all payments owing to the Equityholders under this Agreement, (B) to withhold any amounts received on behalf of the Equityholders in order to satisfy any actual or potential liabilities of the Equityholders under this Agreement, (C) to make any payments on behalf of the Equityholders and collect from the Equityholders (in accordance with each Equityholder’s Applicable Portion) any amounts paid in settlement of any claims under this Agreement, (D) authorize the delivery or release to Buyer of funds held in the Adjustment Escrow Account and the Indemnity Escrow Account, (E) to terminate, amend, waive any provision of, or abandon, this Agreement or any of the Ancillary Documents, (F) to act as the representative of the Equityholders to review and authorize all claims and disputes or question the accuracy thereof, (G) to negotiate and compromise on their behalf with Buyer any claims asserted hereunder and to authorize payments to be made with respect thereto, (H) to distribute any payments to Equityholders as contemplated by this Agreement, (I) to take such further actions as are authorized in this Agreement or the Ancillary Documents, and (J) in general, do all things and perform all acts, including, without limitation, executing and delivering all agreements (including the Ancillary Documents), certificates, receipts, consents, elections, instructions and other documents contemplated by or deemed by the Equityholders’ Representative to be necessary or desirable in connection with this Agreement, the Ancillary Documents and the Contemplated Transactions. Buyer shall be entitled to rely on such appointment and to treat the Equityholders’ Representative as the duly appointed attorney-in-fact of each Equityholder. Notices given to the Equityholders’ Representative in accordance with the provisions of this Agreement shall constitute notice to the Equityholders for all purposes under this Agreement. The Equityholders’ Representative shall not have any duties or responsibilities except those expressly set forth in this Agreement, and no implied covenants, agreements, functions, duties, responsibilities, obligations or liabilities shall be read into this Agreement or shall otherwise exist against the Equityholders’ Representative.

(c)          The appointment of the Equityholders’ Representative is an agency coupled with an interest and is irrevocable and any action taken by the Equityholders’ Representative pursuant to the authority set forth in this Section 10.1 shall be effective and absolutely binding on each Equityholder notwithstanding any contrary action of or direction from such Equityholder, except for actions or omissions of the Equityholders’ Representative constituting intentional fraud. The death or incapacity, or dissolution or other termination of existence, of any Equityholder shall not terminate the authority and agency of the Equityholders’ Representative. Buyer and any other Party to an Ancillary Document in dealing with the Equityholders’ Representative may conclusively rely, without inquiry, upon any act of the Equityholders’ Representative as the act of the Equityholders.

(d)          Each Equityholder hereby releases the Equityholders’ Representative from, and each Equityholder agrees to indemnify the Equityholders’ Representative against, liability for any action taken or not taken by the Equityholders’ Representative in its capacity as such (including the expenses referred to in Section 10.1(e) hereof), except for the liability of the Equityholders’ Representative to an Equityholder for loss which such Equityholder may suffer from the willful misconduct or gross negligence of the Equityholders’ Representative in carrying out its duties hereunder or under the Ancillary Documents. The Equityholders’ Representative shall not be liable to any Equityholder or to any other Person, with respect to any action taken or omitted to be taken by the Equityholders’ Representative in its role as Equityholders’ Representative under or in connection with this Agreement or any Ancillary Document, unless such action or omission results from or arises out of intentional fraud or willful misconduct on the part of the Equityholders’ Representative, and the Equityholders’ Representative shall not be liable to any Equityholder in the event that, in the exercise of its reasonable judgment, the Equityholders’ Representative believes there will not be adequate resources available to cover potential costs and expenses to contest a claim made by Buyer against the Equityholders. Buyer acknowledges and agrees that the Equityholders’ Representative is a Party to this Agreement solely for purposes of serving as the “Equityholders’ Representative” and that no claim shall be brought by or on behalf of Buyer against the Equityholders’ Representative with respect to this Agreement, any Ancillary Document or the Contemplated Transactions (it being understood that any covenant or agreement that requires performance by the “Parties” or a “Party” at or prior to the Closing shall not be deemed to require performance by the Equityholders’ Representative unless performance by the Equityholders’ Representative is expressly provided for in such covenant or agreement).

(e)          The Equityholders’ Representative shall receive no compensation for service as such but shall receive reimbursement from, and be indemnified from, the Equityholders’ Representative Expense Amount, by the Equityholders, in accordance with each Equityholder’s Applicable Portion, for any and all expenses, charges and liabilities, including, but not limited to, reasonable attorneys’ fees (collectively, the “Equityholders’ Representative Expenses”), incurred by the Equityholders’ Representative in the performance or discharge of its duties set forth in this Section 10.1. If the amount of the Equityholders’ Representative Expense Amount is less than the Equityholders’ Representative Expenses, each Equityholder hereby agrees to pay, and shall pay, to the Equityholders’ Representative an amount equal to the product of (i) such Equityholder’s Applicable Portion, times (ii) the difference between (x) the Equityholders’ Representative Expenses and (y) the Equityholders’ Representative Expense Amount.

10.2.       Expenses.

Except as provided in Section 10.1, all fees and expenses incurred in connection with the Contemplated Transactions shall be paid by the Party incurring such expenses, whether or not the Contemplated Transactions are consummated.

10.3.       Notices.

All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made (a) as of the date delivered, if delivered personally, (b) on the date the delivering Party receives an affirmative confirmation during normal business hours (and if not, the next Business Day) from the Party or the attorney for the Party to whom notice was intended, if delivered by facsimile or e-mail, (c) three (3) Business Days after being mailed by registered or certified mail (postage prepaid, return receipt requested) or (d) one (1) Business Day after being sent by overnight courier (providing proof of delivery), to the Parties at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 10.3):

If to the Constituent Companies or Largus:

c/o Higman Marine, Inc.
1980 Post Oak Blvd., Suite 1100
Houston, Texas 77056
Attn: John T. McMahan
Fax: 713-552-0732
Email: JohnM@higman.com

With a copy (which shall not constitute notice) to:

Fried, Frank, Harris, Shriver & Jacobson LLP
One New York Plaza
New York, New York 10004
Attn: Steven Epstein, Esq.
Matthew V. Soran, Esq.
E-mail: steven.epstein@friedfrank.com
matthew.soran@friedfrank.com

If to the Equityholders’ Representative:

John T. McMahan
1980 Post Oak Blvd., Suite 1100
Houston, Texas 77056
Attn: John T. McMahan
Fax: 713-552-0732

With a copy (which shall not constitute notice) to:

Fried, Frank, Harris, Shriver & Jacobson LLP
One New York Plaza
New York, New York 10004
Attn: Steven Epstein, Esq.
Matthew V. Soran, Esq.
E-mail: steven.epstein@friedfrank.com
matthew.soran@friedfrank.com

If to Buyer:

Kirby Corporation
55 Waugh Drive, Suite 1000
Houston, TX 77007
P.O. Box 1537
Houston, TX 77251-1537
Attn: Vice President and General Counsel
Facsimile No.: (713) 435-1408
Email: Amy.Husted@kirbycorp.com

With a copy (which shall not constitute notice) to:

Norton Rose Fulbright US LLP
2200 Ross Avenue
Suite 3600
Dallas, TX 75201
Attn: Thomas G. Adler
Facsimile No.: (214) 855-8200
Email:tom.adler@nortonrosefulbright.com

10.4.       Governing Law.

This Agreement shall in all respects be governed by, and construed in accordance with, the Laws (excluding conflict of laws rules and principles) of the State of Delaware applicable to agreements made and to be performed entirely within such State, including all matters of construction, validity and performance.

10.5.       Entire Agreement.

This Agreement, together with the Exhibits and Schedules hereto, the Constituent Company Disclosure Schedule, the Ancillary Documents and the Confidentiality Agreement, constitute the entire agreement of the Parties relating to the subject matter hereof and supersede all prior contracts or agreements, whether oral or written.

10.6.       Severability.

Should any provision of this Agreement or the application thereof to any Person or circumstance be held invalid or unenforceable to any extent: (a) such provision shall be ineffective to the extent, and only to the extent, of such unenforceability or prohibition and shall be enforced to the greatest extent permitted by Law, (b) such unenforceability or prohibition in any jurisdiction shall not invalidate or render unenforceable such provision as applied (i) to other Persons or circumstances or (ii) in any other jurisdiction, and (c) such unenforceability or prohibition shall not affect or invalidate any other provision of this Agreement.

10.7.       Amendment.

Neither this Agreement nor any of the terms hereof may be terminated, amended, supplemented or modified orally, but only by an instrument in writing signed by the Constituent Companies, Largus, the Equityholders’ Representative and Buyer; provided, that the observance of any provision of this Agreement may be waived in writing by the Party that will lose the benefit of such provision as a result of such waiver.

10.8.       Effect of Waiver or Consent.

No waiver or consent, express or implied, by any Party to or of any breach or default by any Party in the performance by such Party of its obligations hereunder shall be deemed or construed to be a consent or waiver to or of any other breach or default in the performance by such Party of the same or any other obligations of such Party hereunder. No single or partial exercise of any right or power, or any abandonment or discontinuance of steps to enforce any right or power, shall preclude any other or further exercise thereof or the exercise of any other right or power. Failure on the part of a Party to complain of any act of any Party or to declare any Party in default, irrespective of how long such failure continues, shall not constitute a waiver by such Party of its rights hereunder until the applicable statute of limitation period has run.

10.9.       Parties in Interest; Limitation on Rights of Others.

The terms of this Agreement shall be binding upon, and inure to the benefit of, the Parties hereto and their respective legal representatives, successors and permitted assigns. Nothing in this Agreement, whether express or implied, shall be construed to give any Person (other than the Parties hereto and their respective legal representatives, successors and permitted assigns and as expressly provided herein) any legal or equitable right, remedy or claim under or in respect of this Agreement or any covenants, conditions or provisions contained herein, as a third party beneficiary or otherwise; provided, that from and after the Closing, the D&O Indemnified Parties shall be third party beneficiaries of the provisions of Section 6.5, with the right to pursue claims for damages and other relief (including specific performance or other equitable relief) in the event of any breach thereof.

10.10.     Assignability.

This Agreement shall not be assigned by the Constituent Companies or Largus without the prior written consent of Buyer and the Equityholders’ Representative. Prior to Closing, this Agreement shall not be assigned by Buyer without the prior written consent of the Constituent Companies, Largus and the Equityholders’ Representative; except that Buyer may assign its rights and obligations under this Agreement to an Affiliate of Buyer but such assignment shall not release Buyer from its obligations under this Agreement.

10.11.     Company Disclosure Schedule.

For the purposes of this Agreement, any matter that is disclosed in the Constituent Company Disclosure Schedule in a manner that makes its relevance to one or more other schedules reasonably apparent shall be deemed to have been included in such other schedules notwithstanding the omission of a cross reference thereto. No reference to or disclosure of any item or other matter in the Constituent Company Disclosure Schedule shall be construed as an admission or indication that such item or other matter is material (nor shall it establish a standard of materiality for any purpose whatsoever) or that such item or other matter is required to be referred to or disclosed in the Constituent Company Disclosure Schedule. The information set forth in the Constituent Company Disclosure Schedule is disclosed solely for the purposes of this Agreement, and no information set forth therein shall be deemed to be an admission by any Party hereto to any third party of any matter whatsoever, including any violation of Law or breach of any Contract. The Company Disclosure Schedule and the information and disclosures contained therein are intended only to qualify and limit the representations, warranties and covenants of the Equityholders and the Constituent Companies, contained in this Agreement. Nothing in the Constituent Company Disclosure Schedule is intended to broaden the scope of any representation or warranty contained in this Agreement or create any covenant. Matters reflected in the Constituent Company Disclosure Schedule are not necessarily limited to matters required by the Agreement to be reflected in the Constituent Company Disclosure Schedule. Such additional matters are set forth for informational purposes and do not necessarily include other matters of a similar nature.

10.12.     Jurisdiction; Court Proceedings; Waiver of Jury Trial.

Any Litigation against any Party to this Agreement arising out of or in any way relating to this Agreement shall be brought in any federal or state court located in New Castle County, in the State of Delaware, and each of the Parties hereby submits to the exclusive jurisdiction of such courts for the purpose of any such Litigation; provided, that a final judgment in any such Litigation shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. EACH PARTY IRREVOCABLY AND UNCONDITIONALLY AGREES NOT TO ASSERT (A) ANY OBJECTION WHICH IT MAY EVER HAVE TO THE LAYING OF VENUE OF ANY SUCH LITIGATION IN ANY FEDERAL OR STATE COURT LOCATED NEW CASTLE COUNTY IN THE STATE OF DELAWARE, (B) ANY CLAIM THAT ANY SUCH LITIGATION BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM AND (C) ANY CLAIM THAT SUCH COURT DOES NOT HAVE JURISDICTION WITH RESPECT TO SUCH LITIGATION. To the extent that service of process by mail is permitted by applicable Law, each Party irrevocably consents to the service of process in any such Litigation in such courts by the mailing of such process by registered or certified mail, postage prepaid, at its address for notices provided for herein. EACH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT TO A TRIAL BY JURY OF ANY ACTION ARISING UNDER THIS AGREEMENT AND AGREES THAT ANY OF THEM MAY FILE A COPY OF THIS PARAGRAPH WITH ANY COURT AS WRITTEN EVIDENCE OF THE KNOWING, VOLUNTARY AND BARGAINED-FOR AGREEMENT AMONG THE PARTIES IRREVOCABLY TO WAIVE ITS RIGHT TO TRIAL BY JURY IN ANY LITIGATION.

10.13.     No Other Duties.

The only duties and obligations of the Parties under this Agreement are as specifically set forth in this Agreement, and no other duties or obligations shall be implied in fact, law or equity, or under any principle of fiduciary obligation.

10.14.     Reliance on Counsel and Other Advisors.

Each Party has consulted such legal, financial, technical or other expert as it deems necessary or desirable before entering into this Agreement. Each Party represents and warrants that it has read, knows, understands and agrees with the terms and conditions of this Agreement.

10.15.     Remedies.

All remedies, either under this Agreement or by Law or otherwise afforded to the Parties hereunder, shall be cumulative and not alternative, and any Person having any rights under any provision of this Agreement will be entitled to enforce such rights specifically, to recover damages by reason of any breach of this Agreement and to exercise all other rights granted by Law, equity or otherwise.

10.16.     Specific Performance.

The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, the Parties agree that, in addition to any other remedies, each Party shall be entitled to enforce the terms of this Agreement by a decree of specific performance without the necessity of proving the inadequacy of money damages as a remedy. Each Party hereby waives any requirement for the securing or posting of any bond in connection with such remedy. Each Party further agrees that the only permitted objection that it may raise in response to any action for equitable relief is that it contests the existence of a breach or threatened breach of this Agreement.

10.17.     Counterparts.

This Agreement may be executed in any number of counterparts (including counterparts transmitted via facsimile or in .pdf or similar format) with the same effect as if all signatory Parties had signed the same document. All counterparts shall be construed together and shall constitute one and the same instrument.

10.18.     Further Assurance.

If at any time after the Closing any further action is necessary or desirable to fully effect the Contemplated Transactions, each of the Parties shall take such further action (including the execution and delivery of such further instruments and documents) as any other Party reasonably may request.

10.19.     Legal Representation.

It is acknowledged by the Parties that the Constituent Companies, the Equityholders (other than the Largus Seller) and the Equityholders’ Representative have retained Fried, Frank, Harris, Shriver & Jacobson LLP (“Fried Frank”) to act as its counsel in connection with the Contemplated Transactions and that Fried Frank has not acted as counsel for any other Party hereto in connection with the Contemplated Transactions and that none of the other Parties hereto has the status of a client of Fried Frank for conflict of interest or any other purposes as a result thereof. Buyer, the Constituent Companies, Largus, the Equityholders and the Equityholders’ Representative hereby agree that, in the event that a dispute arises after the Closing between Buyer, Largus, the Constituent Companies and/or the Constituent Companies’ Subsidiaries, on the one hand, and the Equityholders (other than the Largus Seller) and/or the Equityholders’ Representative, on the other hand, Fried Frank may represent the Equityholders (other than the Largus Seller) and the Equityholders’ Representative in such dispute even though the interests of the Equityholders and Equityholders’ Representative may be directly adverse to Buyer or the Constituent Companies and/or their Subsidiaries or Largus, and even though Fried Frank may have represented the Constituent Companies or their Subsidiaries in a matter substantially related to such dispute, or may be handling ongoing matters for Buyer, the Constituent Companies or any of their Subsidiaries. Buyer further agrees that, as to all communications among Fried Frank, the Constituent Companies, Largus, the Equityholders and/or the Equityholders’ Representative and/or any of their respective Subsidiaries or other Affiliates that relate in any way to the Contemplated Transactions, the attorney-client privilege and the expectation of client confidence belongs to the Equityholders (other than the Largus Seller) and the Equityholders’ Representative and may be controlled by the Equityholders (other than the Largus Seller) and the Equityholders’ Representative and shall not pass to or be claimed by Buyer, the Constituent Companies or any of their Subsidiaries or other Affiliates or Largus or any of its Affiliates. Notwithstanding the foregoing, in the event that a dispute arises between Buyer, the Constituent Companies or any of their Subsidiaries or other Affiliates or Largus or its Affiliates and a third party (other than a Party to this Agreement or any of their respective Affiliates) after the Closing, the Constituent Companies and their Subsidiaries and other Affiliates or Largus or its Affiliates may assert the attorney-client privilege to prevent disclosure of confidential communications by Fried Frank to such third party; provided, however, that the Constituent Companies and their Subsidiaries and other Affiliates or Largus and its Affiliates may not waive such privilege without the prior written consent of the Equityholders’ Representative.

(Signature Pages Follow)

IN WITNESS WHEREOF, each of the Parties hereto has caused this Agreement to be duly executed and delivered in its name and on its behalf, all as of the day and year first above written.

KIRBY CORPORATION

By:	/s/ David Grzebinski
Name:	David Grzebinski
Title:	Chief Executive Officer

[Signature Page to Securities Purchase Agreement]

CONSTITUENT COMPANIES:

HIGMAN MARINE, INC.

By:	/s/ John T. McMahan
Name:	John T. McMahan
Title:	Vice President

[Signature Page to Securities Purchase Agreement]

ALAMO BARGE LINES, LLC

By:	/s/ John T. McMahan
Name:	John T. McMahan
Title:	Vice President

[Signature Page to Securities Purchase Agreement]

16530 PENINSULA BLVD. LLC

By:	/s/ John T. McMahan
Name:	John T. McMahan
Title:	Managing Member

[Signature Page to Securities Purchase Agreement]

EMPTY BARGE LINES, INC.

By:	/s/ John T. McMahan
Name:	John T. McMahan
Title:	Vice President

[Signature Page to Securities Purchase Agreement]

EMPTY BARGE LINES II, INC.

By:	/s/ John T. McMahan
Name:	John T. McMahan
Title:	Vice President

[Signature Page to Securities Purchase Agreement]

EMPTY BARGE LINES III, INC.

By:	/s/ John T. McMahan
Name:	John T. McMahan
Title:	Vice President

[Signature Page to Securities Purchase Agreement]

EBL MARINE I LLC

By:	/s/ John T. McMahan
Name:	John T. McMahan
Title:	Manager

[Signature Page to Securities Purchase Agreement]

EBL MARINE II LLC

By:	/s/ John T. McMahan
Name:	John T. McMahan
Title:	Manager

[Signature Page to Securities Purchase Agreement]

EBL MARINE III LLC

By:	/s/ John T. McMahan
Name:	John T. McMahan
Title:	Manager

[Signature Page to Securities Purchase Agreement]

LARGUS:

LARGUS [U.S.], INC.

By:	/s/ John T. McMahan
Name:	John T. McMahan
Title:	Secretary

[Signature Page to Securities Purchase Agreement]

EQUITYHOLDERS:

/s/ John T. McMahan
John T. McMahan

[Signature Page to Securities Purchase Agreement]

/s/ George H. Thomas
George H. Thomas

[Signature Page to Securities Purchase Agreement]

/s/ Mark E. Flynn
Mark E. Flynn

[Signature Page to Securities Purchase Agreement]

/s/ Georganne Scruggs
Georganne Scruggs

[Signature Page to Securities Purchase Agreement]

/s/ Preston N. Shuford
Preston N. Shuford

[Signature Page to Securities Purchase Agreement]

/s/ Gretchen R. Carraway
Gretchen R. Carraway

[Signature Page to Securities Purchase Agreement]

/s/ Cecil K. Wattigney
Cecil K. Wattigney

[Signature Page to Securities Purchase Agreement]

TOMMY T BARGE LINES LLC

By:	/s/ Georganne Thomas Scruggs
Name:	Georganne Thomas Scruggs
Title:	Managing Member

[Signature Page to Securities Purchase Agreement]

GEORGE THOMAS GST FBO GREGORY THOMAS TRUST

By:	/s/ Gregory Thomas
Trustee

[Signature Page to Securities Purchase Agreement]

GEORGE THOMAS GST FBO GEORGANNE T SCRUGGS TRUST

By:	/s/ Georganne Thomas Scruggs
Trustee

[Signature Page to Securities Purchase Agreement]

MARINE CHARTERING ASSOCIATES, LLC

By:	/s/ John T. McMahan
Name:	John T. McMahan
Title:	Managing Member

[Signature Page to Securities Purchase Agreement]

LARGUS HOLDING AB

By:	/s/ Erik Salen
Name:	Erik Salen
Title:	Director

[Signature Page to Securities Purchase Agreement]

EQUITYHOLDERS’REPRESENTATIVE:

/s/ John T. McMahan
John T. McMahan